Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
dated as of
September 3, 2018
by and among
OCEAN RIG UDW INC.,
TRANSOCEAN LTD.,
TRANSOCEAN OCEANUS HOLDINGS LIMITED
and
TRANSOCEAN OCEANUS LIMITED

TABLE OF CONTENTS

Exhibit A – Form of Company Voting and Support Agreement
Exhibit B – Form of Parent Voting and Support Agreement
Exhibit C – Form of Plan of Merger

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this "Agreement"), is entered into as of September 3, 2018, by and among Ocean Rig UDW Inc., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the "Company"), Transocean Ltd., a Swiss corporation ("Parent"), Transocean Oceanus Holdings Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands and a wholly owned Subsidiary of Parent ("HoldCo"), and Transocean Oceanus Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands and a wholly owned Subsidiary of HoldCo ("Merger Sub").  The Company, Parent, HoldCo and Merger Sub are sometimes hereinafter referred to individually as a "Party" and collectively as the "Parties".
W I T N E S S E T H :
WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Companies Law (2018 Revision, as amended from time to time) of the Cayman Islands (the "Cayman Companies Law"), Parent and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the "Merger"), with the Company being the surviving company in the Merger and becoming a wholly owned Subsidiary of HoldCo as a result of the Merger;
WHEREAS, the board of directors of the Company (the "Company Board") has unanimously (i) determined that it is in the best interests of the Company and its shareholders, and declared it advisable, to enter into this Agreement and the Plan of Merger, (ii) approved the execution, delivery and performance of this Agreement and the Plan of Merger and the consummation of the transactions contemplated by this Agreement and thereby, including the Merger (collectively, the "Transactions"), (iii) directed that this Agreement (including the Merger) be submitted to a vote at an extraordinary general meeting of the Company's shareholders, and (iv) recommended the approval and adoption of this Agreement (including the Merger) by the Company's shareholders;
WHEREAS, the board of directors of Parent (the "Parent Board") has unanimously (i) determined that it is in the best interest of Parent and its shareholders, and declared it advisable, to enter into this Agreement and the Plan of Merger, (ii) approved the execution, delivery and performance of this Agreement and the Plan of Merger and the consummation of the Transactions, (iii) approved the submission to a vote by shareholders at an extraordinary general meeting of Parent's shareholders on the adoption of an authorized share capital of Parent, together with the related amendments to Parent's articles of association (the "Authorized Share Capital"), authorizing the Parent Board to issue, upon adoption of separate resolutions in accordance with its authority under the Authorized Share Capital, at or in connection with the completion of the Merger, up to 155,085,205 new Parent Registered Shares against the contribution in kind of shares of HoldCo newly issued in connection with the Merger (gemischte Sacheinlage/Sachübernahme Kapitalerhöhung), whereby the pre-emptive rights of Parent's existing shareholders shall be withdrawn (the "Parent Share Issuance") and (iv) through the Transaction Committee of the Parent Board, recommended the approval and adoption of the Authorized Share Capital and the related amendments to Parent's articles of association and the related proposals;

WHEREAS, the boards of directors of each of HoldCo and Merger Sub have (i) unanimously approved the execution, delivery and performance by HoldCo and Merger Sub, respectively, of this Agreement, the Plan of Merger and the consummation of the Transactions, and (ii) declared it advisable for HoldCo and Merger Sub, respectively, to enter into this Agreement and the Plan of Merger;
WHEREAS, Parent, acting in the capacity as the sole shareholder of HoldCo, has approved the execution, delivery and performance by HoldCo of this Agreement, the Plan of Merger and the consummation of the Transactions;
WHEREAS, HoldCo, acting in the capacity as the sole shareholder of Merger Sub, has approved the execution, delivery and performance by Merger Sub of this Agreement, the Plan of Merger and the consummation of the Transactions;
WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent's willingness to enter into this Agreement, certain shareholders of the Company have simultaneously herewith entered into a voting and support agreement, substantially in the form attached as Exhibit A (the "Company Voting and Support Agreement") in connection with the Merger;
WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Company's willingness to enter into this Agreement, certain shareholders of Parent have simultaneously herewith entered into a voting and support agreement, substantially in the form of Exhibit B (the "Parent Voting and Support Agreement"); and
WHEREAS, the Company, Parent, HoldCo and Merger Sub desire to make certain representations, warranties, covenants and agreements specified in this Agreement in connection with the Merger and to prescribe certain conditions to the Merger.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the Parties, intending to be legally bound, hereby agree as follows:
ARTICLE 1

 Definitions
          Section 1.01          Definitions.
          (a)          As used herein, the following terms have the following meanings:
"Acceptable Confidentiality Agreement" means a confidentiality agreement (i) in effect on the date of this Agreement, or (ii) that contains provisions that are substantially comparable in the aggregate to those contained in the Confidentiality Agreement; provided that such confidentiality agreement, if entered into after the date of this Agreement, shall not restrict the Company or its Representatives from complying with its obligations under this Agreement (including the disclosure obligations under Section 6.04).

"Acquisition Proposal" means, other than the Transactions, any offer, proposal or inquiry relating to, or any Third Party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 15% or more of the fair market value of the consolidated assets of the Company and its Subsidiaries or 15% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the fair market value of the consolidated assets of the Company, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party's beneficially owning 15% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the fair market value of the consolidated assets of the Company or (iii) a merger, consolidation, share exchange, scheme of arrangement, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the fair market value of the consolidated assets of the Company.
"Affiliate" means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.
"Antitrust Action" means (i) any divestiture, license, hold separate (including by trust or otherwise) of any businesses or assets of any Party or its respective Affiliates, or (ii) any other commitment of any Party or any of its respective Affiliates to take any action that limits any freedom of action with respect to such Party or its Affiliates' ability to retain, operate, manage, govern or influence any of their respective businesses or assets, in order to be permitted by any Governmental Authority to consummate the Transactions; in each case pursuant to any requirement, condition, limitation, understanding, agreement or order of a Governmental Authority.
"Applicable Law" means, with respect to any Person, any federal, state, local or other domestic or foreign law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, writ, order, injunction, judgment, decree, ruling, any industry or consensus standard imposed as having the force of law, or other similar legal requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person.
"Business Day" means a day, other than (i) Saturday, Sunday or other day on which commercial banks in New York, New York, Switzerland or Greece are authorized or required by Applicable Law to close or (ii) a day on which the Registrar of Companies of the Cayman Islands is not open to accept filings.
"Chosen Courts" means any New York federal court sitting in the Borough of Manhattan of The City of New York; provided, however, that if such federal court does not have jurisdiction, then any New York state court sitting in the Borough of Manhattan of The City of New York.
"Circumstance" means any event, change, occurrence, condition, development, state of facts or circumstance.

"Code" means the Internal Revenue Code of 1986.
"Company Balance Sheet" means the unaudited consolidated balance sheet of the Company as of June 30, 2018 and the footnotes thereto set forth in the Company's report on Form 6-K dated as of August 9, 2018.
"Company Balance Sheet Date" means June 30, 2018.
"Company Class A Common Shares" means the Class A common shares, $0.01 par value, of the Company.
"Company Class B Common Shares" means the Class B common shares, $0.01 par value, of the Company.
"Company Common Shares" means, collectively, the Company Class A Common Shares and the Company Class B Common Shares.
"Company Disclosure Letter" means the disclosure letter, dated as of the date of this Agreement, regarding this Agreement that has been provided by the Company to Parent, HoldCo and Merger Sub.
"Company Employee" means, at any specified time, a current or former employee of the Company or any of its Subsidiaries.
"Company Non-U.S. Employee Plan" means any (i) employee benefit plan, (ii) employment, severance, change in control, transaction bonus, retention or other similar agreement or plan, or (iii) other plan, agreement or arrangement providing for compensation, bonuses, equity or equity-based compensation or other forms of incentive or deferred compensation, fringe benefits, vacation or paid time off benefits perquisites, disability or sick leave benefits, supplemental unemployment benefits or post-employment, retirement benefits or superannuation, termination pay or indemnity or any similar plans, programs or agreements, in each case, (A) for the benefit of any Company Employee or current or former member of the Company Board and (B)(1) that is sponsored, maintained, administered, contributed to or entered into by the Company or any of its Subsidiaries or (2) with respect to which the Company could reasonably be expected to have any liability, other than a Company U.S. Employee Plan.
"Company Policies" means policies, practices or procedures (whether written or unwritten) maintained by the Company, its Subsidiaries or its Joint Venture Affiliates.
"Company U.S. Employee Plan" means any (i) "employee benefit plan" as defined in Section 3(3) of ERISA, (ii) employment, severance, change in control, transaction bonus, retention or other similar agreement or plan, or (iii) other plan, agreement or arrangement providing for compensation, bonuses, equity or equity-based compensation or other forms of incentive or deferred compensation, fringe benefits, vacation or paid time off benefits perquisites, disability or sick leave benefits, supplemental unemployment benefits or post-employment or retirement benefits or any similar plans, programs or agreements, in each case, (A) for the benefit of any Company Employee or current or former member of the Company Board that is located within the 50 states of the U.S. and (B)(1) that is sponsored, maintained, administered, contributed to or entered into by the Company or any of its ERISA Affiliates or (2) with respect to which the Company could reasonably be expected to have any liability other than a Company Non-U.S. Employee Plan.
"Confidentiality Agreement" means the confidentiality agreement, dated as of January 19, 2018, by and between Parent and the Company.
"Control" means, when used with respect to any specified Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.
"Credit Agreement" means the Credit Agreement, dated as of September 22, 2017, by and among the borrowers party thereto, each an Affiliate of the Company, the several banks and other financial institutions from time to time parties thereto and Deutsche Bank AG New York Branch, as administrative agent and collateral agent.
"Data Security Requirements" means (i) all Applicable Laws relating to the collection, storage, use, disclosure, retention or transfer of Personal Information, privacy or information security, including the General Data Protection Regulation (EU) 2016/679 (GDPR), or any corresponding or equivalent national laws or regulations, (ii) all Applicable Laws concerning the security of the IT Assets, (iii) all contracts to which the Company or any of its Subsidiaries is a party or is otherwise bound that relate to Personal Information or protecting the security or privacy of information, and (iv) the Company's and each of its Subsidiaries' policies and notices (e.g., posted privacy policies; notices provided in connection with the collection, storage, use, disclosure, retention or transfer of Personal Information; posted policies or notices concerning the security of the IT Assets; and internal policies and standards concerning the treatment of Personal Information or the security of the IT Assets) relating to Personal Information, privacy or the security of the IT Assets.
"Debt Financing" means any potential debt financing (including any term loan, credit facility, unsecured note or any warrant, purchase contract or other security convertible into, or exercisable or exchangeable for, equity securities which is issued in connection with the issuance of any debt security or other obligation for borrowed money) undertaken by Parent in connection with the Transactions.
"Derivative Transaction" means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.
"Drag-Along Sale" has the meaning set forth in the Company Memorandum and Articles of Association.

"Environment" means the air (including ambient or indoor air), soil, sediments, water (including surface waters, groundwater, water vapor, drinking water supply, streams, and water in drains), land (including surface, subsurface, sea bed, river bed, beaches and salt marshes, harbors and associated facilities), plant or animal life, or natural resources.
"Environmental Laws" means any Applicable Law, or any agreement with any Governmental Authority or other third party, pertaining to, regulating, relating to, or imposing liability, standards or obligations of conduct concerning (i) human health and safety, (ii) pollution or protection of human health or the Environment, including marine and estuary life, or (iii) the generation, handling, treatment, storage, disposal, transportation, manufacture, processing, distribution, use, presence, any threatened Release, or any Release of Hazardous Substances.
"Environmental Permits" means all permits, licenses, concessions, franchises, certificates, approvals, grants, registrations, exemptions, exceptions, variances, and other similar authorizations of Governmental Authorities relating to or required by an Environmental Law.
"ERISA" means the Employee Retirement Income Security Act of 1974.
"ERISA Affiliate" of any entity means any other entity that, together with the first entity, would be treated as a single employer under Section 414 of the Code.
"Exchange Act" means the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.
"Executive Officer" has the meaning specified in Form 20-F under the Exchange Act.
"Expenses" includes all expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants to and costs and overheads associated with personnel of a Party and its Representatives and Affiliates) incurred or losses (including opportunity costs) suffered by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the Transactions or the failure of the Transactions.
"Export Control Laws" means all Applicable Laws and regulations related to the regulation of imports, exports, re-exports, transfers, releases, shipments, transmissions or any other provision or receipt of goods, technology, software or services, including (i) the U.S. International Traffic in Arms Regulations administered by the U.S. State Department's Directorate of Defense Trade Controls; (ii) the Export Administration Regulations administered by the U.S. Commerce Department (including the antiboycott regulations administered by the Office of Antiboycott Compliance); (iii) nuclear export regulations administered by the U.S. Nuclear Regulatory Commission and the U.S. Department of Energy; (iv) U.S. customs regulations administered by the U.S. Customs and Border Protection; (v) the EU Dual-Use Regulation, Council Regulation (EC) No 428/2009 (and associated amendments); and (vi) all other applicable import and export controls in the countries in which a Party conducts business.
"Financing Sources" means the Persons that have entered or will enter into commitment letters or agreements with Parent or any of its Subsidiaries in connection with the Debt Financing and any joinder agreements, indentures, underwriting agreements or credit agreements (which letters, agreements and other arrangements under which the Company is a party will be conditioned on the consummation of the Transactions) entered into pursuant thereto, including the agents, arrangers, lenders and other entities that have committed to provide or arrange all or part of the Debt Financing, and their respective Affiliates.
"GAAP" means generally accepted accounting principles in the U.S., consistently applied.
"Governance Agreements" means those certain Governance Agreements, dated as of September 22, 2017, by and among the Company, each of the direct and indirect Subsidiaries of the Company and the shareholders party thereto.
"Governmental Authority" means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, arbitrator, agency or official, including any political subdivision thereof.
"Hazardous Substance" means any substance, pollutant, contaminant, material, waste, or chemical that is (i) regulated pursuant to any Environmental Law, or for which liability or standards of conduct otherwise can be imposed, (ii) defined or treated under any Environmental Law as a "pollutant," "contaminant," "hazardous constituent," "solid waste," "toxic substance," "special waste," "toxic waste," "hazardous substance," "hazardous waste," "hazardous material," (iii) asbestos or asbestos containing materials, lead, lead-based paint, polychlorinated biphenyls, petroleum or petroleum products, urea formaldehyde foam insulation, and radon gas, (iv) any uncontained chemicals, materials and products associated with subsea drilling including hydrocarbons, produced water, naturally occurring contaminants, drill muds and cements, solvents and lubricants, or (v) any residues in dry docks or floating maintenance facilities from hull and topsides maintenance including paints, paint removal materials, solvents, welding materials, and corrosion inhibition and maintenance chemicals.
"Intellectual Property" means all intellectual property rights, whether protected, created or arising under any jurisdiction throughout the world, including the following: (i) trademarks, service marks, trade names, domain names, trade dress or any other similar type of brand names, logos, corporate names, certification marks, and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application, (ii) inventions, discoveries and improvements, whether patentable or not, in any jurisdiction patents, applications for patents (including utility, divisions, continuations, continuations-in-part and provisional applications), and any renewals, reexaminations, extensions or reissues thereof, in any jurisdiction, (iii)  works of authorship, mask works and any and all copyright rights, whether registered or not and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof, (iv) computer software, databases, data compilations and data, (v) Trade Secrets, (vi) moral rights, database rights, shop rights, design rights, industrial property rights, publicity rights and privacy rights and (vii) any similar proprietary rights.
"IT Assets" means computers, computer software (including software delivered on a cloud computing or software as a service basis), firmware, middleware, operating systems, applications, servers, workstations, routers, hubs, switches, circuits, computer networks, telecommunications and data communications equipment and networks, and all other information technology infrastructure, equipment and devices for information technology operations, owned, licensed or leased by the Company or its Subsidiaries.
"knowledge" means (i) with respect to the Company, the actual knowledge of the individuals listed on Section 1.01(a) of the Company Disclosure Letter, after reasonable inquiry of their direct reports, and (ii) with respect to Parent, the actual knowledge of the individuals listed on Section 1.01(a) of the Parent Disclosure Letter, after reasonable inquiry of their direct reports.
"Lien" means, with respect to any property or asset, any mortgage, lien, pledge, hypothecation, charge, security interest, encumbrance or other similar adverse claim in respect of such property or asset.
"Management Services Agreements" means those certain Management Services Agreements listed on Section 1.01(b) of the Company Disclosure Letter.
"Manager" means TMS Offshore Services Ltd., a corporation organized under the laws of the Marshall Islands.
"Maritime Guidelines" means any rule, code of practice, convention, protocol, guideline or similar requirement or restriction concerning or relating to a Company Fleet Asset or Parent Fleet Asset imposed, published or promulgated by any relevant Governmental Authority, the International Maritime Organization, including any classification society or insurer of any Company Fleet Asset or Parent Fleet Asset.
"Material Adverse Effect" means, with respect to any Person, any Circumstance that, individually or in the aggregate, (i) has had, or would reasonably be expected to have, a materially adverse effect on the condition (financial or otherwise), business, assets, liabilities or results of operations of such Person and its Subsidiaries, taken as a whole, or (ii) would, or would reasonably be expected to, materially impair the ability of such Person or any of its Subsidiaries to consummate the Transactions timely; provided, however, that solely for purposes of the foregoing clause (i) only, none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: (A) changes in GAAP or any other accounting requirements applicable to the industry in which such Person or any of its Subsidiaries operates, (B) changes in the financial, securities, debt or financing markets or general economic or political conditions, (C) changes in the industry in which such Person or any of its Subsidiaries operates, (D) changes in Applicable Law of general applicability to companies in the industry in which such Person or any of its Subsidiaries operates, (E) acts or declarations of war or other armed hostilities, sabotage, terrorism (including cyber-terrorism or cyber-attacks), or any escalation or worsening of the foregoing, or natural disasters, (F) any change in the market price or trading volume of the stock of such Person (to the extent such stock is publicly listed) (it being agreed that the underlying cause of any such change described in this clause (F) may be considered in determining whether or not a Material Adverse Effect has occurred) and (G) any failure by such Person or any of its

Subsidiaries to meet any internal or published estimates, budgets, projections, forecasts or predictions of financial performance for any period (it being agreed that the underlying cause of any such failure described in this clause (G) may be considered in determining whether or not a Material Adverse Effect has occurred); provided that, in the case of clauses (A), (B), (C), (D) and (E), any such Circumstances may be taken into account in determining whether or not there has been a Material Adverse Effect to the extent any such Circumstance is reasonably likely to have a disproportionate adverse effect on such Person and its Subsidiaries, taken as a whole, as compared to other participants in the industry in which such Person or any of its Subsidiaries operate.
"NASDAQ" means the NASDAQ Stock Market.
"NYSE" means the New York Stock Exchange.
"Parent Balance Sheet" means the consolidated balance sheet of Parent as of June 30, 2018 and the footnotes thereto set forth in the Company's quarterly report on Form 10-Q dated as of July 31, 2018.
"Parent Balance Sheet Date" means June 30, 2018.
"Parent Bonds" means the 0.5% Exchangeable Senior Bonds due 2023 issued by Transocean Inc., an Affiliate of Parent.
"Parent Disclosure Letter" means the disclosure letter, dated as of the date of this Agreement, regarding this Agreement that has been provided by Parent to the Company.
"Parent Employee" means, at any specified time, a current or former employee of Parent or any of its Subsidiaries.
"Parent Non-U.S. Employee Plan" means any (i) employee benefit plan, (ii) employment, severance, change in control, transaction bonus, retention or other similar agreement or plan, or (iii) other plan, agreement or arrangement providing for compensation, bonuses, equity or equity-based compensation or other forms of incentive or deferred compensation, fringe benefits, vacation or paid time off benefits perquisites, disability or sick leave benefits, supplemental unemployment benefits or post-employment, retirement benefits or superannuation, termination pay or indemnity or any similar plans, programs or agreements, in each case, (A) for the benefit of any Parent Employee or current or former member of the Parent Board and (B)(1) that is sponsored, maintained, administered, contributed to or entered into by Parent or any of its Subsidiaries or (2) with respect to which Parent could reasonably be expected to have any liability, other than a Parent U.S. Employee Plan.
"Parent Policies" means policies, practices or procedures (whether written or unwritten) maintained by Parent or its Subsidiaries.
"Parent Registered Shares" means the registered shares, CHF 0.10 par value each, of Parent.
"Parent Share Price" means the average of the volume weighted averages of the per-

share trading prices of Parent Registered Shares on the NYSE (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by Parent and the Company in good faith) on each of the five consecutive Trading Days ending on the Trading Day that is two Trading Days prior to the Closing Date.
"Parent U.S. Employee Plan" means any (i) "employee benefit plan" as defined in Section 3(3) of ERISA, (ii) employment, severance, change in control, transaction bonus, retention or other similar agreement or plan, or (iii) other plan, agreement or arrangement providing for compensation, bonuses, equity or equity-based compensation or other forms of incentive or deferred compensation, fringe benefits, vacation or paid time off benefits perquisites, disability or sick leave benefits, supplemental unemployment benefits or post-employment or retirement benefits or any similar plans, programs or agreements, in each case, (A) for the benefit of any Parent Employee or current or former member of the Parent Board that is located within the 50 states of the U.S. and (B)(1) that is sponsored, maintained, administered, contributed to or entered into by Parent or any of its ERISA Affiliates or (2) with respect to which Parent could reasonably be expected to have any liability other than a Parent Non-U.S. Employee Plan.
"Permitted Lien" means (i) any Lien for Taxes or other governmental charges or assessments not yet delinquent or which are being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in the applicable financial statements in accordance with GAAP, (ii) statutory Liens, mechanics', materialmen's, carriers', workers', landlords', repairmen's, warehousemen's, construction and other similar Liens arising or incurred in the ordinary course of business consistent with past practice or with respect to liabilities that are not yet due and payable or, if due, are not delinquent or are being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in the applicable financial statements in accordance with GAAP, (iii) Liens imposed or promulgated by Applicable Law or any Governmental Authority with respect to real property, including zoning, building or similar restrictions, excluding any Liens created by or on account of the violation of any of the foregoing, (iv) utility easements, minor encroachments, rights of way, imperfections in title, charges, easements, rights of way, restrictions, declarations, covenants, conditions, defects and other Liens that do not individually or in the aggregate interfere with the present occupancy or use of the Leased Real Property or otherwise impair the business operations of the Company and its Subsidiaries, (v) matters disclosed by any existing title insurance policies or title reports which have been made available to Parent, (vi) maritime and other Liens incidental to the conduct in the ordinary course of the business of the Company and its Subsidiaries, or Parent and its Subsidiaries, or the ownership of the Company's or its Subsidiaries', or Parent's or its Subsidiaries', property and assets and arising by operation of law which secure obligations not yet due and payable, (vii) restrictions on transfer of securities under applicable securities laws, and (viii) Liens set forth on Section 1.01(c) of the Company Disclosure Letter.
"Person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.
"Personal Information" means a person's name, street address, telephone number, e-mail address, date of birth, gender, photograph, Social Security Number or tax identification number, driver's license number, passport number, credit card number, bank account information and other financial information, account numbers, account access codes and passwords or any other piece of information that allows the identification of such person, or enables access to such person's financial information, or as that term, the term "Personal Data" or any similar term is otherwise defined by Applicable Law.
"Previously Disclosed by Parent" means disclosed by Parent (i) in the Parent Disclosure Letter, or (ii) prior to the execution of this Agreement in the Parent SEC Documents; provided, however, that for the avoidance of doubt, in no event shall any disclosure contained in any part of any Parent SEC Document entitled "Risk Factors", "Forward-Looking Statements", "Cautionary Statement Regarding Forward-Looking Statements", "Special Note on Forward Looking Statements" or "Forward Looking Information" or containing a description or explanation of "Forward-Looking Statements" or any other disclosures in any Parent SEC Document that are cautionary, predictive or forward-looking in nature be deemed to be Previously Disclosed by Parent.
"Previously Disclosed by the Company" means disclosed by the Company (i) in the Company Disclosure Letter, or (ii) prior to the execution of this Agreement in the Company SEC Documents; provided, however, that for the avoidance of doubt, in no event shall any disclosure contained in any part of any Company SEC Document entitled "Risk Factors", "Forward-Looking Statements", "Cautionary Statement Regarding Forward-Looking Statements", "Special Note on Forward Looking Statements" or "Forward Looking Information" or containing a description or explanation of "Forward-Looking Statements" or any other disclosures in any Company SEC Document that are cautionary, predictive or forward-looking in nature be deemed to be Previously Disclosed by the Company.
"Proceeding" means any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative and whether formal or informal.
"Release" means any release, spill, leak, emission, deposit, pumping, pouring, emptying, discharging, injecting, escaping, leaching, disposing, dumping, dispersion or migration of Hazardous Substances into, under, above, onto or from the Environment.
"Representatives" means, with respect to any Person, such Person's directors, officers, employees, Affiliates, investment bankers, attorneys, accountants and other agents, advisors, subcontractors or representatives.
"Requisite Jurisdictions" means the jurisdictions set forth on Section 1.01 of each of the Company Disclosure Letter and the Parent Disclosure Letter.
"Restructuring Agreement" means that certain Restructuring Agreement, dated as of March 23, 2017, by and among the Company, Drillships Financing Holding Inc., Drillships Ocean Ventures Inc., Drill Rights Holdings Inc. and the initial supporting creditors party thereto.
"Sarbanes-Oxley Act" means the Sarbanes-Oxley Act of 2002.
"SEC" means the Securities and Exchange Commission.

"Securities Act" means the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder.
"Subsidiary" means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.
"Tax" means (i) any tax, duty, fee, levy, impost or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty or other additional amount with respect thereto, imposed by any Governmental Authority responsible for the imposition or collection of any such tax or other charge (a "Taxing Authority") and (ii) in the case of any Person, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group, or a party to any Tax Sharing Agreement, as a result of which liability of such Person with respect to any such amount is determined or taken into account with reference to the activities of any other Person.
"Tax Return" means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.
"Tax Sharing Agreements" means all existing agreements or arrangements (whether or not written) legally binding on a Person that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person's Tax liability.
"Third Party" means any Person, including as defined in Section 13(d) of the Exchange Act, other than Parent, HoldCo, Merger Sub or the Company, and their respective Affiliates.
"Trade Sanctions" means economic or trade sanctions administered by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, or Her Majesty's Treasury.
"Trade Secrets" means trade secrets and other confidential information, including ideas, research and development, formulas, recipes, compositions, manufacturing and productions processes and techniques, technical data designs and digital design files, drawing, specifications, schematics, business methods, prototypes, concept boards, plans, proposals, tooling and models, apparatus, devices, databases and data collections, inventions (whether or not patentable), know-how, customer and supplier lists, pricing and cost information, and business and marketing plans, that in each case derive independent economic value from not being generally known by the public and not being readily ascertainable by other Persons, and all claims and rights related to any of the foregoing.
"Trading Day" means a day on which Parent Registered Shares are traded on the NYSE.

"U.S." means the United States of America.
"Willful Breach" means a material breach that is a consequence of either (i) an act knowingly undertaken or a knowing failure to act by the breaching Party with the intent of causing a breach of this Agreement or (ii) an act knowingly undertaken or a knowing failure to act by the breaching Party that was reasonably likely to result in a breach of this Agreement (even if a breach of this Agreement was not the conscious object of such act) and which in fact does cause a breach of this Agreement.
Each of the following terms is defined in the Section set forth opposite such term:
Term	Section

Adverse Recommendation Change	Section 6.04(a)
Agreement	Preamble
Anti-Corruption Laws	Section 4.17(b)
Antitrust Laws	Section 8.01(d)
Approvals	Section 8.01(a)
Authorized Share Capital	Recitals
Bankruptcy and Equity Exception	Section 4.02(a)
Cash Consideration	Section 2.02(a)
Cayman Companies Law	Recitals
Certificate	Section 2.02(d)
Closing	Section 2.01(b)
Closing Date	Section 2.01(b)
COBRA	Section 4.20(e)
Company	Preamble
Company Auditor	Section 4.08
Company Board	Recitals
Company Board Recommendation	Section 4.02(b)
Company Employee Plan	Section 4.20(a)
Company Fleet Assets	Section 4.10(a)
Company Health Plan	Section 4.20(e)
Company Material Contract	Section 4.18
Company Memorandum and Articles of Association	Section 4.01
Company Non-U.S. Retirement Plan	Section 4.20(h)
Company Permits	Section 4.16
Company Preferred Shares	Section 4.05(a)
Company Record Date	Section 8.03(a)
Company SEC Documents	Section 4.07(a)
Company Securities	Section 4.05(b)
Company Shareholder Approval	Section 4.02(a)
Company Shareholder Meeting	Section 8.03(a)
Company Subsidiary Securities	Section 4.06(b)
Company Termination Fee	Section 10.03(a)
Company Voting and Support Agreement	Recitals
D&O Insurance	Section 7.05(c)

Delivery Deadline	Section 6.05(a)(i)
Dissenting Shares	Section 2.04
Effective Time	Section 2.01(c)
End Date	Section 10.01(b)(i)
Exchange Agent	Section 2.03(a)
Exchange Fund	Section 2.03(a)
FCPA	Section 4.17(b)
Finance Related Party	Section 11.15(a)
Finder	Section 4.29
HCERA	Section 4.20(e)
Healthcare Reform Laws	Section 4.20(e)
HoldCo	Preamble
Indemnified Party	Section 6.05(c)
Indemnified Person	Section 7.05(a)
Insurance Policies	Section 4.25
internal controls	Section 4.07(h)
Joint Proxy Statement/Prospectus	Section 8.02(a)
Joint Venture Affiliate	Section 4.06(c)
Joint Venture Agreement	Section 4.06(c)
Labor Contract	Section 4.21(b)
Labor Laws	Section 4.21(a)
Labor Union	Section 4.21(b)
Leased Real Property	Section 4.23(b)
Letter of Transmittal	Section 2.03(a)
Mailing Date	Section 8.03(b)
Merger Consideration	Section 2.02(a)
Merger Sub	Preamble
OFAC	Section 4.17(c)
Parent	Preamble
Parent Board	Recitals
Parent Employee Plan	Section 5.12(a)
Parent Fleet Assets	Section 5.09(a)
Parent Health Plan	Section 5.12(e)
Parent Record Date	Section 8.03(b)
Parent Retirement Plan	Section 5.12(h)
Parent SEC Documents	Section 5.07(a)
Parent Securities	Section 5.05(b)
Parent Share Issuance	Recitals
Parent Shareholder Approval	Section 5.02(a)
Parent Shareholder Meeting	Section 8.03(b)
Parent Subsidiary Securities	Section 5.06(b)
Parent Termination Fee	Section 10.03(g)
Parent Voting and Support Agreement	Recitals
Parties	Preamble
Party	Preamble
Plan of Merger	Section 2.01(c)

PPACA	Section 4.20(e)
Process Agent	Section 11.08(b)
Real Property Leases	Section 4.23(b)
Registered Intellectual Property Rights	Section 4.22(a)
Registration Statement	Section 8.02(a)
Regulatory Impediment	Section 10.01(b)(ii)
Related Party	Section 4.26
Required Financial Information	Section 6.05(a)(i)
SFTA Tax Ruling	Section 8.12(a)
Share Consideration	Section 2.02(a)
Specified Litigation	Section 6.01(q)
Superior Proposal	Section 6.04(e)
Surviving Company	Section 2.01(a)
Tail Cap	Section 7.05(c)
Takeover Statute	Section 4.27
Transaction Litigation	Section 8.08
Transactions	Recitals
Uncertificated Shares	Section 2.02(d)

          Section 1.02          Other Definitional and Interpretative Provisions.  The following rules of interpretation shall apply to this Agreement: (i) the words "hereof", "hereby", "herein" and "hereunder" and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) the table of contents and captions in this Agreement are included for convenience of reference only and shall be ignored in the construction or interpretation hereof; (iii) references to Articles, Sections and Exhibits are to Articles, Sections and Exhibits of this Agreement unless otherwise specified; (iv) all Exhibits and schedules annexed to this Agreement or referred to in this Agreement, including the Company Disclosure Letter and the Parent Disclosure Letter, are incorporated in and made a part of this Agreement as if set forth in full in this Agreement; (v) any capitalized term used in any Exhibit, the Company Disclosure Letter or the Parent Disclosure Letter but not otherwise defined therein shall have the meaning set forth in this Agreement; (vi) any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, and references to any gender shall include all genders; (vii) whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation", whether or not they are in fact followed by those words or words of like import; (viii) "writing", "written" and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (ix) references to any Applicable Law shall be deemed to refer to such Applicable Law as amended from time to time and to any rules or regulations promulgated thereunder; (x) references to any contract are to that contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any contract listed on any Schedule, all such amendments, modifications or supplements (other than such amendments, modifications or supplements that are immaterial) must also be listed in the appropriate Schedule; (xi) references to any Person include the predecessors, successors and permitted assigns of that Person; (xii) references "from" or "through" any date mean, unless otherwise specified, "from and including" or "through and including", respectively; (xiii) references to (A) "dollars" and "$"

mean U.S. dollars and (B) "CHF" mean Swiss Francs; (xiv) the term "made available" and words of similar import mean that the relevant documents, instruments or materials were posted and made available (and not removed) on the Project Atlas due diligence data site maintained by the Company with Donnelley Financial Solutions Venue in connection with the Transactions, in each case, prior to the date hereof or filed or furnished to the SEC prior to the date hereof; (xv) the word "extent" in the phrase "to the extent" shall mean the degree to which a subject or other theory extends and such phrase shall not mean "if"; and (xvi) the Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.
ARTICLE 2

 The Merger
          Section 2.01          The Merger.
          (a)          At the Effective Time, Merger Sub shall be merged with and into the Company upon the terms and subject to the conditions of this Agreement and in accordance with the Cayman Companies Law.  As a result of the Merger, the separate existence of Merger Sub shall cease and the Company will continue as the surviving company of the Merger (the "Surviving Company") under the laws of the Cayman Islands as a wholly owned Subsidiary of HoldCo.
          (b)          Subject to the provisions of Article 9, the closing of the Merger (the "Closing") shall take place remotely via electronic exchange of documents, as soon as possible after, but in any event no later than four Business Days after, the date the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible under Applicable Law, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible under Applicable Law, waived by the Party or Parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree in writing.  The date upon which the Closing occurs is referred to herein as the "Closing Date".  At and in anticipation of the Closing, the Parties shall cooperate to effectuate the transactions set forth on Section 2.01(b) of each of the Company Disclosure Letter and the Parent Disclosure Letter consistent with the timeframe set forth on Section 2.01(b) of each of the Company Disclosure Letter and the Parent Disclosure Letter.
          (c)          On the Closing Date (or as otherwise set forth on Section 2.01(b) of each of the Company Disclosure Letter and the Parent Disclosure Letter), the Company and Merger Sub shall execute a plan of merger (the "Plan of Merger") substantially in the form of Exhibit B and the Parties shall file the Plan of Merger and other documents required under the Cayman Companies Law to effect the Merger with the Registrar of Companies of the Cayman Islands.  The Merger shall become effective at such time (the "Effective Time") as may be agreed to by the Parties and subject to such conditions as specified in the Plan of Merger, consistent with the transactions and timeframe set forth on Section 2.01(b) of each of the Company Disclosure Letter and the Parent Disclosure Letter.

(d)          From and after the Effective Time, the Surviving Company shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Sub, all as provided under the Cayman Companies Law.
          Section 2.02          Conversion of Shares.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, HoldCo, Merger Sub, the Company or the holders of any Company Common Shares or any shares of Parent, HoldCo or Merger Sub:
          (a)          Except as otherwise provided in Section 2.02(b) or Section 2.04, each Company Common Share issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive from the Exchange Agent (who shall act on behalf of the holders of Company Common Shares entitled to the Merger Consideration), after the consummation of the transactions set forth on Section 2.01(b) of each of the Company Disclosure Letter and the Parent Disclosure Letter, (i) 1.6128 newly issued fully paid and non-assessable Parent Registered Shares (the "Share Consideration") and (ii) $12.75 in cash, without interest (the "Cash Consideration" and together with the Share Consideration, the "Merger Consideration").
          (b)          Each Company Common Share held by the Company as treasury shares or owned by Parent, HoldCo, Merger Sub or any of their respective Subsidiaries immediately prior to the Effective Time shall be canceled and shall cease to exist, and no payment shall be made with respect thereto.
(c)          Each common share of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one common share of the Surviving Company with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of the Surviving Company.
          (d)          All of the Company Common Shares converted into the right to receive the Merger Consideration pursuant to this Article 2 shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist as of the Effective Time and, subject to Section 2.03, (i) each certificate previously representing any such Company Common Shares (each a "Certificate") and (ii) each uncertificated Company Common Share represented in book entry, including through Cede & Co., the nominee of the Depository Trust Company (collectively, the "Uncertificated Shares"), that immediately prior to the Effective Time was registered to a holder on the shareholder register of the Company shall thereafter represent only the right to receive (A) the Merger Consideration and (B) with respect to the Share Consideration, the right to receive (1) any dividends or other distributions pursuant to Section 2.03(g) and (2) any cash in lieu of any fractional Parent Registered Shares pursuant to Section 2.06, in each case to be issued or paid in accordance with Section 2.03, without interest.
          Section 2.03          Exchange and Payment.
          (a)          Prior to the Effective Time, Parent and the Company shall appoint a Person authorized to act as exchange agent in connection with the Transactions, which Person shall be selected by Parent and the Company (the "Exchange Agent") and shall act on behalf of the holders of Company Common Shares entitled to the Merger Consideration, and enter into an exchange agent agreement with the Exchange Agent reasonably acceptable to Parent and the Company for the purpose of (i) exchanging Certificates or Uncertificated Shares for the Merger Consideration payable in respect of the Company Common Shares and (ii) effecting the contribution in kind of newly issued shares of HoldCo to Parent against the issuance of new Parent Registered Shares, as contemplated by Section 2.01(b) of each of the Company Disclosure Letter and the Parent Disclosure Letter.  As of the Effective Time, or as otherwise contemplated by Section 2.01(b) of each of the Company Disclosure Letter and the Parent Disclosure Letter, Parent shall deposit with the Exchange Agent, for the benefit of the holders of Company Common Shares, as consideration for the deliveries by the Exchange Agent pursuant to Section 2.01(b) of each of the Company Disclosure Letter and the Parent Disclosure Letter, and for exchange in accordance with this Section 2.03 through the Exchange Agent, (A) Parent Registered Shares issued pursuant to Section 2.02(a), (B) cash sufficient to pay the aggregate Cash Consideration payable pursuant to Section 2.02(a) and (C) the cash to be paid in lieu of fractional shares.  Parent agrees to promptly deposit with the Exchange Agent from time to time any additional cash or Parent Registered Shares required to pay any dividends or other distributions to which such holders are entitled pursuant to Section 2.03(g).  All Parent Registered Shares and cash deposited with the Exchange Agent pursuant to this Section 2.03 shall be referred to as the "Exchange Fund".
          (b)          As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail or otherwise deliver to each holder of Company Common Shares who has the right to receive the Merger Consideration hereunder: (i) a letter of transmittal (the "Letter of Transmittal"), which shall specify that, in respect of any Certificate, risk of loss and title shall pass only upon receipt thereof (or of an affidavit of loss in lieu thereof) by the Exchange Agent or, in the case of Uncertificated Shares, upon adherence to the procedures set forth in the Letter of Transmittal, and shall be in such form and have such other customary provisions as Parent and the Company may reasonably specify, (ii) any notice required pursuant to the Cayman Companies Law, and (iii) instructions for use in effecting the surrender of the Certificates held by any holder of Company Common Shares represented by Certificates.  In the event a holder of Company Common Shares does not deliver to the Exchange Agent a duly executed and completed Letter of Transmittal and does not deliver the Certificate(s) (or an affidavit of loss in lieu thereof), where applicable, such Person shall not be entitled to receive the Merger Consideration relating to such Certificate or Uncertificated Share unless and until such Person delivers a duly executed and completed Letter of Transmittal and Certificate(s) (or an affidavit loss in lieu thereof), as applicable, to the Exchange Agent.  Each Certificate or Uncertificated Share shall at any time after the Effective Time represent only the right to receive, upon compliance with these requirements, the Merger Consideration pursuant to Section 2.02 and this Section 2.03.  The delivery of a duly completed and validly executed Letter of Transmittal is a condition to each holder of Company Common Shares receiving any portion of the Merger Consideration.
(c)          Upon the Exchange Agent's receipt of a duly executed and completed Letter of Transmittal and the surrender of the Certificates (or an affidavit loss in lieu thereof), as applicable, the Exchange Agent shall deliver, in accordance with Section 2.02(a), to such holder of Company Common Shares (i) the Merger Consideration and (ii) cash in lieu of any fractional Parent Registered Shares and any dividends and distributions with respect to the Share

Consideration as contemplated in Section 2.06 or Section 2.03(g) for each Company Common Share.  The Parent Registered Shares constituting part of such Merger Consideration shall be in uncertificated book entry form.  Following the Effective Time, each Certificate or Uncertificated Share shall represent only the right to receive the Merger Consideration.  Parent, the Company and the Exchange Agent may agree on transfer procedures in addition to or different from the procedures set forth above in order to effect the exchange and payment contemplated in this Section 2.03.
(d)          If any portion of the Merger Consideration (or cash in lieu of any fractional Parent Registered Shares or any dividends and distributions with respect to the Share Consideration as contemplated by Section 2.06 or Section 2.03(g)) is to be paid to a Person other than the Person in whose name the Company Common Share is registered, it shall be a condition to such payment that (i)  all documents reasonably requested by the Exchange Agent shall be provided, and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.
(e)          The Merger Consideration paid in accordance with the terms of this Article 2 upon conversion of any Company Common Shares shall be deemed to have been delivered and paid in full satisfaction of all rights pertaining to such Company Common Shares.  From and after the Effective Time, subject to the Cayman Companies Law in the case of Dissenting Shares, all holders of Company Common Shares shall cease to have any rights as shareholders of the Company other than the right to receive the Merger Consideration (and cash in lieu of any fractional Parent Registered Shares or any dividends and distributions with respect to the Share Consideration as contemplated by Section 2.06 or Section 2.03(g)) into which the shares represented by such Certificates or Uncertificated Shares have been converted pursuant to this Agreement.  After the Effective Time, there shall be no further registration or transfers of Company Common Shares.
          (f)          Any portion of the Exchange Fund that remains unclaimed by the former holders of Company Common Shares as of the one year anniversary of the Effective Time shall be returned to Parent.  Any former shareholders of the Company who have not theretofore complied with this Article 2 or the Letter of Transmittal and instructions shall thereafter look only to Parent (subject to abandoned property, escheat or other similar Applicable Laws), as general creditors thereof, for payment of the Merger Consideration in respect of each Company Common Share as such shareholder held prior to the Effective Time as determined pursuant to this Agreement, in each case, without any interest thereon.  Notwithstanding the foregoing and anything to the contrary, none of Parent, HoldCo, Merger Sub, the Company, the Surviving Company, the Exchange Agent or any other Person shall be liable to any former holder of Company Common Shares for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.  Notwithstanding anything to the contrary, any portion of the Merger Consideration to be paid in accordance with this Article 2 that remains undistributed to any former holder of Company Common Shares, as of immediately prior to the date on which the Merger Consideration that would otherwise escheat to or become the property of any Governmental Authority, shall, to the maximum extent permitted by Applicable Law, automatically become the property of the Surviving Company, free and clear of all claims or interest of any Person previously entitled thereto.

          (g)          Following the compliance by the holders of Company Common Shares with the requirements of this Section 2.03, Parent shall pay, or cause to be paid, without interest, to the Person in whose name the Parent Registered Shares constituting the Share Consideration have been registered, (i) in connection with the payment of the Share Consideration, (A) the amount of any cash payable in lieu of fractional shares to which such Person is entitled pursuant to Section 2.06, and (B) the aggregate amount of all dividends or other distributions payable with respect to such Parent Registered Shares with a record date on or after the Effective Time that were paid prior to the time of such compliance, and (ii) at the appropriate payment date after the payment of the Merger Consideration, the amount of all dividends or other distributions payable with respect to whole Parent Registered Shares constituting the Share Consideration with a record date on or after the Effective Time and prior to the time of such compliance and with a payment date subsequent to the time of such compliance.  No dividends or other distributions with respect to Parent Registered Shares constituting the Share Consideration, and no cash payment in lieu of fractional shares pursuant to Section 2.06, shall be paid to the holder of any Company Common Shares with respect to such Company Common Shares prior to such holder's compliance with the requirements of this Section 2.03.
(h)          The payment of any transfer, documentary, sales, use, stamp, registration, value added and other Taxes and fees (including any penalties and interest) incurred solely by a holder of Company Common Shares in connection with the Merger, and the filing of any related Tax Returns and other documentation with respect to such Taxes and fees, shall be the sole responsibility of such holder.
          Section 2.04          Dissenting Shares.  Notwithstanding Section 2.02, and to the extent available under the Cayman Companies Law including following an exercise of the drag-along rights set forth in Article 6 of the Company Memorandum and Articles of Association in accordance with Section 6.06, Company Common Shares outstanding immediately prior to the Effective Time and held by a holder who has validly exercised and not effectively withdrawn or lost its rights to dissent from the Merger in accordance with Section 238 of the Cayman Companies Law ("Dissenting Shares") shall not be converted into the right to receive the Merger Consideration.  At the Effective Time, all Dissenting Shares shall be canceled and cease to exist, and the holders of Dissenting Shares shall only be entitled to receive the payment of the fair value of such Dissenting Shares held by them in accordance with the provisions of Section 238 of the Cayman Companies Law.  If, after the Effective Time, such holder fails to perfect or effectively withdraws or otherwise loses the right to appraisal with respect to such shares, in any case pursuant to the Cayman Companies Law, such shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration.  The Company shall give Parent (i) prompt notice (and in any event within two Business Days) of any notices of objection, notices of approval, notices of dissent, demands for appraisal or demands for fair value or written offers under Section 238 of the Cayman Companies Law received by the Company, attempted withdrawals of such notices or demands or offers and any other instruments served pursuant to Applicable Law of the Cayman Islands and received by the Company relating to its shareholders' rights to dissent from the Merger or fair value rights and (ii) the opportunity to direct all communications, negotiations and proceedings with respect to any such notice or demand for appraisal under the Cayman Companies Law.  The

Company shall not, except with the prior written consent of Parent, make any offers or payment with respect to any exercise by a shareholder of its rights to dissent from the Merger or any demands for appraisal or offer to settle or settle any such demands or approve any withdrawal of any such demands.  In the event that any written notices of objection to the Merger are served by any shareholders of the Company pursuant to Section 238(2) of the Cayman Companies Law, the Company shall serve written notice of the authorization of the Merger on such shareholders pursuant to Section 238(4) of the Cayman Companies Law within 20 days of the approval of the Merger by shareholders of the Company at the Company Shareholder Meeting.
          Section 2.05          Adjustments.  Without limiting or affecting any of the provisions of Section 6.01 or Section 7.01, if, during the period between the date of this Agreement and the Effective Time, any change in the issued and outstanding shares of the Company or Parent shall occur as a result of any reclassification, recapitalization, share split (including reverse share split), merger, combination, exchange or readjustment of shares, subdivision or other similar transaction, or any share dividend thereon with a record date during such period, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to eliminate the effect of such event on the Merger Consideration or any such other amounts payable pursuant to this Agreement.
          Section 2.06          Fractional Shares.  Notwithstanding anything in this Agreement to the contrary, no fractional Parent Registered Shares shall be issued in the Merger.  All fractional Parent Registered Shares that a holder of Company Common Shares would otherwise be entitled to receive as a result of the Merger shall be aggregated and, if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash, without interest, determined by multiplying the Parent Share Price by the fraction of a share of Parent Registered Shares to which such holder would otherwise have been entitled.
          Section 2.07          Withholding Rights.  Each of the Exchange Agent, Parent and the Surviving Company shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of any Applicable Law, including U.S. federal, state, local or non-U.S. Tax law.  If the Exchange Agent, Parent or the Surviving Company, as the case may be, so withholds and pays over any amounts so withheld to the appropriate Taxing Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Exchange Agent, Parent or the Surviving Company, as the case may be, made such deduction and withholding.
          Section 2.08          Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Company, Parent or the Exchange Agent, the posting by such Person of a bond, in such amount as the Surviving Company, Parent or the Exchange Agent may determine is reasonably necessary, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent (or if subsequent to the termination of the Exchange Fund and subject to Section 2.03(f), Parent) will pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration be paid in respect of the Company Common Shares represented by such Certificate, as contemplated by this Article 2.

          Section 2.09          Fair Value.  Parent, HoldCo, Merger Sub and the Company agree that the Merger Consideration represents the fair value (or more than the fair value) of the Company Common Shares for the purposes of Section 238(8) of the Cayman Companies Law.
ARTICLE 3

 THE SURVIVING CORPORATION
          Section 3.01          Memorandum and Articles of Association.  At the Effective Time, the memorandum and articles of association of the Surviving Company shall be amended to read in their entirety the same as the memorandum and articles of association of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended as provided by Applicable Law and such memorandum and articles of association; provided, however, that, at the Effective Time, (a) all references in the memorandum and articles of association to the name of the Surviving Company shall be amended to refer to "Transocean Oceanus Limited" and (b) references therein to the authorized share capital of the Surviving Company shall be amended to refer to the authorized share capital of the Surviving Company as provided in the Plan of Merger.
          Section 3.02          Directors and Officers.
(a)          The Parties shall take all actions necessary so that the directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Company as set out in the Plan of Merger until their successors have been duly elected and qualified or until their earlier death, resignation or removal.
(b)          Except as otherwise determined by Parent prior to the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Company and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.
ARTICLE 4

 Representations and Warranties of the Company
Subject to Section 11.05, except as Previously Disclosed by the Company, the Company represents and warrants to Parent that:
          Section 4.01          Corporate Existence and Power.  The Company is an exempted company incorporated with limited liability, validly existing and in good standing under the laws of the Cayman Islands and has all corporate power and authority required to carry on its business as now conducted.  The Company is duly qualified to do business as a foreign corporation and is in good standing (in jurisdictions where such concept exists) in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.  Prior to the date of this Agreement, the Company has made available to Parent a true, correct and complete copy of the memorandum and articles of association of the Company as in effect on the date of this Agreement

(the "Company Memorandum and Articles of Association").  Prior to the date of this Agreement, the Restructuring Agreement has been terminated in accordance with its terms, with no ongoing liabilities or obligations on the part of the Company or any of its Affiliates.
          Section 4.02          Corporate Authorization.
          (a)          The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions are within the Company's corporate power and authority and, except for the Company Shareholder Approval, have been duly authorized by all necessary corporate action on the part of the Company.  The authorization and approval by way of a shareholders' special resolution of this Agreement, the Merger and the other Transactions by the affirmative vote of the holders of Company Common Shares representing at least two-thirds of the Company Common Shares present and voting in person or by proxy as a single class at the Company Shareholder Meeting in accordance with Section 233(6) of the Cayman Companies Law is the only action of the holders of any of the Company's share capital necessary in connection with the consummation of the Merger (the "Company Shareholder Approval").  This Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Applicable Laws of general applicability relating to or affecting creditors' rights and to general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) (the "Bankruptcy and Equity Exception").
          (b)          The Company Board has unanimously (i) determined that it is in the best interests of the Company and its shareholders, and declared it advisable, to enter into this Agreement and the Plan of Merger, (ii) approved the execution, delivery and performance of this Agreement and the Plan of Merger and the consummation of the Transactions, (iii) directed that this Agreement (including the Merger) be submitted to a vote at an extraordinary general meeting of the Company's shareholders, and (iv) recommended the approval and adoption of this Agreement (including the Merger) by the Company's shareholders (such recommendation, the "Company Board Recommendation").
          Section 4.03          Governmental Authorization.  Assuming the accuracy of the representations and warranties set forth in Section 5.03, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions require no action by or in respect of, or filing by the Company or any of its Subsidiaries with, any Governmental Authority other than (a) the filing of the Plan of Merger and other documents required under the Cayman Companies Law with the Registrar of Companies of the Cayman Islands and the publication of notification of the Merger in the Cayman Islands Government Gazette pursuant to the Cayman Companies Law, (b) the filing of appropriate documents with the relevant authorities of other jurisdictions in which the Company is qualified to do business, (c) compliance with any applicable requirements with respect to the Antitrust Laws of the Requisite Jurisdictions, and (d) compliance by Parent and the Company with any applicable requirements of the Securities Act, the Exchange Act, any other applicable state or federal securities laws and the rules and regulations of the NYSE and NASDAQ.
          Section 4.04          Non-contravention.  The execution, delivery and performance by the

Company of this Agreement and the consummation of the Transactions do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the memorandum and articles of association (or similar organizational documents) of the Company or any of its Subsidiaries, (b) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any Applicable Law with respect to the Company or any of its Subsidiaries, (c) assuming compliance with the matters referred to in Section 4.03, require any consent by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any Material Contract, or (d) result in the creation or imposition of any Lien (other than any Permitted Lien) on any asset of the Company or any of its Subsidiaries, with only such exceptions, in the case of clause (b), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
          Section 4.05          Capitalization.
          (a)          The authorized share capital of the Company consists of (i) 1,500,000,000 Company Class A Common Shares, (ii) 300,000,000 Company Class B Common Shares and (iii) 100,000,000 preferred shares, par value $0.01 per share ("Company Preferred Shares").  As of the date of this Agreement, there were outstanding: (A) 91,191,468 Company Class A Common Shares, (B) 376,514 Company Class B Common Shares and (C) no Company Preferred Shares.  All issued and outstanding shares of the Company have been duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights.
          (b)          There are no issued, reserved for issuance or outstanding (i) shares or other voting securities or ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable for shares or other voting securities of or ownership interests in the Company or any Subsidiary of the Company, (iii) warrants, calls, options or other rights to acquire from the Company, or other obligations of the Company to issue, any share capital, voting securities or securities convertible into or exchangeable for share capital or voting securities of the Company, or (iv) restricted shares, share appreciation rights, performance units, contingent value rights, "phantom" shares or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any share capital or voting securities of the Company (the items in clauses (i) through (iv) being referred to collectively as the "Company Securities").  There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote.  There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities.  Neither the Company nor any of its Subsidiaries is a party to any agreement with respect to the voting of any Company Securities.  None of (A) the shares of the Company or (B) Company Securities are owned by any Subsidiary of the Company.
          Section 4.06          Subsidiaries; Joint Ventures.
          (a)          Each Subsidiary of the Company has been duly organized, is validly existing and in good standing (in jurisdictions where such concept exists) under the laws of its jurisdiction of organization, and has all organizational power and authority required to carry on its business as now conducted.  Each such Subsidiary is duly qualified to do business as a foreign entity and is in good standing (in jurisdictions where such concept exists) in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.  Section 4.06(a) of the Company Disclosure Letter sets forth all material Subsidiaries of the Company and their respective jurisdictions of organization.
          (b)          All of the outstanding share capital or other voting securities of, or ownership interests in, each Subsidiary of the Company is owned by the Company, directly or indirectly, free and clear of any Lien, including any restriction on the right to vote, sell or otherwise dispose of such share capital or other voting securities or ownership interests, except for any Permitted Liens.  There are no issued, reserved for issuance or outstanding (i) securities of any Subsidiary of the Company convertible into, or exchangeable for, shares or other voting securities of, or ownership interests in, the Company or any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any share capital or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable for, any share capital or other voting securities of, or ownership interests in, any Subsidiary of the Company or (iii) restricted shares, share appreciation rights, performance units, contingent value rights, "phantom" shares or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any share capital or other voting securities of, or ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the "Company Subsidiary Securities").  There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.  Except for the capital shares or other voting securities of, or other ownership interests in, its Subsidiaries and Joint Venture Affiliates, the Company does not own, directly or indirectly, any capital shares or other voting securities of, or other ownership interests in, any Person.
          (c)          Section 4.06(c) of the Company Disclosure Letter sets forth (i) the name of each corporation, partnership, limited liability company or other entity (other than the Company's Subsidiaries) in which the Company or any of its Subsidiaries holds a direct or indirect equity, profit, voting or other interest (a "Joint Venture Affiliate"), (ii) a description of the interests the Company or any of its Subsidiaries holds in a Joint Venture Affiliate and (iii) the name of each owner of any such interest held by the Company or any of its Subsidiaries and such owner's percentage interest.  Section 4.06(c) of the Company Disclosure Letter sets forth each partnership, joint venture or other similar agreement or arrangement to which the Company or a Subsidiary of the Company is a party (a "Joint Venture Agreement") relating to the formation, creation, operation, management or control of any Joint Venture Affiliate.
          (d)          The interest of the Company or any of its Subsidiaries in each Joint Venture Affiliate is owned by the Company or such Subsidiary, directly or indirectly, free and clear of any Lien, including any restriction on the right to vote, sell or otherwise dispose of such share capital or other voting securities or ownership interests, except for any Permitted Liens or Liens arising from the organizational documents of such Joint Venture Affiliate.  There are no outstanding (i) securities or other interests of the Company, the Subsidiaries or any Joint Venture Affiliates convertible into or exchangeable for ownership interests in the Joint Venture Affiliates or (ii) options or other rights to acquire from the Company, any Subsidiary or any Joint Venture Affiliate or other obligations of the Company, any Subsidiary or any Joint Venture Affiliate to issue any interests in or convertible into or exchangeable into any interest in the Joint Venture Affiliates.  There are no outstanding obligations of the Company, the Subsidiaries or any Joint Venture Affiliate to repurchase, redeem or otherwise acquire any interest in any Joint Venture Affiliate.
          Section 4.07          SEC Filings and the Sarbanes-Oxley Act.
          (a)          The Company has timely filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required by Applicable Law to be filed or furnished by the Company since January 1, 2016 (collectively, together with any exhibits and schedules thereto and other information incorporated by reference therein in accordance with applicable SEC regulations, the "Company SEC Documents").  No other Subsidiary of the Company is required to file any report, schedule, form, statement, prospectus, registration statement or other document with the SEC.
(b)          As of its filing date (and as of the date of any amendment), each Company SEC Document complied, and each Company SEC Document filed subsequent to the date of this Agreement and prior to the earlier of the Closing Date and the termination of this Agreement will comply, on its face as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be.
(c)          As of their respective filing dates (and as of the date of any amendment), the Company SEC Documents filed pursuant to the Exchange Act did not, and the Company SEC Documents filed subsequent to the date of this Agreement and prior to the earlier of the Closing Date and the termination of this Agreement will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the foregoing does not apply to statements in or omissions from any such document based upon information provided by Parent.
(d)          As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to the Company SEC Documents.  To the Company's knowledge, as of the date of this Agreement, none of the Company SEC Documents are the subject of any ongoing SEC review or investigation.
(e)          Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not, and any Company SEC Document that is a registration statement filed subsequent to the date of this Agreement and prior to the earlier of the Closing Date and the termination of this Agreement will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the foregoing does not apply to statements in or omissions from any such document based upon information provided by Parent.

(f)          Since January 1, 2013, the Company has complied in all material respects with (i) all applicable current listing and corporate governance rules and regulations of the NASDAQ and (ii) all applicable rules, regulations and requirements of the Sarbanes-Oxley Act.
(g)          The Company has established and maintains disclosure controls and procedures required by Rule 13a-15(e) or 15d-15(e) under the Exchange Act.  Such disclosure controls and procedures are reasonably designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, required to be included in the Company's periodic and current reports required under the Exchange Act is made known to the Company's principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared.  For the purposes of this Agreement, "principal executive officer" and "principal financial officer" shall have the meanings given to such terms in the Sarbanes-Oxley Act.
          (h)          Since January 1, 2013, the Company, under the supervision of its principal executive officer and principal financial officer, has established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15(f) or 15d-15(f), as applicable, under the Exchange Act) ("internal controls").  Such internal controls are reasonably designed to provide reasonable assurance regarding the reliability of the Company's financial reporting and the preparation of the Company's financial statements for external purposes in accordance with GAAP.  The Company has disclosed, based on its most recent evaluation of internal controls prior to the date of this Agreement, to the Company's auditors and audit committee of the Company Board (i) all "significant deficiencies" and "material weaknesses" (as such terms are defined by the Public Company Accounting Oversight Board) in the design or operation of internal controls which are reasonably likely to adversely affect in any material respect the Company's ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls.  The Company has made available to Parent prior to the date of this Agreement a summary of any such disclosure made by management to the Company's auditors and audit committee of the Company Board since January 1, 2013.
(i)          There are no outstanding loans or other extensions of credit, including in the form of a personal loan (within the meaning of Section 402 of the Sarbanes-Oxley Act), made by the Company to any Executive Officer or director of the Company.  The Company has not, since the enactment of the Sarbanes-Oxley Act, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.
(j)          Since January 1, 2013, each of the principal executive officer and principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) have made all applicable certifications required by Rule 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and the statements contained in any such certifications were, when made, complete and correct.
(k)          Since January 1, 2013, no Executive Officer or director of the Company has received from any former or current auditor, accountant, consultant or representative of the Company or any Governmental Authority, written notice of any material complaint or allegation, whether written or oral, that the Company has engaged in material improper accounting practices.  No attorney representing the Company has reported to the current Company Board or any committee thereof or to any current director or Executive Officer of the Company evidence of a material violation of U.S. or other securities laws or material breach of fiduciary duty by the Company or any of its officers or directors.
(l)          To the Company's knowledge, no employee of the Company is providing, or since January 1, 2013 has provided, information to any law enforcement agency regarding any conduct which the employee reasonably believes constitutes a violation of, nor filed, caused to be filed, testified, participated in, or otherwise assisted in a Proceeding relating to an alleged material violation of, chapter 63 of title 18, U.S. Code, sections 1341, 1343, 1344, or 1348, any rule or regulation of the SEC, or any provision of Federal law relating to fraud against shareholders as described in Section 806 of the Sarbanes-Oxley Act by the Company.
(m)          Except for such items that are of the type to be set forth in the notes to the consolidated financial statements of the Company, the Company is not a party to any off-balance sheet contract or other "off-balance sheet arrangements" (as defined in Item 303(a)(4)(ii) of Regulation S-K of the SEC), where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company SEC Documents.
          Section 4.08          Financial Statements and Financial Matters.  The consolidated financial statements (including all related notes and schedules) of the Company included in or incorporated by reference into the Company SEC Documents (i) fairly present in all material respects the consolidated financial position of the Company, as of the respective dates thereof, and the consolidated results of its operations and its consolidated cash flows for the respective periods then ended, (ii) were prepared in accordance with GAAP (except, in the case of the unaudited statements, subject to normal and recurring year-end audit adjustments and the absence of full footnote disclosure) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), and (iii) have been prepared from and are in accordance with the books and records of the Company and its Subsidiaries.  The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.  As of the date of this Agreement, Ernst Young (Hellas) Certified Auditors Accountants S.A. (the "Company Auditor") has not resigned (or informed the Company that it intends to resign) or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
          Section 4.09          Disclosure Documents.  The information relating to the Company and its Subsidiaries that is provided by the Company, any of its Subsidiaries or any of their respective Representatives in writing specifically for inclusion or incorporation by reference in the Registration Statement or the Joint Proxy Statement/Prospectus will not (a) in the case of the Registration Statement, at the time the Registration Statement or any amendment or supplement thereto becomes effective and at the time of the Company Shareholder Meeting and the Parent Shareholder Meeting, and (b) in the case of the Joint Proxy Statement/Prospectus, at the time the Joint Proxy Statement/Prospectus or any amendment or supplement thereto is first mailed to the shareholders of the Company and the shareholders of Parent and at the time of the Company Shareholder Meeting and the Parent Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.
          Section 4.10          Fleet Assets.
          (a)          Section 4.10(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all drilling units and vessels owned by the Company or any of its Subsidiaries or Joint Venture Affiliates (the "Company Fleet Assets"), including, as applicable with respect to each Company Fleet Asset: the name, registered owner, capacity (gross tonnage or deadweight tonnage, as specified therein), year built, classification society, class, IMO number, flag state, and whether any such Company Fleet Asset is "cold stacked," "warm stacked" or is being prepared to be "cold stacked" or "warm stacked."  Neither the Company nor any of its Subsidiaries or Joint Venture Affiliates leases or charters-in any drilling units or vessels.
          (b)          The Company or its Subsidiaries or Joint Venture Affiliates has good and marketable title to the Company Fleet Assets, as set forth on Section 4.10(a) of the Company Disclosure Letter, in each case free and clear of all Liens other than any Permitted Liens and no such Company Fleet Asset or any related asset is leased under an operating lease from a lessor that, to the Company's knowledge, has incurred non-recourse indebtedness to finance the acquisition or construction of such Company Fleet Asset.  The Company has made available to Parent true, correct and complete copies of all current class status reports from the relevant class societies relating to Company Fleet Assets.
(c)          To the extent consistent with its operating status, each Company Fleet Asset has been maintained consistent with general practice in the offshore drilling industry and is in good operating condition and repair, subject to ordinary wear and tear.
          (d)          The Company and each of its Subsidiaries and Joint Venture Affiliates operates each Company Fleet Asset, as applicable, in compliance with all Applicable Law and Maritime Guidelines, except where such failure to be in compliance has not had and would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company.  The Company and each of its Subsidiaries and Joint Venture Affiliates are qualified in all material respects to own and operate the Company Fleet Assets, as set forth on Section 4.10(a) of the Company Disclosure Letter, under Applicable Law, including the Applicable Laws of each Company Fleet Asset's flag state.  To the extent consistent with its operating status, each Company Fleet Asset is seaworthy, has all material national and international operating certificates and endorsements, each of which is valid, that are required for the operation of such Company Fleet Asset in the trades and geographic areas in which it is operated.
          (e)To the extent consistent with its operating status, each Company Fleet Asset is classed by a classification society which is a member of the International Association of Classification Societies and possesses class certificates free from overdue conditions affecting class and valid through the date of this Agreement, and, to the Company's knowledge no event has occurred and no condition exists that would cause such Company Fleet Asset's class to be suspended or withdrawn, and is duly and lawfully documented under the laws of its flag jurisdiction.

          Section 4.11          Derivative Transactions.  Section 4.11 of the Company Disclosure Letter sets forth a true, complete and correct list of all Derivative Transactions entered into by the Company or any of its Subsidiaries as of the date of this Agreement.  All such Derivative Transactions were, and any Derivative Transactions entered into after the date of this Agreement and prior to the earlier of the Closing Date and the termination of this Agreement will be, entered into in material compliance with all Applicable Laws, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company and its Subsidiaries, and were, and will be, entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions.  The Company and each of its Subsidiaries have, and will after the date of this Agreement and prior to the earlier of the Closing Date and the termination of this Agreement, duly performed in all material respects all of their respective obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the knowledge of the Company, there are no material breaches, violations, collateral deficiencies, requests for collateral or demands for payment, or defaults or allegations or assertions of such by any party thereunder.
          Section 4.12          Customers and Suppliers.  No current customer or material supplier of the Company or any of its Subsidiaries has canceled or otherwise terminated, or to the Company's knowledge has overtly threatened to cancel or otherwise terminate, its relationship with the Company or any of its Subsidiaries.  Neither the Company nor any of its Subsidiaries has any direct or indirect ownership interest that is material to the Company and its Subsidiaries taken as a whole in any customer or supplier of the Company or any of its Subsidiaries.
          Section 4.13          Absence of Certain Changes.  Since the Company Balance Sheet Date until the date of this Agreement, there has not been any Circumstance that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.  Since the Company Balance Sheet Date (a) the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practice in all material respects and (b) other than as expressly required by this Agreement, there has not been any action taken by the Company or any of its Subsidiaries that, if taken without Parent's prior written consent during the period from the date of this Agreement through the Effective Time, would constitute a breach of Sections 6.01(a), 6.01(b), 6.01(c), 6.01(d), 6.01(e), 6.01(f), 6.01(g), 6.01(h), 6.01(j), 6.01(k), 6.01(l), 6.01(m), 6.01(q) or 6.01(r).
          Section 4.14          No Undisclosed Material Liabilities.  There are no liabilities of the Company or any of its Subsidiaries, of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (a) liabilities disclosed and provided for in the Company Balance Sheet or in the notes thereto, (b) liabilities or obligations incurred in connection with the Transactions, (c) liabilities or obligations incurred in the ordinary course of business consistent with past practice since the Company Balance Sheet Date and (d) liabilities which are not, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.
          Section 4.15          Litigation.  There are no Proceedings pending against or, to the knowledge of the Company, threatened against, (a) the Company or any of its Subsidiaries or Joint Venture Affiliates, (b) any present or former officer, director or employee of the Company or any of its Subsidiaries or Joint Venture Affiliates in their respective capacities as such, (c) any Person for whom the Company or any of its Subsidiaries or Joint Venture Affiliates may be liable with respect to such Proceeding or (d) any of the Company or its Subsidiaries' or Joint Venture Affiliates' assets or properties, before (or, in the case of threatened Proceedings, would be before) any Governmental Authority, except as would not, individually or in the aggregate, result in, or would be reasonably likely to result in, liabilities to the Company or any of its Subsidiaries or Joint Venture Affiliates in excess of $1,000,000.  As of the date of this Agreement, there is no Proceeding pending against or, to the knowledge of the Company, threatened against, the Company or any of its Subsidiaries or Joint Venture Affiliates that challenges or seeks to prevent, enjoin, alter or delay the Merger or any of the other Transactions.  There is no agreement, judgment, decree, injunction, rule or order of any Governmental Authority outstanding or, to the knowledge of the Company threatened against, or investigation by any Governmental Authority involving, the Company or any of its Subsidiaries or Joint Venture Affiliates.
          Section 4.16          Permits.  The Company and its Subsidiaries and Joint Venture Affiliates hold all material licenses, franchises, grants, registrations, clearances, authorizations, permits, consents, certifications, approvals, variances, exemptions and orders of all Governmental Authorities and have filed all material tariffs, reports, notices and other documents with all Governmental Authorities necessary for the Company and its Subsidiaries and Joint Venture Affiliates to own, lease, and operate their respective properties and assets, and to carry on their business as now conducted (the "Company Permits").  The Company and its Subsidiaries and Joint Venture Affiliates are and have been in compliance in all material respects with the terms of the Company Permits.  Neither the Company nor any of its Subsidiaries has received notice that any material Company Permit will be terminated or modified or cannot be renewed in the ordinary course of business, and the Company has no knowledge of any reasonable basis for any such termination, modification or nonrenewal.  The execution, delivery and performance of this Agreement and the consummation of the Merger or any other Transactions do not and will not violate any material Company Permit, or result in any termination, modification or nonrenewal thereof.
          Section 4.17          Compliance with Applicable Laws.
(a)          Each of the Company and its Subsidiaries and Joint Venture Affiliates (i) is in material compliance with and, since January 1, 2013, has been in material compliance with, all Applicable Laws, (ii) has not received written notice alleging any material violation of any Applicable Law since January 1, 2013, and (iii) is not subject to a pending, or to the Company's knowledge, threatened investigation by any Governmental Authority with respect to an alleged material violation of Applicable Laws.
          (b)          Neither (i) the Company, nor any of its Subsidiaries or Joint Venture Affiliates, nor, to the Company's knowledge, any director, officer, or employee of the Company or any of its Subsidiaries or Joint Venture Affiliates, nor (ii) to the Company's knowledge, any Representative while acting on behalf of any of the foregoing, has directly or indirectly (A) made or offered any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns or violated any provisions of Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (collectively, the "FCPA"), the United Kingdom Bribery Act of 2010, the Cayman Islands Anti-Corruption Law (2018 Revision) or any other U.S. or non-U.S. Applicable Law relating to the prevention of corruption or bribery (collectively "Anti-Corruption Laws"), or (B) taken or directed any action, directly or indirectly, on behalf of the Company or any of its Subsidiaries or Joint Venture Affiliates that would constitute a violation of the Anti-Corruption Laws.  To the knowledge of the Company, the Company and each of its Subsidiaries has made and kept books, records, and accounts which, in reasonable detail, accurately and fairly reflect in all material respects the transactions and dispositions of the assets of the Company and each of its Subsidiaries.  The Company maintains Company Policies that are reasonably designed to ensure, and that are reasonably expected to continue to ensure, continued compliance with the Anti-Corruption Laws.  Neither the Company nor any of its Subsidiaries or Joint Venture Affiliates, nor, to the knowledge of the Company, any director, officer or employee of the Company or any of its Subsidiaries or Joint Venture Affiliates, are, or have been, subject to any actual, pending, or, to the Company's knowledge, threatened civil, criminal, or administrative actions or governmental investigations, inquiries or enforcement actions, or made any voluntary disclosures to any Governmental Authority, involving the Company or any of its Subsidiaries or Joint Venture Affiliates relating to alleged violations of Anti-Corruption Laws.
          (c)          Neither (i) the Company, any of its Subsidiaries or Joint Venture Affiliates, nor to the Company's knowledge any employee, officer, or director of the Company or any of its Subsidiaries or Joint Venture Affiliates nor (ii) to the Company's knowledge, any Representative of any of the foregoing, (A) is currently or has been the target of Trade Sanctions (including by being designated on the list of Specially Designated Nationals and Blocked Persons or on any other sanctions list maintained by the U.S. Department of Treasury's Office of Foreign Assets Control ("OFAC"), the U.S. Department of State, the United Nations Security Council, the European Union or Her Majesty's Treasury), or is or has been operating, organized or resident in a country or territory that itself is the target of Trade Sanctions (currently, Crimea, Cuba, Iran, North Korea, Sudan and Syria); or (B) has directly or, to the knowledge of the Company, indirectly, participated in any prohibited or unlawful transaction or dealing involving a Person that is the target of Trade Sanctions, or with any Person operating, organized, or resident in a country or territory that is the target of Trade Sanctions.  Each of the Company, its Subsidiaries and Joint Venture Affiliates and, to the Company's knowledge, any Representatives of the foregoing (1) has conducted its business in compliance in all material respects with all applicable Trade Sanctions and Export Control Laws; (2) have obtained, and are in compliance in all material respects with, all required export and import licenses, license exceptions and other consents, notices, approvals, orders, permits, authorizations, declarations, classifications and filings with any Governmental Authority required for the import, export and re-export of products, software and technology; and (3) has maintained Company Policies that are reasonably designed to ensure, and that are reasonably expected to continue to ensure, continued compliance therewith.
          Section 4.18          Material Contracts.
(a)          Section 4.18 of the Company Disclosure Letter, as of the date of this Agreement, sets forth a true, correct and complete list of the following contracts to which the Company or any of its Subsidiaries is a party or bound by:

          (i)          any "material contract" (as such term is defined in Item 10 and in Instructions as to Exhibits of Form 20-F under the Exchange Act, other than any Company Employee Plan);
(ii)          (A) any contract, arrangement or understanding (oral or written) with any director, officer, shareholder or Affiliate of the Company or any of its Subsidiaries (other than customary employment agreements) and (B) any contract that provides for indemnification by the Company or any of its Subsidiaries to any Person other than a contract entered into in the ordinary course of business or that is not material to the Company;
          (iii)          any contract containing any provision or covenant that imposes any material restriction on the right or ability of the Company or any of its Subsidiaries of any of their respective Affiliates (including post-Closing) to (A) compete with any other Person, (B) solicit any customer, or (C) acquire or dispose of the securities of another Person, or any other provision that materially restricts the conduct of any line of business by the Company or any of its Subsidiaries;
(iv)          any contract or series of contracts that (A) could reasonably be expected to result in the payment of more than $5,000,000 by the Company or any of its Subsidiaries in the fiscal year ending December 31, 2018, or (B) obligates the Company or its Subsidiaries to conduct business with any Third Party on an exclusive basis;
(v)          any contract that contains a "most favored nation" provision;
(vi)          any Labor Contracts;
(vii)          any agreement relating to indebtedness for borrowed money of the Company or any of its Subsidiaries having an outstanding principal amount in excess of $2,000,000;
(viii)          any management service, consulting, financial advisory or other similar type contract (including any engagement or retention agreement) with any investment or commercial bank or financial advisor;
(ix)          (A) any contract that grants any right of first refusal, right of first offer or similar right with respect to any securities, material assets, material rights or material properties of the Company or any of its Subsidiaries, (B) any voting agreement and (C) any registration rights agreement;
(x)          any contract or series of contracts that provides for the acquisition or disposition of any material business or asset (including any drilling unit or vessel), whether by merger, sale of shares, sale of assets or otherwise;
(xi)          any joint venture, partnership, strategic alliance or limited liability company agreement or other similar contract, including the Joint Venture Agreements;

(xii)          any contract limiting or restricting the ability of the Company or any of its Subsidiaries to, or requiring the Company or any of its Subsidiaries to, (A) make distributions or declare or pay dividends in respect of their share capital, partnership interests, membership interests or other equity interests, as the case may be, (B) redeem or repurchase any share capital, partnership interests, membership interests or other equity interests, (C) make loans or (D) grant Liens on the property of the Company or any of its Subsidiaries;
(xiii)          any contract that obligates the Company or any of its Subsidiaries to make any loans, advances or capital contributions to, or investments in excess of $1,000,000 in, any Person (other than the Company or any of its Subsidiaries);
(xiv)          any contract (A) granting the Company or any of its Subsidiaries a license or right to use any Intellectual Property or IT Asset (other than commercially available software licenses with annual fees of less than $1,000,000), (B) permitting any Third Party to use, enforce or register any Intellectual Property owned by the Company or any of its Subsidiaries, including any license agreements, coexistence agreements and covenants not to sue (other than non-exclusive licenses to customers and suppliers in the ordinary course of business) or (C) restricting the right of the Company or any of its Subsidiaries to use, commercially exploit or register any Intellectual Property owned by the Company or any of its Subsidiaries (other than any of the contracts identified in Section 4.18(a)(iii) of the Company Disclosure Letter);
(xv)          any drilling unit or vessel construction, repair, modification, life extension, overhaul or conversion contract for an amount in excess of $5,000,000 with respect to which the drilling unit or vessel has not been delivered and paid for;
          (xvi)          any drilling contracts of one year or greater in remaining duration (not including any unexercised customer options);
(xvii)          any ship-sales, memorandum of agreement or other vessel acquisition contract for vessels under construction, newly constructed and secondhand vessels contracted for by the Company or any of its Subsidiaries and other contracts with respect to vessels under construction, newly constructed and secondhand vessels and the financing thereof, including performance guarantees, refund guarantees and future charters;
(xviii)          (A) any operating agreement, management agreement, crewing agreement or financial lease (including sale/leaseback or similar arrangements) with respect to any Company Fleet Asset, (B) each contract, including any option, with respect to the purchase or sale of any Company Fleet Asset and (C) each contract with a third party for the charter of any Company Fleet Asset (other than any drilling contract of less than one year in remaining duration, excluding any unexercised customer options);
(xix)          any contract that involved the receipt of more than $5,000,000 by the Company or any of its Subsidiaries in the fiscal year ending December 31, 2017 or that is expected to result in the receipt of such amount by the Company or any of its Subsidiaries in the fiscal year ending December 31, 2018 (other than any drilling contract of less than one year in remaining duration, excluding any unexercised customer options);
(xx)          any contract obligating the Company or any of its Subsidiaries not to acquire assets or securities of a Third Party or agreements by a Third Party not to acquire assets or securities of the Company (excluding standstill agreements);
(xxi)          any contract involving a standstill or similar obligation of the Company or any of its Subsidiaries;
          (xxii)          the Governance Agreements; and
          (xxiii)          any contract guaranteeing the performance of any Third Party in excess of $1,000,000.
All contracts of the types referred to in clauses (i) through (xxiii) above (whether or not set forth on Section 4.18 of the Company Disclosure Letter) are referred to herein as a "Company Material Contract." The Company has made available to Parent prior to the date of this Agreement a true, complete and correct copy of each Company Material Contract that has not expired or been terminated prior to the date hereof (including all amendments, modifications, side letters, extensions, and renewals thereto and waivers thereunder) as in effect on the date of this Agreement (subject to any redaction of information contained therein reasonably determined to be necessary by the Company (after consultation with its outside legal counsel) in order to comply with any applicable Antitrust Law).
(b)          Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole (i) neither the Company nor any of its Subsidiaries is in breach of, or default under, any Company Material Contract and, to the knowledge of the Company, no other party to any Company Material Contract is in breach of, or default under, any Company Material Contract, (ii) no event has occurred that with notice or the lapse of time or both would constitute a breach of or default under any Company Material Contract, (iii) each Company Material Contract is a valid and binding obligation of the Company or its Subsidiary, as applicable, and, to the knowledge of the Company, of each other party thereto, subject to the Bankruptcy and Equity Exception, and (iv) each Company Material Contract is in full force and effect, except for any Company Material Contracts that have expired or been terminated after the date hereof in accordance with their terms and, as applicable, Section 6.01(o).  There are no disputes pending or, to the knowledge of the Company, threatened with respect to any Company Material Contract and neither the Company nor any of its Subsidiaries has received any written notice of the intention of any other party to a Company Material Contract to terminate for default, convenience or otherwise any Company Material Contract nor, to the knowledge of the Company, is any such party threatening to do so, in each case except as would not be material to the Company and its Subsidiaries, taken as a whole.
          Section 4.19          Taxes.
(a)          (i) All material Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due (taking into account extensions) in accordance with Applicable Law, and all such material Tax Returns were, at the time of filing, accurate and complete in all material respects, and (ii) each of the Company and its Subsidiaries has paid (or has had paid on its behalf) all Taxes shown as due and payable on such Tax Returns and all material Taxes otherwise due and payable, except for any such Taxes (A) contested in good faith or (B) for which adequate reserves have been established under GAAP.
(b)          As of the date of this Agreement, (i) there is no Proceeding now pending or threatened in writing by any Taxing Authority against the Company or its Subsidiaries in respect of any material Tax, (ii) no deficiencies for any material Taxes have been proposed, asserted or assessed against the Company or any of its Subsidiaries, and (iii) no requests for waivers of the time to assess any such Taxes are pending or have been granted.
(c)          Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction intended to be governed by Section 355 of the Code (i) within the past three years or (ii) in a transaction that could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) that includes the Transactions.
(d)          Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Effective Time as a result of any (i) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed on or prior to the Effective Time, (ii) installment sale or open transaction disposition made on or prior to the Effective Time, (iii) prepaid amount received on or prior to the Effective Time, (iv) intercompany item under Treasury Regulation Section 1.1502-13, (v) change in accounting method for a Taxable period ending on or before the Effective Time, or (vi) election under Section 108(i) of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law).
(e)          The Company has not requested, received or executed with any Taxing Authority any ruling or binding agreement which could have a material effect in a post-Closing period.
(f)          Neither the Company nor any of its Subsidiaries (i) is or has been a member of any affiliated, consolidated, combined or unitary Tax Return (other than a group of which the Company or any of its Subsidiaries is the common parent), or (ii) has any liability for the Taxes of another Person under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of state, local or non-U.S. income Tax law), as a transferee or successor or otherwise.
(g)          The Company and each of its Subsidiaries have withheld and paid to the appropriate Taxing Authorities all material Taxes required to be withheld and paid by them on payments to any employee, independent contractor, shareholder, creditor, customer or other third party.
(h)          There are no material Liens for Taxes on or pending against any assets of the Company or any of its Subsidiaries other than Permitted Liens.
(i)          No claim has been made in writing by any Taxing Authority in a jurisdiction where the Company or the Company's Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to Taxation by, or required to file any Tax Return in, that jurisdiction.
(j)          Neither the Company nor any of its Subsidiaries is a party to any Tax Sharing Agreement.
(k)          Neither the Company nor any of its Subsidiaries has a permanent establishment in any country other than (i) the country of its formation or (ii) any country in which it files a Tax Return.
(l)          Neither the Company nor any of its Subsidiaries is or has been a party to any "reportable transaction," as defined in Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b)(1).
(m)          The charges, accruals and reserves for Taxes with respect to the Company and its Subsidiaries reflected in each of the consolidated balance sheets included in or incorporated by reference into the Company Balance Sheet (including the related notes and schedules) are adequate under GAAP to cover unpaid Tax liabilities accruing through the date thereof.
          Section 4.20          Employee Benefit Plans.
          (a)          Section 4.20(a) of the Company Disclosure Letter contains a true, correct and complete list separately identifying each Company Non-U.S. Employee Plan and each Company U.S. Employee Plan (each a "Company Employee Plan").  The Company has delivered or made available to Parent true, correct and complete copies, together with all amendments, of each Company Employee Plan (and a written description of each unwritten Company Employee Plan), and, as applicable, all current trust agreements, insurance and group annuity contracts and other documents establishing other funding arrangements, together with all amendments thereto, and the two most recent annual financial statements and actuarial valuation reports thereof.
(b)          Each Company Employee Plan has been administered in accordance with its terms and is in compliance with all Applicable Laws, except for instances that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
          (c)          (i) Each Company Employee Plan that is intended to qualify for favorable Tax benefits under the Applicable Laws of any jurisdiction has, to the knowledge of the Company, been operated and maintained in a manner to remain so qualified, and (ii) to the knowledge of the Company no condition exists and no event has occurred that could reasonably be expected to result in the loss or revocation of such status.  Neither the Company nor any of its Subsidiaries has incurred any obligation in connection with the termination or wind-up of, or withdrawal from, any Company U.S. Employee Plan that is a "pension plan" as defined in Section 3(2) of ERISA or any Company Non-U.S. Retirement Plan, and, to the knowledge of the Company, no condition exists and no event has occurred that would reasonably be expected to constitute grounds under Applicable Laws to terminate, wind-up or appoint a trustee to administer any such Company U.S. Employee Plan or Company Non-U.S. Retirement Plan.  To the knowledge of the Company, all benefits, contributions and premiums relating to each Company Employee Plan have been timely paid or made in accordance with the terms of such Company Employee Plan and the terms of all Applicable Laws and no request by the Company or any of its Subsidiaries has been made to waive or defer payment of any benefits, contributions or premiums that would otherwise be required to be made to any Company Employee Plan.  No claim, action, litigation, proceeding, audit, examination, investigation or administrative proceeding has been made, commenced or, to the knowledge of the Company, threatened with respect to any Company Employee Plan (other than routine claims for benefits payable in the ordinary course) that would reasonably be expected to result in a material liability of the Company or any of its Subsidiaries.  Neither the Company, nor, to the knowledge of the Company, any other Person has engaged in any prohibited transaction with any Company Employee Plan that could reasonably be expected to give rise to any material Tax or penalty for which the Company could reasonably be expected to incur any material liability.  Except to the extent it would not reasonably be expected to result in a material liability to the Company and its Subsidiaries, individually or in the aggregate, all required consents and releases necessary or desirable in connection with the amendment, modification or termination of any Company Employee Plan (or any plan, program or arrangement that would be a Company Employee Plan if it had not been amended, modified or terminated), have been validly obtained and are fully effective.  With respect to each Company Employee Plan, no event has occurred and no condition or circumstance has existed that could result in an increase in the benefits under or the expense of maintaining any such Company Employee Plan from the level of benefits or expense incurred for the most recent fiscal year ended thereof, except for any such increase as would not be material to the Company and its Subsidiaries, taken as a whole.  No Company Employee Plan has assets that include securities issued by the Company or any of its Subsidiaries.  No Company Employee Plan provides for the payment of material severance, termination, change in control or similar-type payments or benefits.
(d)          Except as would not result in any material liability to the Company or any of its Subsidiaries, each Company Employee Plan which is a "nonqualified deferred compensation plan" (within the meaning of Section 409A of the Code) that the Company is a party to with any employee subject to U.S. income Tax either is not subject to the provisions of Section 409A of the Code or has been operated and administered in compliance in all material respects with Section 409A of the Code.
          (e)          Except as would not reasonably be expected to result in any material liability to the Company or any of its Subsidiaries, each Company U.S. Employee Plan that is a "group health plan" as defined in Section 733(a)(1) of ERISA (a "Company Health Plan") (i) is currently in compliance with the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 ("PPACA") and the Health Care and Education Reconciliation Act of 2010, Pub. L. No. 111-152 ("HCERA" and together with PPACA, the "Healthcare Reform Laws"), and (ii) has been in compliance in all material respects with all applicable Healthcare Reform Laws since January 1, 2012; and, to the knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to subject the Company, any of its Subsidiaries, or any Company Health Plan to penalties or excise taxes under Sections 4980D, 4980H, or 4980I of the Code.  Neither the Company nor any of its ERISA Affiliates has incurred or expects to incur any material liability (including additional contributions, fines, taxes or penalties) as a result of a failure to administer or operate any Company U.S. Employee Plan that is a "group health plan" (as such term is defined in Section 607(1) of ERISA or Section

5000(b)(1) of the Code) in compliance with the applicable requirements of Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code ("COBRA").
          (f)          None of the Company nor any of its Subsidiaries has, within the preceding six year period, ever maintained or contributed to, or had any obligation to contribute to, any material Company U.S. Employee Plan.
(g)          None of the Company nor any of its Subsidiaries has incurred, and no Circumstance exists that would reasonably be expected to result in, any unsatisfied liability of the Company and its Subsidiaries under Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA arising in connection with any Company U.S. Employee Plan covered or previously covered by Title IV of ERISA or such Sections 412 of the Code or Section 302 of ERISA.  No Company U.S. Employee Plan is a "multiple employer plan" (within the meaning of the Code or ERISA).
          (h)          The present value of the accrued benefit liabilities attributable to employees and former employees of the Company and for which the Company is or may be liable under each Company Non-U.S. Employee Plan that provides pension, retirement or other similar benefits (each, a "Company Non-U.S. Retirement Plan"), determined as of the end of the most recently ended fiscal year of the Company, on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Company Non-U.S. Retirement Plan allocable to such benefit liabilities.
          (i)          No Company Employee Plan provides for post-employment or retiree health, life insurance and/or other welfare benefits, and the Company does not have any obligation to provide any such benefits to any retired or former employees or active employees following such employees' retirement or termination of service, other than any such plan the cost of which is borne by the employee.  There are no liabilities of the Company with respect to any Company Employee Plan that are not properly accrued and reflected in the financial statements in accordance with applicable accounting rules.  No condition or circumstance exists that would prevent the amendment or termination of any Company Employee Plan.
(j)          The execution of, and performance of, the Transactions will not (either alone or upon the occurrence of any additional or subsequent events) (i) constitute an event under any Company Employee Plan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee or consultant of the Company and its Subsidiaries or trigger the right of any employee to terminate any employment relationship with the Company and its Subsidiaries, or (ii) result in the triggering or imposition of any restrictions or limitations on the right of the Company or any of its Subsidiaries to amend or terminate any Company Employee Plan.
          Section 4.21          Labor Matters.
          (a)          The Company and the Subsidiaries are in compliance in all material respects with all Applicable Laws relating to employment and employment practices, including those relating to hiring, wages, hours, leaves of absence, collective bargaining, unemployment compensation, workers' compensation, equal employment opportunity, discrimination, retaliation, harassment, reasonable accommodation, whistleblowers, immigration compliance and control, occupational health and safety, employee classification, information privacy and security, data privacy, employee and payroll records, independent contractors, payment and withholding of Taxes, and continuation coverage with respect to group health plans (collectively, "Labor Laws").  Since January 1, 2013, no Governmental Authority nor any Person has initiated or sought to maintain or, to the knowledge of the Company, threatened to initiate a Proceeding against the Company or any of its Subsidiaries (i) to the effect that the Company or any of its Subsidiaries has misclassified employees or independent contractors, and the Company and its Subsidiaries have not misclassified, any Person as (A) an independent contractor rather than as an employee or (B) an employee exempt from overtime regulations, or (ii) with respect to a material violation of Labor Laws.  The Company and its Subsidiaries have paid or properly accrued all wages and other compensation due to all employees and independent contractor, including all overtime pay, vacations or paid time off (or vacation paid time off pay), holidays or holiday pay, sick days or sick pay, commissions, bonuses, and incentive compensation.  Neither the Company nor any Subsidiary is liable for any payments to any Governmental Authority, other than Taxes and routine payments to be made in the ordinary course of business.  All Persons who are performing services for the Company or any of its Subsidiaries are legally-authorized to work in the jurisdiction where such Persons perform work and the Company and its Subsidiaries maintain appropriate records documenting this authorization for all such Persons.
          (b)          Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union, works council, employee representative or other labor organization (a "Labor Contract").  Neither the Company nor any of its Subsidiaries is subject to any charge, demand, petition or representation Proceeding seeking to compel, require or demand it to bargain with any labor union, works council, employee representative or other labor organization (a "Labor Union") nor is there pending or, to the knowledge of the Company, threatened, any labor strike, slowdown, stoppage, dispute or lockout involving the Company or any of its Subsidiaries.  Neither the Company nor any of its Subsidiaries has engaged in any unfair labor practice with respect to any Persons employed by or otherwise performing services primarily for the Company or any of its Subsidiaries, and there is no unfair labor practice complaint, grievance or other similar Proceeding against the Company or any of its Subsidiaries initiated by or pending before any Governmental Authority or, to the knowledge of the Company, threatened with respect to Persons employed by the Company or any of its Subsidiaries.  No Labor Union represents or purports to represent any Person employed by the Company or any of its Subsidiaries.  Neither the Company nor any of its Subsidiaries has any legal duty to recognize, negotiate or bargain with any Labor Union or employee or notify any Labor Union or employee in connection with the contemplated transaction.
(c)          The Company and its Subsidiaries are in compliance in all material respects with all Applicable Laws relating to worker health and safety.  Since January 1, 2013, (i) no allegations of harassment, discrimination or retaliation have been made against any director or Executive Officer of the Company or any of its Subsidiaries, (ii) no material allegations of harassment, discrimination or retaliation have been made against Persons engaged in the hiring or supervision of Persons employed by or seeking employment with the Company or any of its Subsidiaries (whether as employees or independent contractors) and (iii) neither the Company nor any of its Subsidiaries has entered into any material settlement agreement related to allegations of harassment, discrimination, retaliation or sexual misconduct by an employee, contractor, director, officer or other Representative of the Company or any of its Subsidiaries.
          (d)          Since January 1, 2013, neither the Company nor any of its Subsidiaries has effectuated a plant closing, a mass layoff, mass redundancy or termination on economic grounds, nor has the Company or any of its Subsidiaries engaged in layoffs or employment terminations sufficient in number to trigger application of any Applicable Law.
          Section 4.22          Intellectual Property.
          (a)          Section 4.22(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all registered trademarks and applications to register trademarks, Internet domain names, patents and patent applications and registered copyrights and applications to register copyrights owned by the Company or any of its Subsidiaries (collectively, the "Registered Intellectual Property Rights"), including an identification of the patent number, registration number or application serial number, the jurisdiction and the recorded owner for each listed item. The Registered Intellectual Property Rights are subsisting, and to the knowledge of the Company, valid and enforceable.  The Company and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all material Intellectual Property used in or necessary for the conduct of its business as currently conducted.
          (b)          Neither Company nor its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of any Person in any material respect.  To the knowledge of the Company, no Person has challenged, infringed, misappropriated or otherwise violated any Intellectual Property right owned by or licensed to the Company or its Subsidiaries in any material respect.  Neither the Company nor any of its Subsidiaries has received any written notice or otherwise has knowledge of any pending Proceeding with respect to any Intellectual Property used by the Company or any of its Subsidiaries or alleging that any services provided, processes used or equipment manufactured, used, imported, offered for sale or sold by the Company or any of its Subsidiaries infringes, misappropriates or otherwise violates any Intellectual Property rights of any Person.
(c)          The consummation of the Transactions will not alter, encumber, impair or extinguish any Intellectual Property right of the Company or any of its Subsidiaries or impair the right of Parent to develop, use, sell, exploit, license or dispose of, or to bring any action for the infringement or misappropriation of, any Intellectual Property right of the Company or any of its Subsidiaries.
(d)          The Company and its Subsidiaries have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all material Trade Secrets owned, used or held for use by the Company or any of its Subsidiaries and no such Trade Secrets have been disclosed by the Company or any of its Subsidiaries to a third party except under a written confidentiality agreement.
(e)          The IT Assets operate and perform in a manner that permits the Company and its Subsidiaries to conduct their respective businesses as currently conducted.  No Person has gained unauthorized access to the IT Assets.  The Company and its Subsidiaries have implemented reasonable backup and disaster recovery technology consistent with industry practices.
(f)          In connection with the collection, transfer, processing or other use of any Personal Information, the Company and each of its Subsidiaries are in compliance in all material respects with all Data Security Requirements and are not aware of any facts or circumstances that are likely to give rise to any allegation of non-compliance with any Data Security Requirements.  The Company and each of its Subsidiaries have Company Policies in place and have taken commercially reasonable physical, technical, and organizational security measures to protect all Personal Information collected by the Company or such Subsidiary from and against unauthorized access, use or disclosure.  The Company and each of its Subsidiaries: (i) to the knowledge of the Company, are not currently (and have not been) under investigation by any Governmental Authority regarding the protection, storage, use, disclosure and transfer of Personal Information; and (ii) have not received any written claim, complaint, inquiry or notice from any Governmental Authority or other Person related to the Company's or any of its Subsidiaries' collection, processing, use, storage, security or disclosure of Personal Information.
          Section 4.23          Properties.
          (a)          Neither the Company nor any of its Subsidiaries owns any real property.
          (b)          The Company and its Subsidiaries have a good and valid leasehold (or, as applicable, license or other) interest in all leases, subleases and other agreements under which the Company and its Subsidiaries use or occupy or have the right to use or occupy any real property (such property subject to a lease, sublease or other agreement, the "Leased Real Property" and such leases, subleases and other agreements are, collectively, the "Real Property Leases"), in each case, free and clear of all Liens other than any Permitted Liens.  Section 4.23(b) of the Company Disclosure Letter sets forth a true, correct and complete list of all Leased Real Property as of the date of this Agreement.  Except as would not be material to the Company and its Subsidiaries, each Real Property Lease (i) is a valid and binding obligation of the Company or its Subsidiary that is party thereto and, to the knowledge of the Company, of each other party thereto, and is in full force and effect, subject to the Bankruptcy and Equity Exception, (ii) no uncured default on the part of the Company or its Subsidiaries or the landlord thereunder, exists under any such Real Property Lease, and (iii) no Circumstance exists which, with the giving of notice, the passage of time, or both, would constitute a breach or default under any such Real Property Lease.  Neither the Company nor any of its Subsidiaries has received any written notice of the intention of any other party to a Real Property Lease to terminate for default, convenience or otherwise any Real Property Lease, nor is any such party, to the knowledge of the Company, threatening to do so.  Neither the Company nor any of its Subsidiaries are currently subleasing, licensing or otherwise granting any Person any right to use or occupy Leased Real Property.  True, correct and complete copies of each Real Property Lease, any amendment thereto and any agreement between the landlord and tenant or any third party relating to or impacting the terms and provisions of any Real Property Lease, have been made available to Parent.
(c)          To the knowledge of the Company, no petition or application to rezone or otherwise alter or amend the land use regulations affecting the Leased Real Property is pending or threatened.  Neither the Company nor any of its Subsidiaries has received any written notice of any violation of Applicable Laws, including zoning and land use regulations affecting the Leased Real Property, and to the knowledge of the Company there are no present violations of applicable zoning and land use regulations affecting the Leased Real Property.  Neither the Company nor any of its Subsidiaries has received written notice of any pending improvements, Liens or special assessments from any Governmental Authority to be made against the Leased Real Property for which the tenant under the Real Property Leases would be responsible.  To the knowledge of the Company, there are no pending or threatened proceedings in eminent domain or condemnation against any of the Leased Real Property that are material to the Company or its Subsidiaries.
          Section 4.24          Environmental Matters.
(a)          (i) No material notice, notification, demand, request for information, citation, summons, or order has been received by the Company or its Subsidiaries and no material complaint has been filed, no penalty has been assessed, and no material Proceeding is pending, unresolved in any respect or, to the knowledge of the Company, is threatened by any Governmental Authority or other Person, in each case relating to the Company or its Subsidiaries and relating to or arising out of any Environmental Law or Environmental Permit; (ii) the business and operations of the Company and its Subsidiaries are, and since January 1, 2013 have at all times been, in compliance in all material respects with all Environmental Laws and all Environmental Permits; (iii) the Company and its Subsidiaries have all material Environmental Permits necessary for the conduct of their operations (including the occupation of relevant leases and concessions), each Environmental Permit is in full force and effect in all material respects and is final with all material administrative and statutory appeal periods having expired, and all material required applications for renewal or reissuance of such Environmental Permits have been timely filed; (iv) there has been no Release that the Company or its Subsidiaries have been or would be obligated to investigate, remove, remediate, or otherwise respond to or pay any part of the costs of response pursuant to any Environmental Law or any contract entered into with any other Person, or that would result in a material liability to the Company or one of its Subsidiaries; (v) except to the extent as would not result in a material liability to the Company or one of its Subsidiaries, during the term of the Company's ownership or operation of any facility or property now or, to the knowledge of the Company, previously owned, leased, or operated by the Company or its Subsidiaries, there are and have been no (A) underground storage tanks or related piping on, in, beneath or emanating from or to any facility or property now or to the knowledge of the Company previously owned, leased, or operated by the Company or its Subsidiaries, (B) asbestos containing material in friable or damaged condition or (C) materials or equipment coated with lead-based paint; (vi) no new material expenditure will be required in order for Parent, HoldCo or Merger Sub to comply or continue to comply with any Environmental Laws in effect at the time of the Closing in connection with the operation or continued operation of the Surviving Company or any facility or property now owned or operated by the Company in a manner consistent with the current operation thereof by the Company; and (vii) there are no past or present facts, conditions or circumstances at, on or arising out of, or otherwise associated with, any current (or, to the knowledge of the Company or any of its Subsidiaries, former) businesses, assets or properties of the Company or any of its Subsidiary which are reasonably likely to give rise under any Environmental Law to material (A) costs, expenses, liabilities or obligations related to any cleanup, remediation, investigation, disposal or corrective action, (B) claims arising for personal injury, property damage or damage to natural resources, or (C) fines, penalties or injunctive relief.
(b)          Since January 1, 2013, there has been no material environmental investigation, study, audit, test, review, assessment, or other analysis conducted of which the Company has knowledge, in relation to the current or prior business of the Company or its Subsidiaries or any property or facility now or previously owned, leased, or operated by the Company during the period since January 1, 2013 to identify actual or potential liabilities or obligations of the Company or its Subsidiaries arising under or relating to any Environmental Law or Hazardous Substance or the presence of mold, asbestos, or lead paint that has not been made available to Parent prior to the date of this Agreement.
(c)          The Company has made available to Parent copies of all material Third Party audits, reports and assessments prepared or generated after January 1, 2013 bearing on environmental, health or safety matters relating to the past or current operations, facilities or vessels of the Company and its Subsidiaries which are in the possession of the Company or any of its Subsidiaries or Joint Venture Affiliates or under their reasonable control.
(d)          For purposes of this Section 4.24, the terms "Company" and "Subsidiaries" shall include any entity that is, in whole or in part, a predecessor of the Company or any of its Subsidiaries.
          Section 4.25          Insurance.  Section 4.25 of the Company Disclosure Letter sets forth a true, correct and complete list of all of the material insurance policies of the Company and its Subsidiaries currently in effect (the "Insurance Policies").  Except as would not be material to the Company and its Subsidiaries, (a) all such Insurance Policies are legal, valid, binding and enforceable in accordance with their terms and in full force and effect, (b) all premiums due and payable thereunder have been paid, (c) neither the Company nor any of its Subsidiaries is in breach or default thereunder (including any such breach or default with respect to the payment of premiums or the giving of notice), and (d) neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default of thereunder or permit termination or modification thereof.  Neither the Company nor any of its Subsidiaries has received any written notice of cancellation or termination with respect to any such Insurance Policy of the Company or any of its Subsidiaries.  Section 4.25 of the Company Disclosure Letter sets forth a true, correct and complete list of all (i) material claims made under any of the Insurance Policies since January 1, 2013 and (ii) material open claims under any of the Insurance Policies.  The Company has previously made available to Parent true, correct and complete copies of each Insurance Policy.  The Insurance Policies include (A) insurance policies and fidelity bonds covering the Company, its Subsidiaries and their respective businesses, properties, assets, directors, officers or employees, and (B) protection and indemnity, hull and machinery and war risks insurance policies and club entries covering the Company Fleet Assets in such amounts and types as are customary in the industry in which the Company and its Subsidiaries operate.
          Section 4.26          Transactions with Affiliates.  As of the date of this Agreement, since January 1, 2013, (a) there have been no transactions, or series of related transactions, agreements, arrangements or understandings in effect, nor are there any currently proposed transactions, or series of related transactions, agreements, arrangements or understandings, that would be required to be disclosed under Form 20-F under the Exchange Act that have not been otherwise disclosed in the Company SEC Documents filed prior to the date hereof and (b) no employee, officer, director, shareholder or Affiliate of the Company or any of its Subsidiaries, or any individual in such employee's, officer's, director's, shareholder's or Affiliate's family (each, a "Related Party"), is a party to any contract, arrangement or understanding with the Company or any of its Affiliates.
          Section 4.27          Takeover Statutes.  The Company is not party to a shareholder rights agreement, "poison pill" or similar agreement or plan.  The Company Board has taken all necessary action so that any takeover, anti-takeover, moratorium, "business combination", "fair price", "moratorium", "control share acquisition" or other similar Applicable Laws (other than the Cayman Companies Law and Antitrust Laws) (each, a "Takeover Statute") does not, and will not, apply to this Agreement or the Transactions.
          Section 4.28          Opinion of Financial Advisor.  The Company has received the opinion (to be confirmed in writing) of Credit Suisse Securities (USA) LLC, financial advisor to the Company, to the effect that, as of the date of such opinion and based upon and subject to the limitations, qualifications and assumptions set forth therein, the Merger Consideration to be received by the Company's shareholders is fair from a financial point of view to such shareholders.
          Section 4.29          Finders' Fees.  There is no (a) investment banker, broker, finder, consultant, advisor or other intermediary, (b) director, officer, shareholder or employee of the Company or any of its Affiliates or (c) any of the family members or Affiliates of the foregoing who will be entitled to any fee or commission from the Company or any of its Affiliates in connection with the Merger (each, a "Finder").  Section 4.29 of the Company Disclosure Letter sets forth a true, correct and complete list of all Finders and any contract, arrangement or understanding (oral or written) between the Company or any of its Affiliates, on the one hand, and any Finder, on the other hand.
          Section 4.30          No Ownership of Parent Registered Shares.  Neither the Company nor any of its Subsidiaries beneficially owns, directly or indirectly, any Parent Registered Shares or other securities convertible into, exchangeable for or exercisable for Parent Registered Shares, and neither the Company nor any of its Subsidiaries has any rights to acquire any Parent Registered Shares (other than any such securities owned by the Company or any of its Subsidiaries in a fiduciary, representative or other capacity on behalf of other Persons, whether or not held in a separate account).  There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the share capital or other equity interest of Parent or any of its Subsidiaries.
          Section 4.31          Absence of Certain Actions.  To the knowledge of the Company, no Representative (including the Manager) of the Company has taken any action (or failed to take any action) that is binding upon, or affects the business, assets or liabilities of, the Company or any of its Subsidiaries or Joint Venture Affiliates that, if such action (or failure to act) were directly taken by the Company or any of its Subsidiaries or Joint Venture Affiliates, would constitute a breach of any of Section 4.04, Section 4.10, Section 4.11, or Section 4.13 through Section 4.30.

ARTICLE 5

 Representations and Warranties of Parent
Subject to Section 11.05, except as Previously Disclosed by Parent, Parent represents and warrants to the Company that:
          Section 5.01          Existence and Power.  Each of Parent, HoldCo and Merger Sub is a corporation or company, as applicable, duly incorporated or formed, as applicable, validly existing and in good standing (in jurisdictions where such concept exists) under the laws of its jurisdiction of incorporation or formation, as applicable, and has all corporate or company, as applicable, power and authority required to carry on its business as now conducted, except for any failure to be in good standing which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.  Parent is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing (in jurisdictions where such concept exists) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.  Since the date of its formation, neither HoldCo nor Merger Sub has engaged in any activities other than in connection with or as contemplated by this Agreement.  Each of HoldCo and Merger Sub was formed solely for the purpose of consummating the Merger and the Transactions.  All of the issued and outstanding shares of HoldCo and Merger Sub have been validly issued, are fully paid and nonassessable and are owned by, and at the Effective Time will be owned by a Parent or one of its Subsidiaries, free and clear of all Liens.
          Section 5.02          Authorization.
          (a)          The execution, delivery and performance by each of Parent, HoldCo and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions are within the corporate or company, as applicable, powers of each of Parent, HoldCo and Merger Sub and, except for the Parent Shareholder Approval and the required approval of the shareholder of HoldCo and Merger Sub in connection with the consummation of the Transactions, have been duly authorized by all necessary corporate or company, as applicable, action on the part of Parent, HoldCo and Merger Sub.  The affirmative vote of (i) at least two-thirds of the votes attached to, and the absolute majority of the par value of, the Parent Registered Shares, each as present or represented at an extraordinary general meeting of Parent's shareholders, approving the Authorized Share Capital and the related amendments to Parent's articles of association in connection therewith, on the basis of which the Parent Board is authorized to effect the Parent Share Issuance, and (ii) a majority of the votes attached to the Parent Registered Shares present or represented at an extraordinary general meeting of Parent's shareholders, approving the Parent Share Issuance, are the only votes of the holders of any of Parent's share capital necessary in connection with the consummation of the Merger (the "Parent Shareholder Approval").  This Agreement has been duly executed and delivered by each of Parent, HoldCo and Merger Sub and (assuming due authorization, execution and delivery by the Company) constitutes a valid and binding agreement of each of Parent, HoldCo and Merger Sub enforceable against Parent, HoldCo and Merger Sub in accordance with its terms (subject to the Bankruptcy and Equity Exceptions).
(b)          The Parent Board has unanimously (i) determined that it is in the best interest of Parent and its shareholders, and declared it advisable, to enter into this Agreement and the Plan of Merger, (ii) approved the execution, delivery and performance of this Agreement and the Plan of Merger and the consummation of the Transactions, and (iii) approved the submission to a vote by shareholders at an extraordinary general meeting of Parent's shareholders on the Authorized Share Capital, on the basis of which the Parent Board is authorized to effect the Parent Share Issuance, and any matter related thereto, including the related amendments to Parent's articles of association.
(c)          The boards of directors of each of HoldCo and Merger Sub have (i) approved the execution, delivery and performance by HoldCo and Merger Sub, respectively, of this Agreement, the Plan of Merger and the consummation of the Transactions, and (ii) declared it advisable for HoldCo and Merger Sub, respectively, to enter into this Agreement and the Plan of Merger.
(d)          Parent, acting in the capacity as the sole shareholder of HoldCo, has approved the execution, delivery and performance by HoldCo of this Agreement, the Plan of Merger and the consummation of the Transactions.  HoldCo, acting in the capacity as the sole shareholder of Merger Sub, has approved the execution, delivery and performance by Merger Sub of this Agreement, the Plan of Merger and the consummation of the Transactions.
          Section 5.03          Governmental Authorization.  Assuming the accuracy of the representations and warranties set forth in Section 4.03, the execution, delivery and performance by Parent, HoldCo and Merger Sub of this Agreement and the consummation by Parent, HoldCo and Merger Sub of the Transactions require no action by or in respect of, or filing by Parent or its Subsidiaries with, any Governmental Authority, other than (a) the filing of the Plan of Merger with the Registrar of Companies of the Cayman Islands and appropriate documents with the relevant authorities of other jurisdictions in which Parent is qualified to do business, (b) compliance with any applicable requirements with respect to the Antitrust Laws of the Requisite Jurisdictions, (c) compliance by Parent and the Company with any applicable requirements of the Securities Act, the Exchange Act, any other applicable state or federal securities laws and the rules and regulations of the NYSE and NASDAQ, and (d) the registration of the Authorized Share Capital, the Parent Share Issuance and the related amendments to Parent's articles of association in connection therewith with the commercial register of the Canton of Zug, Switzerland, and the issuance of the Parent Registered Shares in uncertificated book-entry form.
          Section 5.04          Non-contravention.  The execution, delivery and performance by Parent, HoldCo and Merger Sub of this Agreement and the consummation by Parent, HoldCo and Merger Sub of the Transactions do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the articles of association, organizational resolutions and memorandum and articles of association (or similar organizational documents) of Parent or any of its Subsidiaries, (b) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any Applicable Law with respect to

Parent or any of its Subsidiaries, (c) assuming compliance with the matters referred to in Section 5.03, require any consent or other action by any Person under, (with or without the giving of notice) constitute a default under, or cause or permit (with or without the giving of notice) the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries or (d) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (b) through (d), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.
          Section 5.05          Capitalization.
          (a)          As of the date of this Agreement, the issued share capital of Parent consists of 462,874,389 Parent Registered Shares.  As of the date of this Agreement, there were outstanding 461,887,802 Parent Registered Shares.  The new Parent Registered Shares to be issued as Share Consideration will, upon the Parent Shareholder Approval, be duly authorized and, when issued in accordance with the terms of this Agreement, be validly issued and fully paid and nonassessable, and the issuance thereof will be free of preemptive right.  Parent owns, directly or indirectly, all of the issued and outstanding share capital of HoldCo and Merger Sub.
          (b)          As of the date of this Agreement, except (i) shares reserved for issuance upon exchange of the Parent Bonds or (ii) as set forth in Section 5.05(a) of this Agreement, there are no issued, reserved for issuance or outstanding (A) shares or other voting securities or ownership interests in Parent, (B) securities of Parent convertible into or exchangeable for shares or other voting securities of or ownership interests in Parent, (C) warrants, calls, options or other rights to acquire from Parent, or other obligations of Parent to issue, any share capital, voting securities or securities convertible into or exchangeable for share capital or voting securities of Parent, or (D) restricted shares, share appreciation rights, performance units, contingent value rights, "phantom" shares or similar securities or rights, in each case issued by Parent, that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any share capital or voting securities of Parent (the items in clauses (A) through (D) being referred to collectively as the "Parent Securities").  As of the date of this Agreement, other than the Parent Bonds, there are no outstanding bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Parent may vote.  As of the date of this Agreement, there are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Parent Securities.  As of the date of this Agreement, other than the Company Voting and Support Agreements and the Parent Voting and Support Agreements, neither Parent nor any of its Subsidiaries is a party to any agreement with respect to the voting of any Parent Securities.
          Section 5.06          Subsidiaries.
(a)          Each Subsidiary of Parent has been duly organized, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization, and has all organizational power and authority required to carry on its business as now conducted, except for any failure to be in good standing as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.  Each such Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.  All material Subsidiaries of Parent and their respective jurisdictions of organization are identified in Parent's most recent annual report on Form 10-K.
          (b)          All of the outstanding share capital or other voting securities of, or ownership interests in, each Subsidiary of Parent is owned by Parent, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such share capital or other voting securities or ownership interests).  There are no issued, reserved for issuance or outstanding (i) securities of Parent or any of its Subsidiaries convertible into, or exchangeable for, shares or other voting securities of, or ownership interests in, any Subsidiary of Parent, (ii) warrants, calls, options or other rights to acquire from Parent or any of its Subsidiaries, or other obligations of Parent or any of its Subsidiaries to issue, any share capital or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable for, any share capital or other voting securities of, or ownership interests in, any Subsidiary of Parent or (iii) restricted shares, share appreciation rights, performance units, contingent value rights, "phantom" shares or similar securities or rights, in each case issued by Parent or any Subsidiary, that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any share capital or other voting securities of, or ownership interests in, any Subsidiary of Parent (the items in clauses (i) through (iii) being referred to collectively as the "Parent Subsidiary Securities").  There are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Parent Subsidiary Securities.  Except for the capital shares or other voting securities of, or other ownership interests in, its Subsidiaries, Parent does not own, directly or indirectly, any capital shares or other voting securities of, or other ownership interests in, any Person.
          Section 5.07          SEC Filings and the Sarbanes-Oxley Act.
          (a)          Parent has timely filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required by Applicable Law to be filed or furnished by Parent since January 1, 2016 (collectively, together with any exhibits and schedules thereto and other information incorporated by reference therein in accordance with applicable SEC regulations, the "Parent SEC Documents").  No other Subsidiary of Parent is required to file any report, schedule, form, statement, prospectus, registration statement or other document with the SEC.
(b)          As of its filing date (and as of the date of any amendment), each Parent SEC Document complied, and each Parent SEC Document filed subsequent to the date of this Agreement will comply, in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and other Applicable Law, as the case may be.
(c)          As of their respective filing dates (and as of the date of any amendment), the

Parent SEC Documents filed pursuant to the Exchange Act did not, and the Parent SEC Documents filed subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
(d)          As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to the Parent SEC Documents.  To Parent's knowledge, as of the date of this Agreement, none of the Parent SEC Documents are the subject of any ongoing SEC review or investigation.
(e)          Each Parent SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not, and any Parent SEC Document that is a registration statement filed subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.
(f)          Parent has complied in all material respects with (i) all current listing and corporate governance rules and regulations of the NYSE and (ii) all rules, regulations and requirements of the Sarbanes-Oxley Act.
(g)          Parent has established and maintains disclosure controls and procedures required by Rule 13a-15(e) or 15d-15(e) under the Exchange Act.  Such disclosure controls and procedures are designed to ensure that material information relating to Parent, including its consolidated Subsidiaries, is made known to Parent's principal executive officer and its principal financial officer by others within such entities, particularly during the periods in which the periodic reports required under the Exchange Act are prepared.  Such disclosure controls and procedures are effective in timely alerting Parent's principal executive officer and principal financial officer to material information required to be included in Parent's periodic and current reports required under the Exchange Act.  For the purposes of this Agreement, "principal executive officer" and "principal financial officer" shall have the meanings given to such terms in the Sarbanes-Oxley Act.
(h)          Since January 1, 2013, Parent, under the supervision of its principal executive officer and principal financial officer, has established and maintained internal controls.  Such internal controls are sufficient to provide reasonable assurance regarding the reliability of Parent's financial reporting and the preparation of Parent's financial statements for external purposes in accordance with GAAP.  Parent has disclosed, based on its most recent evaluation of internal controls prior to the date of this Agreement, to Parent's auditors and audit committee of the Parent Board (i) all "significant deficiencies" and "material weaknesses" (as such terms are defined by the Public Company Accounting Oversight Board) in the design or operation of internal controls which are reasonably likely to adversely affect in any material respect Parent's ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent's internal controls.  Parent has made available to the Company prior to the date of this Agreement a summary of any such disclosure made by management to Parent's auditors and audit committee of the Parent Board since January 1, 2016.

(i)          There are no outstanding loans or other extensions of credit, including in the form of a personal loan (within the meaning of Section 402 of the Sarbanes-Oxley Act), made by Parent to any Executive Officer or director of Parent.  Parent has not, since the enactment of the Sarbanes-Oxley Act, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.
(j)          Since January 1, 2013, each of the principal executive officer and principal financial officer of Parent (or each former principal executive officer and principal financial officer of Parent, as applicable) have made all certifications required by Rule 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and the statements contained in any such certifications were, when made, complete and correct.
(k)          Since January 1, 2013, no Executive Officer or director of Parent has received from any former or current auditor, accountant, consultant or representative of Parent or any Governmental Authority, written notice of, any material complaint or allegation, whether written or oral, that Parent has engaged in material improper accounting practices.  No attorney representing Parent has reported to the current Parent Board or any committee thereof or to any current director or Executive Officer of Parent evidence of a material violation of U.S. or other securities laws or material breach of fiduciary duty by Parent or any of its officers or directors.
(l)          To Parent's knowledge, no employee of Parent is providing, or since January 1, 2013 has provided, information to any law enforcement agency regarding any conduct which the employee reasonably believes constitutes a violation of, nor filed, caused to be filed, testified, participated in, or otherwise assisted in a Proceeding relating to an alleged material violation of, chapter 63 of title 18, U.S. Code, sections 1341, 1343, 1344, or 1348, any rule or regulation of the SEC, or any provision of Federal law relating to fraud against shareholders as described in Section 806 of the Sarbanes-Oxley Act by Parent.
(m)          Except for such items that are of the type to be set forth in the notes to the consolidated financial statements of Parent, Parent is not a party to any off-balance sheet contract or other "off-balance sheet arrangements" (as defined in Item 303(a)(4)(ii) of Regulation S-K of the SEC), where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its Subsidiaries in the Parent SEC Documents.
          Section 5.08          Financial Statements and Financial Matters.  The consolidated financial statements (including all related notes and schedules) of Parent included in or incorporated by reference into the Parent SEC Documents (i) fairly present in all material respects the consolidated financial position of Parent, as of the respective dates thereof, and the consolidated results of its operations and its consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with GAAP (except, in the case of the unaudited statements, subject to normal year-end audit adjustments and the absence of footnote disclosure, the effect of which shall not be material) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), and (iii) have been prepared from and are in accordance with, in all material respects, the books and records of Parent and its Subsidiaries.  The books and records of Parent and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.  As of the date of this Agreement, Ernst & Young LLP has not resigned (or informed Parent that it intends to resign) or been dismissed as independent public accountants of Parent as a result of or in connection with any disagreements with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
          Section 5.09          Fleet Assets.
          (a)          Section 5.09(a) of the Parent Disclosure Letter sets forth a true, correct and complete list of all drilling units and vessels owned by Parent or any of its Subsidiaries (the "Parent Fleet Assets"), including, as applicable with respect to each Parent Fleet Asset: the name, registered owner, capacity (gross tonnage or deadweight tonnage, as specified therein), year built, classification society, class, IMO number, flag state, and whether any such Parent Fleet Asset is "cold stacked," "warm stacked" or is being prepared to be "cold stacked" or "warm stacked."  Neither Parent nor any of its Subsidiaries leases or charters-in any drilling units or vessels.
(b)          Parent or its Subsidiaries has good and marketable title to the Parent Fleet Assets, as set forth on Section 5.09(a) of the Parent Disclosure Letter, in each case free and clear of all Liens other than any Permitted Liens and no such Parent Fleet Asset or any related asset is leased under an operating lease from a lessor that, to Parent's knowledge, has incurred non-recourse indebtedness to finance the acquisition or construction of such Parent Fleet Asset.  Parent has made available to the Company true, correct and complete copies of all current class status reports from the relevant class societies relating to Parent Fleet Assets.
(c)          To the extent consistent with its operating status, each Parent Fleet Asset has been maintained consistent with general practice in the offshore drilling industry and is in good operating condition and repair, subject to ordinary wear and tear.  To the extent consistent with its operating status, each Parent Fleet Asset is seaworthy, has all material national and international operating certificates and endorsements, each of which is valid, that are required for the operation of such Parent Fleet Asset in the trades and geographic areas in which it is operated.
          (d)          Parent and each of its Subsidiaries operates each Parent Fleet Asset, as applicable, in compliance with all Applicable Law and Maritime Guidelines, except where such failure to be in compliance has not had and would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on Parent.  Parent and each of its Subsidiaries are qualified in all material respects to own and operate the Parent Fleet Assets, as set forth on Section 5.09(a) of the Parent Disclosure Letter, under Applicable Law, including the Applicable Laws of each Parent Fleet Asset's flag state.
(e)          To the extent consistent with its operating status, each Parent Fleet Asset is classed by a classification society which is a member of the International Association of Classification Societies and possesses class certificates free from overdue conditions affecting class and valid through the date of this Agreement, and, to Parent's knowledge no event has occurred and no condition exists that would cause such Parent Fleet Asset's class to be suspended or withdrawn, and is duly and lawfully documented under the laws of its flag jurisdiction.

          Section 5.10          Disclosure Documents.  The information relating to Parent and its Subsidiaries that is provided by Parent, any of its Subsidiaries or any of their respective Representatives for inclusion or incorporation by reference in the Registration Statement or the Joint Proxy Statement/Prospectus will not (a) in the case of the Registration Statement, at the time the Registration Statement or any amendment or supplement thereto becomes effective and at the time of the Company Shareholder Meeting and the Parent Shareholder Meeting, and (b) in the case of the Joint Proxy Statement/Prospectus, at the time the Joint Proxy Statement/Prospectus or any amendment or supplement thereto is first mailed to the shareholders of the Company and the shareholders of Parent and at the time of the Company Shareholder Meeting and Parent Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.
          Section 5.11          Taxes.
(a)          (i) All material Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, Parent or any of its Subsidiaries have been filed when due (taking into account extensions) in accordance with Applicable Law, and all such material Tax Returns were, at the time of filing, accurate and complete in all material respects, and (ii) each of Parent and its Subsidiaries has paid (or has had paid on its behalf) all Taxes shown as due and payable on such Tax Returns and all material Taxes otherwise due and payable, except for any such Taxes (A) contested in good faith or (B) for which adequate reserves have been established under GAAP.  Parent has sought and obtained advice from external advisors concerning its Tax filing obligations and Tax compliance policies in all relevant material jurisdictions.
(b)          As of the date of this Agreement, (i) there is no Proceeding now pending or threatened in writing by any Taxing Authority against Parent or its Subsidiaries in respect of any material Tax, (ii) no deficiencies for any material Taxes have been proposed, asserted or assessed against Parent or any of its Subsidiaries, and (iii) no requests for waivers of the time to assess any such Taxes are pending or have been granted.
(c)          Neither Parent nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction intended to be governed by Section 355 of the Code (i) within the past three years or (ii) in a transaction that could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) that includes the Transactions.
(d)          Neither Parent nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Effective Time as a result of any (i) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed on or prior to the Effective Time, (ii) installment sale or open transaction disposition made on or prior to the Effective Time, (iii) prepaid amount received on or prior to the Effective Time, (iv) intercompany item under Treasury Regulation Section 1.1502-13, (v) change in accounting method for a Taxable period ending on or before the Effective Time, or (vi) election under Section 108(i) of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law).

(e)          Parent has not requested, received or executed with any Taxing Authority any ruling or binding agreement which could have a material adverse effect in a post-Closing period.
(f)          Neither Parent nor any of its Subsidiaries (i) is a member of any group that files an affiliated, consolidated, combined or unitary Tax Return (other than a group of which Parent or any of its Subsidiaries is the common parent), (ii) was a member of any group that filed an affiliated, consolidated, combined or unitary Tax Return (other than a group of which Parent or any of its Subsidiaries is the common parent) for a Tax year during which Parent or any of its Subsidiaries was a member and that remains open under any applicable statute of limitations, or (iii) has any liability for the Taxes of another Person under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of state, local or non-U.S. income Tax law), as a transferee or successor or otherwise.
(g)          Parent and each of its Subsidiaries have withheld and paid to the appropriate Taxing Authorities all material Taxes required to be withheld and paid by them on payments to any employee, independent contractor, shareholder, creditor, customer or other third party.
(h)          There are no material Liens for Taxes on or pending against any assets of Parent or any of its Subsidiaries other than Permitted Liens.
(i)          No claim has been made in writing by any Taxing Authority in a jurisdiction where Parent or Parent's Subsidiaries do not file Tax Returns that Parent or any of its Subsidiaries is or may be subject to Taxation by, or required to file any Tax Return in, that jurisdiction.
(j)          Neither Parent nor any of its Subsidiaries is a party to any Tax Sharing Agreement, but excluding any Tax Sharing Agreement entered into in the ordinary course of business and any such agreement the principal purpose of which does not relate to Taxes.
(k)          Neither Parent nor any of its Subsidiaries has a permanent establishment in any country other than (i) the country of its formation or (ii) any country in which it files a Tax Return.
(l)          Neither Parent nor any of its Subsidiaries is or has been a party to any "reportable transaction," as defined in Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b)(1).
(m)          The charges, accruals and reserves for Taxes with respect to Parent and its Subsidiaries reflected in each of the consolidated balance sheets included in or incorporated by reference into the Parent Balance Sheet (including the related notes and schedules) are adequate under GAAP to cover unpaid Tax liabilities accruing through the date thereof.
          Section 5.12          Employee Benefit Plans.
          (a)          Section 5.12(a) of the Parent Disclosure Letter contains a true, correct and complete list separately identifying each Parent Non-U.S. Employee Plan and each Parent U.S. Employee Plan (each a "Parent Employee Plan").  Parent has delivered or made available to the Company true, correct and complete copies, together with all amendments, of each Parent

Employee Plan that would be required to be disclosed pursuant to Item 601(b)(10) of Regulation S-K.
(b)          Each Parent Employee Plan has been administered in accordance with its terms and is in compliance with all Applicable Laws, except for instances that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.
(c)          (i) Each Parent Employee Plan that is intended to qualify for favorable Tax benefits under the Applicable Laws of any jurisdiction has, to the knowledge of Parent, been operated and maintained in a manner to remain so qualified, and (ii) to the knowledge of Parent no condition exists and no event has occurred that could reasonably be expected to result in the loss or revocation of such status.  Neither Parent nor any of its Subsidiaries has incurred any obligation in connection with the termination or wind-up of, or withdrawal from, any Parent U.S. Employee Plan that is a "pension plan" as defined in Section 3(2) of ERISA or any Parent Retirement Plan, and, to the knowledge of Parent, no condition exists and no event has occurred that would reasonably be expected to constitute grounds under Applicable Laws to terminate, wind-up or appoint a trustee to administer any such Parent U.S. Employee Plan or Parent Retirement Plan.  To the knowledge of Parent, all benefits, contributions and premiums relating to each Parent Employee Plan have been timely paid or made in accordance with the terms of such Parent Employee Plan and the terms of all Applicable Laws and no request by Parent or any of its Subsidiaries has been made to waive or defer payment of any benefits, contributions or premiums that would otherwise be required to be made to any Parent Employee Plan.  No claim, action, litigation, proceeding, audit, examination, investigation or administrative proceeding has been made, commenced or, to the knowledge of Parent, threatened with respect to any Parent Employee Plan (other than routine claims for benefits payable in the ordinary course) that would reasonably be expected to result in a material liability of Parent or any of its Subsidiaries.  Neither Parent, nor, to the knowledge of Parent, any other Person has engaged in any prohibited transaction with any Parent Employee Plan that could reasonably be expected to give rise to any material Tax or penalty for which Parent could reasonably be expected to incur any material liability.  Except to the extent it would not reasonably be expected to result in a material liability to Parent and its Subsidiaries, individually or in the aggregate, all required consents and releases necessary or desirable in connection with the amendment, modification or termination of any Parent Employee Plan (or any plan, program or arrangement that would be a Parent Employee Plan if it had not been amended, modified or terminated), have been validly obtained and are fully effective.  With respect to each Parent Employee Plan, no event has occurred and no condition or circumstance has existed that could result in an increase in the benefits under or the expense of maintaining any such Parent Employee Plan from the level of benefits or expense incurred for the most recent fiscal year ended thereof, except for any such increase as would not be material to Parent and its Subsidiaries, taken as a whole.  No Parent Employee Plan has assets that include securities issued by Parent or any of its Subsidiaries.  No Parent Employee Plan provides for the payment of severance, termination, change in control or similar-type payments or benefits.
(d)          Except as would not result in any material liability to Parent or any of its Subsidiaries, each Parent Employee Plan which is a "nonqualified deferred compensation plan" (within the meaning of Section 409A of the Code) that Parent is a party to with any employee subject to U.S. income Tax either is not subject to the provisions of Section 409A of the Code or has been operated and administered in compliance in all material respects with Section 409A of the Code.
          (e)          Except as would not reasonably be expected to result in any material liability to Parent or any of its Subsidiaries, each Parent U.S. Employee Plan that is a "group health plan" as defined in Section 733(a)(1) of ERISA (a "Parent Health Plan") (i) is currently in compliance with the Healthcare Reform Laws, and (ii) has been in compliance in all material respects with all applicable Healthcare Reform Laws since January 1, 2012; and, to the knowledge of Parent, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to subject Parent, any of its Subsidiaries, or any Parent Health Plan to penalties or excise taxes under Sections 4980D, 4980H, or 4980I of the Code.  Neither Parent nor any of its ERISA Affiliates has incurred or expects to incur any material liability (including additional contributions, fines, taxes or penalties) as a result of a failure to administer or operate any Parent U.S. Employee Plan that is a "group health plan" (as such term is defined in Section 607(1) of ERISA or Section 5000(b)(1) of the Code) in compliance with the applicable requirements of COBRA.
(f)          None of Parent nor any of its Subsidiaries has, within the preceding six year period, ever maintained or contributed to, or had any obligation to contribute to, any Parent U.S. Employee Plan.
(g)          None of Parent nor any of its Subsidiaries has incurred, and no Circumstance exists that would reasonably be expected to result in, any unsatisfied liability of Parent and its Subsidiaries under Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA arising in connection with any Parent U.S. Employee Plan covered or previously covered by Title IV of ERISA or such Sections 412 of the Code or Section 302 of ERISA.  No Parent U.S. Employee Plan is a "multiple employer plan" (within the meaning of the Code or ERISA).
          (h)          The present value of the accrued benefit liabilities attributable to employees and former employees of Parent and for which Parent is or may be liable under each Parent Employee Plan that provides pension, retirement or other similar benefits (each, a "Parent Retirement Plan"), determined as of the end of the most recently ended fiscal year of Parent, on the basis of actuarial assumptions, each of which is reasonable, are funded at no less than the minimum legally required level of each jurisdiction in which the plan is registered and are properly reflected by adequate reserves included in the consolidated financial statements of Parent included in or incorporated by reference into the Parent SEC Documents.
(i)          No Parent Employee Plan provides for post-employment or retiree health, life insurance and/or other welfare benefits, and Parent does not have any obligation to provide any such benefits to any retired or former employees or active employees following such employees' retirement or termination of service, other than any such plan the cost of which is borne by the employee.  There are no liabilities of Parent with respect to any Parent Employee Plan that are not properly accrued and reflected in the financial statements in accordance with applicable accounting rules.  No condition or circumstance exists that would prevent the amendment or termination of any Parent Employee Plan.
(j)          The execution of, and performance of, the Transactions will not (either alone or upon the occurrence of any additional or subsequent events) (i) constitute an event under any Parent Employee Plan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee or consultant of Parent and its Subsidiaries or trigger the right of any employee to terminate any employment relationship with Parent and its Subsidiaries, or (ii) result in the triggering or imposition of any restrictions or limitations on the right of Parent any of its Subsidiaries to amend or terminate any Parent Employee Plan.
          Section 5.13          Absence of Certain Changes.  Since the Parent Balance Sheet Date until the date of this Agreement, there has not been any Circumstance that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.  Since the Parent Balance Sheet Date (a) the business of Parent and its Subsidiaries has been conducted in the ordinary course consistent with past practice in all material respects and (b) there has not been any action taken by Parent or any of its Subsidiaries that, if taken without the Company's prior written consent during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 7.01.
          Section 5.14          No Undisclosed Material Liabilities.  There are no liabilities or obligations of Parent or any of its Subsidiaries, of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (a) liabilities or obligations disclosed and provided for in the Parent Balance Sheet or in the notes thereto, (b) liabilities or obligations incurred in connection with the Transactions, (c) liabilities or obligations incurred in the ordinary course of business consistent with past practice since the Parent Balance Sheet Date and which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, (d) liabilities or obligations that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.
          Section 5.15          Environmental Matters.
(a)          (i) No material notice, notification, demand, request for information, citation, summons, or order has been received by Parent or its Subsidiaries and no material complaint has been filed, no penalty has been assessed, and no material Proceeding is pending, unresolved in any respect or, to the knowledge of Parent, is threatened by any Governmental Authority or other Person, in each case relating to Parent or its Subsidiaries and relating to or arising out of any Environmental Law or Environmental Permit; (ii) the business and operations of Parent and its Subsidiaries are, and since January 1, 2013 have at all times been, in compliance in all material respects with all Environmental Laws and all Environmental Permits; (iii) Parent and its Subsidiaries have all material Environmental Permits necessary for the conduct of their operations (including the occupation of relevant leases and concessions), each Environmental Permit is in full force and effect in all material respects and is final with all material administrative and statutory appeal periods having expired, and all material required applications for renewal or reissuance of such Environmental Permits have been timely filed; (iv) there has been no Release that Parent or its Subsidiaries have been or would be obligated to investigate, remove, remediate, or otherwise respond to or pay any part of the costs of response pursuant to any Environmental Law or any contract entered into with any other Person, or that would result in a material liability to Parent or one of its Subsidiaries; (v) except to the extent as would not result in a material liability to Parent or one of its Subsidiaries, during the term of Parent's ownership or operation of any facility or property now or, to the knowledge of Parent, previously owned, leased, or operated by Parent or its Subsidiaries, there are and have been no (A) underground storage tanks or related piping on, in, beneath or emanating from or to any facility or property now or to the knowledge of Parent previously owned, leased, or operated by Parent or its Subsidiaries, (B) asbestos containing material in friable or damaged condition or (C) materials or equipment coated with lead-based paint; and (vi) there are no past or present facts, conditions or circumstances at, on or arising out of, or otherwise associated with, any current (or, to the knowledge of Parent or any of its Subsidiaries, former) businesses, assets or properties of Parent or any of its Subsidiary which are reasonably likely to give rise under any Environmental Law to material (A) costs, expenses, liabilities or obligations related to any cleanup, remediation, investigation, disposal or corrective action, (B) claims arising for personal injury, property damage or damage to natural resources, or (C) fines, penalties or injunctive relief.
(b)          Since January 1, 2013, there has been no material environmental investigation, study, audit, test, review, assessment, or other analysis conducted of which Parent has knowledge, in relation to the current or prior business of Parent or its Subsidiaries or any property or facility now or previously owned, leased, or operated by Parent during the period since January 1, 2013 to identify actual or potential liabilities or obligations of Parent or its Subsidiaries arising under or relating to any Environmental Law or Hazardous Substance or the presence of mold, asbestos, or lead paint that has not been made available to Parent prior to the date of this Agreement.
(c)          For purposes of this Section 4.24, the terms "Parent" and "Subsidiaries" shall include any entity that is, in whole or in part, a predecessor of Parent or any of its Subsidiaries.
          Section 5.16          Litigation.  There is no Proceeding pending against or, to the knowledge of Parent, threatened against, (a) Parent or any of its Subsidiaries, (b) any present or former officer, director or employee of Parent or any of its Subsidiaries in their respective capacities as such, (c) any Person for whom Parent or any of its Subsidiaries may be liable with respect to such Proceeding or (d) any of Parent or its Subsidiaries' assets or properties, before (or, in the case of threatened Proceedings, would be before) any Governmental Authority, that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.  As of the date of this Agreement, there is no Proceeding pending against or, to the knowledge of Parent, threatened against, Parent or any of its Subsidiaries that challenges or seeks to prevent, enjoin, alter or delay the Merger or any of the other Transactions.  There is no agreement, judgment, decree, injunction, rule or order of any Governmental Authority outstanding or, to the knowledge of Parent threatened against, or investigation by any Governmental Authority involving, Parent or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.
          Section 5.17          Compliance with Applicable Laws.
(a)          Each of Parent and its Subsidiaries (i) is in material compliance with and, since

January 1, 2013, has been in material compliance with, all Applicable Laws, (ii) has not received written notice alleging any material violation of any Applicable Law since January 1, 2013, and (iii) is not subject to a pending, or to the knowledge of Parent, threatened investigation by any Governmental Authority with respect to an alleged material violation of Applicable Laws.
(b)          Neither (i) Parent, nor any of its Subsidiaries, nor, to Parent's knowledge, any director, officer, or employee of Parent or any of its Subsidiaries, nor (ii) to Parent's knowledge, any Representative while acting on behalf of any of the foregoing, has directly or indirectly (A) made or offered any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns or violated any provisions of the Anti-Corruption Laws, or (B) taken or directed any action, directly or indirectly, on behalf of Parent or any of its Subsidiaries that would constitute a violation of the Anti-Corruption Laws.  To the knowledge of Parent, Parent and each of its Subsidiaries has made and kept books, records, and accounts which, in reasonable detail, accurately and fairly reflect in all material respects the transactions and dispositions of the assets of Parent and each of its Subsidiaries.  Parent maintains Parent Policies that are reasonably designed to ensure, and that are reasonably expected to continue to ensure, continued compliance with the Anti-Corruption Laws.  Neither Parent nor any of its Subsidiaries, nor, to the knowledge of Parent, any director, officer or employee of Parent or any of its Subsidiaries, are, or have been, subject to any actual, pending, or, to Parent's knowledge, threatened civil, criminal, or administrative actions or governmental investigations, inquiries or enforcement actions, or made any voluntary disclosures to any Governmental Authority, involving Parent or any of its Subsidiaries relating to alleged violations of Anti-Corruption Laws.
(c)          Neither (i) Parent, any of its Subsidiaries, nor to Parent's knowledge any employee, officer, or director of Parent or any of its Subsidiaries nor (ii) to Parent's knowledge, any Representative of any of the foregoing, (A) is currently or has been the target of Trade Sanctions (including by being designated on the list of Specially Designated Nationals and Blocked Persons or on any other sanctions list maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union or Her Majesty's Treasury), or is or has been operating, organized or resident in a country or territory that itself is the target of Trade Sanctions (currently, Crimea, Cuba, Iran, North Korea, Sudan and Syria); or (B) has directly or, to the knowledge of Parent, indirectly, participated in any prohibited or unlawful transaction or dealing involving a Person that is the target of Trade Sanctions, or with any Person operating, organized, or resident in a country or territory that is the target of Trade Sanctions.  Each of Parent, its Subsidiaries and, to Parent's knowledge, any Representatives of the foregoing (1) has conducted its business in compliance in all material respects with all applicable Trade Sanctions and Export Control Laws; (2) have obtained, and are in compliance in all material respects with, all required export and import licenses, license exceptions and other consents, notices, approvals, orders, permits, authorizations, declarations, classifications and filings with any Governmental Authority required for the import, export and re-export of products, software and technology; and (3) has maintained Parent Policies that are reasonably designed to ensure, and that are reasonably expected to continue to ensure, continued compliance therewith.
          Section 5.18          Takeover Statutes.  Assuming the representations and warranties set forth in Section 4.27 and Section 4.30 are true and correct, no Takeover Statutes apply to this Agreement or any of the Transactions.

          Section 5.19          Opinion of Financial Advisor.  The Parent Board has received the opinion of Citigroup Global Markets Inc., financial advisor to Parent, to the effect that, as of the date of such opinions and based upon and subject to the factors, limitations, qualifications, assumptions and other matters set forth therein, the Merger Consideration to be paid by Parent pursuant to this Agreement is fair, from a financial point of view, to Parent.
          Section 5.20          Finders' Fees.  Except for Citigroup Global Markets Inc., financial advisor to Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or any of its Subsidiaries who might be entitled to any fee or commission from Parent or any of its Affiliates in connection with the Transactions.
          Section 5.21          No Ownership of Company Common Shares.  Neither Parent nor any of its Subsidiaries beneficially owns, directly or indirectly, any Company Common Shares or other securities convertible into, exchangeable for or exercisable for Company Common Shares, and neither Parent nor any of its Subsidiaries has any rights to acquire any Company Common Shares (other than any such securities owned by Parent or any of its Subsidiaries in a fiduciary, representative or other capacity on behalf of other Persons, whether or not held in a separate account).  There are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting of the share capital or other equity interest of the Company or any of its Subsidiaries.
ARTICLE 6

 Covenants of the Company
          Section 6.01          Conduct of the Company.  Except (i) with the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned; provided that such consent will be deemed to have been given by Parent if (A) Parent's response to the Company's written request for such consent is not provided within three calendar days of the Company's written request (it being acknowledged and agreed that, for purposes of this Section 6.01, an email sent to each of the Persons set forth on Section 6.01 of the Parent Disclosure Letter or their designees shall be considered a written request) and (B) the Company provides information reasonably requested by Parent with respect to matter for which consent is requested), (ii) as expressly contemplated by this Agreement, (iii) as set forth in Section 6.01 of the Company Disclosure Letter, or (iv) as required by Applicable Law, from the date of this Agreement until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, (x) conduct its business in the ordinary course consistent with past practice, (y) conduct its business in material compliance with all Applicable Laws and (z) to the extent consistent with clauses (x) and (y) of this sentence, use its commercially reasonable efforts to preserve intact its current business organizations and to preserve its relationships with Third Parties (including customers, suppliers, lenders and others having business dealings with the Company or any of its Subsidiaries) (provided, that neither the Company nor any of its Subsidiaries shall be obligated to make any payments or grant any concessions to such Third Parties other than payments in the ordinary course consistent with past practice) and keep available the services of its directors, officers and key employees (provided that neither the Company nor any of its Subsidiaries shall be obligated to increase the compensation of, or make any other payments or grant any concessions to, such directors, officers and employees).  Without limiting the generality of the foregoing, except (i) with the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned, except in the case of Sections 6.01(a), 6.01(b), 6.01(c), 6.01(d), 6.01(e), 6.01(f), 6.01(g), 6.01(i), 6.01(k), 6.01(m), 6.01(p), 6.01(r) or 6.01(t), and provided that such consent will be deemed to have been given by Parent if (A) Parent's response to the Company's written request for such consent is not provided within three calendar days of the Company's written request (it being acknowledged and agreed that, for purposes of this Section 6.01, an email sent to each of the Persons set forth on Section 6.01 of the Parent Disclosure Letter or their designees shall be considered a written request) and (B) the Company provides information reasonably requested by Parent with respect to matter for which consent is requested), (ii) as expressly contemplated by this Agreement, (iii) as set forth in Section 6.01 of the Company Disclosure Letter, or (iv) as required by Applicable Law, the Company shall not, nor shall it permit any of its Subsidiaries to:
          (a)          amend its memorandum and articles of association or other similar organizational documents (whether by merger, consolidation or otherwise);
(b)          (i) split, combine or reclassify any shares, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of its share capital or set any record date therefor, except for dividends by any of its wholly owned Subsidiaries, or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or any Company Subsidiary Securities;
(c)          (i) grant, issue, deliver, transfer or sell any Company Securities or Company Subsidiary Securities or (ii) amend any term of any Company Security or any Company Subsidiary Security;
(d)          (i) acquire (by merger, consolidation, acquisition of shares or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses from any other Person, or make any loans, advances, or capital contributions to or investments in any Person, having a value in excess of $1,000,000 in the aggregate, from any other Person, other than in connection with a capital expenditure permitted pursuant to Section 6.01(l), (ii) merge or consolidate with any other Person or (iii) adopt a plan of complete or partial liquidation, dissolution, recapitalization, restructuring or other similar action;
          (e)          sell, lease, license, abandon, dispose of or otherwise transfer any Subsidiary or any amount of assets, securities, properties, interests or businesses (i) to a Related Party or (ii) for consideration either (A) below market value or (B) in excess of $1,000,000 in the aggregate, other than sales or other dispositions of inventory in the ordinary course of business consistent with past practice to any Person other than a Related Party;
(f)          create, assume, incur or otherwise be liable with respect to any indebtedness for borrowed money (or amend and restate or refinance any existing indebtedness for borrowed money) or issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, or any guarantee of the foregoing or enter into any "keep well" or other agreement to maintain any financial statement condition of another Person, in each case other than (i) incurred or assumed in the ordinary course of business consistent with past practice (including any borrowings under the Company's existing credit facilities and in respect of letters of credit) and in no event in excess of $1,000,000 in the aggregate, (ii) indebtedness incurred between or among the Company or any of its wholly owned Subsidiaries made in the ordinary course of business consistent with past practice, or (iii) accrual of interest, drawdowns, premiums, penalties, fees, expenses and breakage costs under any Company Material Contract existing as of the date hereof;
(g)          prepay, redeem, repurchase, defease, cancel or otherwise terminate (or amend, restate or refinance any existing indebtedness for borrowed money) any indebtedness for borrowed money or any debt securities or warrants of the Company or any of its Subsidiaries (other than scheduled payments of the Company's existing indebtedness when due);
          (h)          (i) grant or increase any severance or termination pay to (or amend any existing severance pay or termination arrangement with) any Company Employee or director of the Company or any Subsidiary, (ii) increase benefits payable under any severance or termination pay policies or employment agreements existing as of the date of this Agreement, (iii) enter into any employment, deferred compensation, retention or other similar agreement (or any amendment to any such existing agreement) with any Company Employee or directors of the Company or any Subsidiary, (iv) establish, adopt or amend any Labor Contract or Company Employee Plan, or (v) increase compensation, bonus or other benefits payable to any Company Employee or director of the Company or any Subsidiary, except for retention bonuses not to exceed $6,000,000 in the aggregate that are payable to employees of the Company and its Subsidiaries (but not to employees of the Manager);
          (i)          pay any success fee or bonus in connection with the Transactions other than to the Persons set forth on Section 6.01(i) of the Company Disclosure Letter in accordance with the fee arrangements disclosed to Parent prior to the date of this Agreement;
(j)          change the Company's methods of accounting or accounting principles or practices, except as required by GAAP or in Regulation S-X of the Exchange Act and approved by its independent public accountants;
          (k)          make, change or revoke any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, file any amended Tax Returns or claims for Tax refunds, enter into any closing agreement, settle or compromise any Tax claim (except for Taxes that become due and payable in the ordinary course of business), audit or assessment, surrender any right to claim a Tax refund, offset or other reduction in Tax liability, or consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment;
          (l)          make any capital expenditure, or incur any obligation or liability in respect thereof, in excess of $5,000,000 in the aggregate, in excess of amounts budgeted for by the Company or its Subsidiaries as described in Section 6.01(l) of the Company Disclosure Letter other than capital expenditures relating to the maintenance of the Company Fleet Assets in the ordinary course of business consistent with past practice or capital expenditures in connection with any drilling contract the entry into which is permitted under this Section 6.01, so long as, in the case of this Section 6.01(l), no such capital expenditure is made to a Related Party;

(m)          create or incur any Lien (except for a Permitted Lien) on any material asset, except as otherwise permitted under this Section 6.01;
          (n)          enter into (or, following entry, terminate, amend, modify or waive rights or claims under) any contract that would have been a Company Material Contract were the Company a party or subject thereto on the date of this Agreement other than (i) the entry into any contract that would have been a Company Material Contract pursuant to Section 4.18(a)(xvi) so long as the day rates and the terms generally are on terms consistent with market practice in the offshore drilling industry at the time of such entry or (ii) renewals of existing Company Material Contracts in the ordinary course of business consistent with past practice;
          (o)          terminate or amend any Company Material Contract or Real Property Lease, or waive, release or assign any material right, claims or benefit of the Company thereunder;
(p)          terminate, renew, suspend, abrogate, amend or modify in any material respect any Company Permit other than in the ordinary course of business consistent with past practice;
          (q)          settle, or offer or propose to settle, any Proceeding or other claim involving or against the Company or any Subsidiary, other than (i) the settlement of Proceedings (other than Proceedings involving any counterclaim) that require payments by the Company or any of its Subsidiaries in an amount not to exceed $2,500,000 in the aggregate, or (ii) the settlement of Proceedings (other than Proceedings involving any counterclaim) disclosed, reflected or reserved against in the most recent financial statements (or notes thereto) of the Company included in the Company SEC Documents for an amount not in excess of the amount so disclosed, reflected or reserved; provided, however, that the foregoing clauses (i) and (ii) shall not permit the Company or any of its Subsidiaries to settle any Proceeding (A) that would involve injunctive or equitable relief, impose any restrictions or changes on the business or operations of the Company or any of its Subsidiaries, involve any admission of any wrongdoing by the Company or any of its Subsidiaries, or involve any license, cross license or similar arrangement with respect to material Intellectual Property owned by the Company or any of its Subsidiaries, (B) for which such settlement is not permitted pursuant to Section 8.08 or (C) that is listed on Section 6.01(q) of the Company Disclosure Letter (the "Specified Litigation"); provided, further, that for the avoidance of doubt, to the extent of any conflict between Section 6.01(k) and this Section 6.01(q), Section 6.01(k) shall control;
          (r)          fail to use commercially reasonable efforts to maintain existing material insurance policies or comparable replacement policies;
(s)          authorize any of, or commit or agree to take any of, the foregoing actions in the preceding Sections 6.01(h), 6.01(j), 6.01(l), 6.01(n), 6.01(o) or 6.01(q); or
(t)          authorize any of, or commit or agree to take any of, the foregoing actions in the preceding Sections 6.01(a), 6.01(b), 6.01(c), 6.01(d), 6.01(e), 6.01(f), 6.01(g), 6.01(i), 6.01(k), 6.01(m), 6.01(p) or 6.01(r).
          Section 6.02          Voting of Shares. The Company shall vote all Parent Registered Shares beneficially owned by it or any of its Subsidiaries in favor of the Parent Share Issuance at the Parent Shareholder Meeting.

          Section 6.03          Access to Information.  From the date of this Agreement until the Effective Time and subject to Applicable Law and the Confidentiality Agreement, the Company shall (a) give Parent and its Representatives, upon reasonable notice, reasonable access during normal business hours to the offices, properties, books and records of the Company and its Subsidiaries, (b) furnish to Parent and its Representatives such financial and operating data and other information as such Persons may reasonably request to the extent not already included in the Company SEC Documents and (c) instruct its Representatives to cooperate with Parent in its investigation of the Company and its Subsidiaries.  Nothing in this Section 6.03 shall require the Company to provide any access, or to disclose any information (i) if providing such access or disclosing such information could reasonably be expected to violate any Applicable Law (including antitrust or privacy laws) or any binding agreement entered into prior to the date of this Agreement or (ii) protected by attorney-client privilege to the extent such privilege cannot be protected by the Company through exercise of its reasonable efforts; provided, however, that if the Company does not provide access or information in reliance on the preceding clause, it shall provide notice to Parent that it is withholding such access or information and shall use its commercially reasonable efforts to communicate, to the extent feasible, the applicable information in a way that would not violate Applicable Law or binding agreement or risk the waiver of attorney-client privilege.
          Section 6.04          No Solicitation; Other Offers.
          (a)          General Prohibitions.  Neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or permit any of its or their Representatives to, directly or indirectly, (i) solicit, initiate or take any action to facilitate or encourage the submission of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or assist, participate in, facilitate or encourage any effort by any Third Party that is seeking to make, or has made, an Acquisition Proposal, (iii) fail to make, withdraw or modify in a manner adverse to Parent the Company Board Recommendation (or recommend an Acquisition Proposal or take any action or make any statement inconsistent with the Company Board Recommendation) (any of the foregoing in this clause (iii), an "Adverse Recommendation Change"), (iv) fail to enforce or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries, (v) approve any transaction under, or any Person becoming an "interested stockholder" under, any Takeover Statutes or (vi) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an Acquisition Proposal.  It is agreed that any violation of the restrictions on the Company set forth in Section 6.04 by any Representative of the Company or any of its Subsidiaries shall be a breach of Section 6.04 by the Company.
          (b)          Exceptions.  Notwithstanding Section 6.04(a), at any time prior to the Company Shareholder Approval:
          (i)          the Company, directly or indirectly through advisors, agents or other intermediaries, may (A) engage in negotiations or discussions with any Third Party and its Representatives that, subject to the Company's compliance with Section 6.04(a), has made after the date of this Agreement a bona fide, written Acquisition Proposal that the Company Board reasonably believes will lead to a Superior Proposal and (B) furnish to such Third Party or its Representatives or financing sources non-public information relating to the Company or any of its Subsidiaries pursuant to an Acceptable Confidentiality Agreement; provided that all such information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, prior to or substantially concurrently with the time it is provided or made available to such Third Party;
          (ii)          Subject to compliance with Section 6.04(d), the Company Board may make an Adverse Recommendation Change following receipt of a Superior Proposal;
          in each case referred to in the foregoing clauses (i) and (ii) only if the Company Board determines in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties under any Applicable Law.
In addition, nothing contained herein shall prevent the Company Board from complying with Rule 14e-2(a) under the Exchange Act with regard to an Acquisition Proposal so long as any action taken or statement made to so comply is consistent with this Section 6.04; provided that any such action taken or statement made that relates to an Acquisition Proposal shall be deemed to be an Adverse Recommendation Change unless the Company Board reaffirms the Company Board Recommendation in such statement or in connection with such action.
          (c)          Required Notices.  The Company Board shall not take any of the actions referred to in Section 6.04 unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action, and, after taking such action, the Company shall continue to advise Parent on a prompt basis of the status and terms of any discussions and negotiations with the Third Party.  In addition, the Company shall notify Parent promptly (but in no event later than 24 hours) after receipt by the Company (or, if received by any of the Company's Representatives, after the Company is informed by such Representative) of any Acquisition Proposal, any indication that a Third Party is considering making an Acquisition Proposal or any request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that may be considering making, or has made, an Acquisition Proposal.  The Company shall provide such notice orally and in writing and shall identify the Third Party making, and the terms and conditions of, any such Acquisition Proposal, indication or request.  The Company shall keep Parent informed, on a prompt basis, of the status, terms of any discussions and details of any such Acquisition Proposal, indication or request, and shall promptly (but in no event later than 24 hours after receipt) provide to Parent copies of all correspondence and written materials that describe any terms or conditions of any Acquisition Proposal sent or provided to the Company or any of its Subsidiaries.  Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of the Company's compliance with this Section 6.04(c).
          (d)          "Last Look".  Further, the Company Board shall not make an Adverse Recommendation Change in response to an Acquisition Proposal (or terminate this Agreement pursuant to Section 10.01(d)(i)), unless (i) the Company promptly notifies Parent, in writing at least three Business Days before taking that action, of its intention to do so, attaching in the case of an Adverse Recommendation Change to be made following receipt of a Superior Proposal, the most current version of any proposed agreement under which such Superior Proposal is proposed to be consummated and the identity of the Third Party making the Acquisition Proposal, and (ii) Parent does not make, within three Business Days after its receipt of that written notification, an offer that in the case of any Adverse Recommendation Change to be made following receipt of a Superior Proposal, is at least as favorable to the shareholders of the Company as such Superior Proposal (it being understood and agreed that any amendment to the financial terms or other material terms of such Superior Proposal shall require a new written notification from the Company and a new three Business Day period under this Section 6.04(d)).
          (e)          Definition of Superior Proposal.  For purposes of this Agreement, "Superior Proposal" means a bona fide, unsolicited written Acquisition Proposal for at least 62.5% of the outstanding Company Common Shares or at least 62.5% of the consolidated assets of the Company and its Subsidiaries, on terms that the Company Board determines in good faith by a majority vote, after considering the written advice of a financial advisor of internationally recognized reputation and outside legal counsel and taking into account all of the applicable terms, conditions, impacts and all legal, financial, regulatory, fiduciary and other aspects of such Acquisition Proposal, including the identity of the Third Party making the proposal, any break-up fees, expense reimbursement provisions and conditions to consummation, are more favorable from a financial point of view to the Company's shareholders than as provided under this Agreement (taking into account any proposal by Parent to amend the terms of this Agreement pursuant to Section 6.04(d)), which the Company Board determines is reasonably likely to be consummated in accordance with its terms, and either (i) for which financing, if a cash transaction (whether in whole or in part), is then fully committed or reasonably expected by the Company Board to be available or (ii) the Company Board determines, after considering the advice of a financial advisor of internationally recognized reputation, that the Third Party making such Acquisition Proposal has sufficient cash on hand to consummate the Acquisition Proposal without financing.
(f)          Obligation to Terminate Existing Discussions.  The Company shall, and shall cause its Subsidiaries and its and their Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party and its Representatives and its financing sources conducted prior to the date hereof with respect to any Acquisition Proposal.
          Section 6.05          Financing Assistance.
          (a)          The Company shall, and shall cause its Subsidiaries to, and shall use its commercially reasonable efforts to cause each of their respective Representatives (including legal, tax, regulatory and accounting advisors) to, provide such cooperation as may be reasonably requested by Parent in connection with the Debt Financing (provided that such cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), which cooperation shall, to the extent requested, include:
          (i)          as promptly as reasonably practicable and in any event no later than the tenth Business Day preceding the Closing Date (such date, the "Delivery Deadline")

provide Parent and the Financing Sources with (A) all historical consolidated balance sheets and related audited and unaudited statements of income, comprehensive income, shareholders' equity and cash flows of the Company and other historical financial information regarding the Company and its Subsidiaries, in either case required to be provided to the Financing Sources by the terms of any commitment letter or agreement entered into with any Financing Source, (B) audited consolidated balance sheets and related audited statements of income, comprehensive income, shareholders' equity and cash flows of the Company for each of the three fiscal years most recently ended more than 90 days prior to the Closing Date, and unaudited consolidated balance sheets and related unaudited statements of income, comprehensive income, shareholders' equity and cash flows of the Company for each subsequent fiscal quarter ended more than 45 days prior to the Closing Date, all such audited and unaudited statements complying with the requirements of Form F-4 for persons being acquired and Regulation S-X under the Securities Act for a non-issuer entity whose financial statements are filed in a registered offering of securities solely to satisfy Rule 3-05 of Regulation S-X, without giving effect to Rule 3-05(b)(4) of Regulation S-X (clauses (A) and (B), collectively, the "Required Financial Information") and (C) such other historical financial and other information regarding the Company and its Subsidiaries as Parent may reasonably request;
          (ii)          as promptly as reasonably practicable, and in any event no later than the Delivery Deadline, provide Parent and the Financing Sources with such information (financial or otherwise) relating to the Company and its Subsidiaries (including information to be used in the preparation of an information package regarding the business, operations and financial condition of Parent and the Company) reasonably necessary for Parent's preparation of customary offering or information documents to be used for the completion of the Debt Financing;
(iii)          cooperate and assist with the reasonable due diligence, rating agency processes and syndication and marketing efforts of Parent, its Representatives and the Financing Sources, including participating in a reasonable number of meetings (including one-on-one meetings with representatives of the Financing Sources, prospective lenders and prospective investors, on the one hand, and senior management and Representatives of the Company, in each case with appropriate seniority and expertise, on the other hand), due diligence sessions (including accounting due diligence sessions), drafting sessions and road shows, at reasonable times and on reasonable notice; provided that the Company and its Representatives will only be required to travel or attend any in person meetings for a period not to exceed five Business Days and each such Representative shall be reasonably compensated for his or her reasonable costs and expenses;
(iv)          assist Parent in preparing customary offering memoranda, rating agency presentations, lender and investor presentations, confidential information memoranda, private placement memoranda, prospectuses, filings with the SEC and other similar documents prepared in connection with the Debt Financing, including delivery and consenting to the inclusion or incorporation of the Required Financial Information and all other historical financial and other information regarding the Company and its Subsidiaries reasonably requested by Parent for use in any offering or information documents to be prepared in connection with the Debt Financing;

(v)          make available, on a customary and reasonable basis and upon reasonable notice, appropriate personnel, including Representatives of the Company and its Subsidiaries, documents and information relating to the Company and its Subsidiaries, in each case, as may be reasonably requested by Parent, the Financing Sources, or as may be requested by the SEC in connection with the completion of the Debt Financing;
(vi)          provide to Parent and the Financing Sources promptly, and in any event at least five Business Days prior to the Closing Date, all documentation and other information about the Company and its Affiliates requested in writing by Parent and required by the Financing Sources or regulatory authorities with respect to the Debt Financing under applicable "know your customer" and anti-money laundering rules and regulations, including the PATRIOT Act;
(vii)          (A) request customary comfort letters from the Company's independent registered public accounting firm (including customary "negative assurances"), (B) request the Company's independent registered public accounting firm to consent to the inclusion or incorporation of their audit reports with respect to the Required Financial Information in any filing or registration statement of Parent with the SEC or any prospectus, offering memoranda, private placement memoranda, marketing material or similar documentation, including by providing customary representation letters, and (C) request the Company's independent registered public accounting firm to reasonably cooperate with Parent and its Representatives, including by participating in accounting due diligence sessions at times and at locations reasonably acceptable to the Company and its independent registered public accounting firm;
(viii)          subject to customary confidentiality provisions, provide customary authorization letters (in a form and on terms reasonably acceptable to the Company) to the Financing Sources authorizing the distribution of information to prospective lenders or investors, including, if requested, containing a representation to the Financing Sources that the public side versions of such documents, if any, do not include material non-public information about the Company or its Affiliates;
(ix)          deliver notices of prepayment and/or notices for termination of commitments within the time periods required by the Credit Agreement and obtain payoff letters, lien terminations and releases and instruments of discharge, all in customary form, to be delivered at Closing providing for the payoff in full on the Closing Date of any amounts due under the Credit Agreement and for the termination of all obligations thereunder (other than other such obligations under the Credit Agreement that expressly by their terms survive such payoff, discharge and termination) and releasing, discharging and terminating any liens and other security interests created under any security documents in connection with the Credit Agreement and all related obligations thereunder and  under each security documents (other than obligations under such security documents that expressly by their terms survive such payoff, discharge and termination);
(x)          assisting in the preparation of, and executing and delivering, one or more credit agreements, unsecured notes, indentures and other definitive financing documents or other customary certificates (but not solvency certificates) and customary documents as may be reasonably requested by Parent which are necessary and customary in connection with the Debt Financing (which agreements, notes, indentures and other documents to which the Company is a party will be conditioned on the consummation of the Transactions);
(xi)          consent to the use of the trademarks, service marks and logos of the Company or any of its Subsidiaries in connection with the Debt Financing; provided that such trademarks, service marks and logos are used solely in a manner that is not intended to or is not reasonably likely to harm or disparage the Company or any of its Subsidiaries; and
(xii)          taking all other corporate actions, subject to the occurrence of the Closing, as may be reasonably necessary to permit the consummation of the Debt Financing.
Notwithstanding the foregoing, (1) neither the Company nor any of its Subsidiaries shall be required to pay any fees, expenses or costs or incur any liability or obligations in connection with the Debt Financing, unless Parent reimburses or is required to indemnify the Company and its Subsidiaries pursuant to this Agreement or otherwise, (2) none of the Company, its Subsidiaries or their respective officers, directors or employees shall be required to execute or enter into or perform under any agreement with respect to the Debt Financing that is not contingent upon the Closing occurring or that would be effective prior to the Effective Time (other than authorization letters contemplated by Section 6.05(a)(viii)), (3) none of the Company, its Subsidiaries or their respective officers, directors or employees shall be required to deliver any certificate that such Person reasonably believes, in good faith, contains any untrue certifications or opinions, and (4) none of the Company, its Subsidiaries or their respective officers, directors or employees shall be required to provide any information the disclosure of which is prohibited or restricted under Applicable Law or the Company's organizational documents or which is legally privileged or which is otherwise subject to the confidentiality provisions.
(b)          The Company shall provide the Required Financial Information, together with the other information required under Section 6.05(a), to Parent in a manner that does not contain any untrue statement of a material fact or omit to state a material fact necessary to make such information, in light of the circumstances under which the statements contained in such information were made, not misleading.  The Company shall notify Parent in writing if the Company determines that (i) any untrue statement of a material fact or omission of any material fact necessary to make such information, in light of the circumstances under which the statements contained in such information were made, not misleading exists with regard to any such information, (ii) any Required Financial Information must be restated or (iii) the Company's independent registered public accounting firm has withdrawn any audit opinion with respect to any financial statements contained in the Required Financial Information.
          (c)          Parent shall, promptly upon written request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys' fees) incurred by the Company or any of its Subsidiaries in satisfying its obligations under this Section 6.05.  Parent, HoldCo and Merger Sub shall, on a joint and several basis, indemnify and hold harmless the Company and its Subsidiaries and their respective Representatives (each an "Indemnified Party") from and against any and all losses, claims, damages, liabilities, costs, reasonable attorneys' fees, judgments, fines, penalties and amounts (including amounts paid in settlement and all interest, assessments and other charges paid or payable in connection with or in respect of any thereof), joint or several, to which such Indemnified Party may become subject, under the Securities Act, the Exchange Act, other Federal or state statutory or other laws or regulations or otherwise, insofar as such losses, claims, damages, liabilities costs, reasonable attorney's fees, judgements fines, penalties, and amounts paid in settlement (or actions in respect thereof) arise out of or are based upon or suffered or incurred in connection with any action taken (or failure to act) by the Financing Sources, Parent, its Subsidiaries, or any of their respective Affiliates or the Company, any of its Subsidiaries or any of their respective Representatives pursuant to this Section 6.05 (other than the use of any information provided by the Company, any of its Subsidiaries or any of their respective Representatives in writing for use in connection with the Debt Financing), except to the extent such losses, claims, damages, liabilities, costs, reasonable attorneys' fees, judgments, fines, penalties and amounts paid in settlement are determined by a final non-appealable judgment of a court of competent jurisdiction to have arisen out of, or resulted from, the gross negligence or willful misconduct of, or a Willful Breach by, the Company, any of its Subsidiaries or any of their respective Representatives.
          Section 6.06          Drag-Along.  The Company shall not take any action to interfere with, delay or frustrate the exercise of the drag-along rights set forth in Article 6 of the Company Memorandum and Articles of Association.  The Company shall take all actions necessary to ensure that (a) the Joint Proxy Statement/Prospectus (and all other proxy materials for the Company Shareholder Meeting) includes a description acceptable to Parent of the drag-along rights set forth in Article 6 of the Company Memorandum and Articles of Association and (b) any proxy card distributed in connection with the Company Shareholder Meeting includes an option allowing holders to propose and vote to effect the Transactions as a Drag-Along Sale pursuant to Article 6 of the Company Memorandum and Articles of Association and grant their proxy to Parent to deliver any required notices on their behalf pursuant to such Drag-Along Sale.  The Company shall also take all actions reasonably requested by Parent to cause the Transactions to be consummated as a Drag-Along Sale, including, if necessary, holding more than one extraordinary general meeting of the shareholders of the Company entitled to vote on the Transactions at which meeting or meetings the Company shall seek the Company Shareholder Approval; provided that such meeting or meetings shall be held at such time or times as are reasonably requested by Parent.
          Section 6.07          Termination of Certain Agreements.  Prior to or at the Effective Time, the Company shall terminate the Management Services Agreements and the transactions contemplated thereby in accordance with and to the extent set forth in Section 6.07 of each of the Company Disclosure Letter and the Parent Disclosure Letter.
ARTICLE 7

 Covenants of Parent
          Section 7.01          Conduct of Parent.  Except with the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), as contemplated by this Agreement, as set forth in Section 7.01 of the Parent Disclosure Letter or as required by Applicable Law, from the date of this Agreement until the Effective Time, neither Parent, HoldCo or Merger Sub shall:
(a)          amend its articles of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise);
(b)          (i) split, combine or reclassify any shares, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of its share capital, other than such dividends or distributions paid at levels approved by Parent's shareholders or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Parent Securities or any Parent Subsidiary Securities, other than in connection with any share buyback or similar program approved by the Parent Board;
          (c)          (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any Parent Registered Shares, other than the issuance of (A) share options, warrants or other equity compensation arrangements in the ordinary course of business consistent with past practices, (B) any Parent Registered Shares upon the exercise of Parent share options, warrants or other equity compensation arrangements that are outstanding on the date of this Agreement or issued in compliance with the preceding clause (A), in each case in accordance with the terms of those options, warrants or other equity compensation arrangements, (C) any Parent Subsidiary Securities to Parent or any other Subsidiary of Parent, (D) shares upon the conversion, exercise or exchange of the Parent Bonds or any portion of the Debt Financing or (E) shares pursuant to any merger, business combination transaction or corporate acquisition; or
(d)          agree, resolve or commit to do any of the foregoing.
          Section 7.02          Obligations of HoldCo and Merger Sub.  Parent shall take all action necessary to cause HoldCo and Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.
          Section 7.03          Voting of Shares.  Parent shall vote all Company Common Shares beneficially owned by it or any of its Subsidiaries in favor of adoption of this Agreement at the Company Shareholder Meeting.
          Section 7.04          Access to Information.  From the date of this Agreement until the Effective Time and subject to Applicable Law and the Confidentiality Agreement, Parent shall (a) give the Company and its Representatives, upon reasonable notice, reasonable access during normal business hours to the offices, properties, books and records of Parent and its Subsidiaries, (b) furnish to the Company and its Representatives such financial and operating data and other information as such Persons may reasonably request to the extent not already provided in the Parent SEC Documents and (c) instruct its Representatives to cooperate with the Company in its investigation of Parent and its Subsidiaries.  Nothing in this Section 7.04 shall require Parent to provide any access, or to disclose any information (i) if providing such access or disclosing such information could reasonably be expected to violate any Applicable Law (including antitrust or privacy laws) or any binding agreement entered into prior to the date of this Agreement or (ii) protected by attorney-client privilege to the extent such privilege cannot be protected by

Parent through exercise of its reasonable efforts; provided, however, that if Parent does not provide access or information in reliance on the preceding clause, it shall provide notice to the Company that it is withholding such access or information and shall use its commercially reasonable efforts to communicate, to the extent feasible, the applicable information in a way that would not violate Applicable Law or binding agreement or risk the waiver of attorney-client privilege.
          Section 7.05          Director and Officer Liability.  Parent shall, and Parent shall cause the Surviving Company, and the Surviving Company hereby agrees, to do the following:
          (a)          For six years after the Effective Time, Parent and the Surviving Company shall indemnify and hold harmless the present and former officers and directors of the Company and its Subsidiaries (each, an "Indemnified Person") against any liability, Proceeding, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur (i) by reason of their own actual fraud or willful default, or (ii) as a result of the insurance policy maintained by the Company not available due to such person's willful failure to disclose to the insurance provider (where, in the absence of such failure to disclose, the insurance maintained by the Company would have otherwise been available).
          (b)          For six years after the Effective Time, Parent shall cause to be maintained in effect all provisions in the Surviving Company's memorandum and articles of association regarding (i) elimination of liability of directors and managers, (ii) indemnification of officers, directors and managers, and (iii) advancement of expenses, in each case, that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of this Agreement.
          (c)          Prior to the Effective Time, the Company shall, or, if the Company is unable to or does not, Parent shall and shall cause the Surviving Company as of the Effective Time to, obtain and fully pay the premium for the non-cancellable extension of the directors' and officers' liability coverage of the Company's existing directors' and officers' insurance policies and the Company's existing fiduciary liability insurance policies (collectively, "D&O Insurance"), in each case for a claims reporting or discovery period of six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time, from an insurance carrier with the same or better credit rating as the Company's current insurance carrier with respect to D&O Insurance, with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company's existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the Transactions); provided that neither the Company nor the Surviving Company shall purchase such a "tail" policy for a premium amount for any one year in excess of 200% of the annual premium currently paid by the Company for such insurance (the "Tail Cap"); provided, further, that if the premiums of such "tail" policy exceed the Tail Cap, the Company, after prior consultation with Parent, may obtain such a "tail" policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding the Tail

Cap.  If the Company or the Surviving Company for any reason fail to obtain such "tail" insurance policies as of the Effective Time, the Surviving Company shall, and Parent shall cause the Surviving Company to, either (i) continue to maintain in effect, for a period of at least six years from and after the Effective Time, the D&O Insurance in place as of the date of this Agreement with the Company's current insurance carrier or with an insurance carrier with the same or better credit rating as the Company's current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company's existing policies as of the date of this Agreement with respect to claims related to any period of time at or prior to the Effective Time or (ii) purchase from the Company's current insurance carrier or from an insurance carrier with the same or better credit rating as the Company's current insurance carrier with respect to D&O Insurance comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are no less favorable than as provided in the Company's existing policies as of the date of this Agreement with respect to claims related to any period of time at or prior to the Effective Time; provided that in no event shall Parent or the Surviving Company be required to expend for such policies pursuant to this sentence a premium amount for any one year in excess of the Tail Cap; and provided, further, that if the premiums of such insurance coverage with respect to any policy year exceed the Tail Cap, the Surviving Company shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding the Tail Cap.
(d)          The rights of each Indemnified Person under this Section 7.04 shall be in addition to any rights such Person may have under the memorandum and articles of association and other governing documents of the Company or any of its Subsidiaries, under Applicable Law under any agreement of any Indemnified Person with the Company or any of its Subsidiaries.  These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.
ARTICLE 8

 Covenants of Parent and the Company
          Section 8.01          Regulatory Undertakings.
          (a)          Upon the terms and subject to the conditions of this Agreement, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, as soon as practicable (and in any event prior to the End Date), the Transactions, including (i) obtaining and maintaining all necessary actions or nonactions, waivers, consents, licenses, permits, authorizations, orders and approvals (collectively, "Approvals") from Governmental Authorities and the making of all other necessary registrations and filings, (ii) obtaining all Approvals from third parties that are necessary or desirable in connection with the Transactions, (iii) the execution and delivery of any additional instruments necessary to consummate any of the Transactions and to fully carry out the purposes of this Agreement and (iv) providing all such information concerning such Party, its Affiliates, its Affiliates' officers, directors, employees and partners as may reasonably be requested in connection with any of the matters set forth in this Section 8.01.  None of the Parties shall, nor shall it permit any of its Affiliates to, acquire or enter into any agreement to acquire (by merger, consolidation, acquisition of equity securities or assets, joint venture or otherwise) any business or any corporation, partnership, limited liability company, joint venture or other business organization or division thereof, if such acquisition would reasonably be expected to impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any Approvals from any Governmental Authority with respect to the Transactions.  Nothing set forth in this Section 8.01 limits, modifies, waives, amends or otherwise adversely affects (A) the Company's rights under Section 6.04 or (B) any Party's rights under Article 10.
          (b)          Subject to Section 8.01(c), each of Parent and the Company shall (i)  make or cause to be made the filings required of such Party or any of its Affiliates under the Antitrust Laws of the Requisite Jurisdictions as soon as reasonably practicable after the date of this Agreement, but not later than the respective timeframes set forth on Section 8.01(b) of each of the Company Disclosure Letter and the Parent Disclosure Letter, (ii) comply with any request for additional information, documents or other materials received by such Party or any of its Affiliates from any Governmental Authority in the Requisite Jurisdictions when practicable and advisable as mutually agreed by the Parties and (iii) subject to Section 8.01(e), cooperate in good faith with the other Party in obtaining all Approvals required under the Antitrust Laws of the Requisite Jurisdictions and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Authority under any Applicable Laws with respect to any such filing or any such Approval.
          (c)          Parent and the Company shall coordinate with respect to the overall strategy relating to the Antitrust Laws, including with respect to any filings, notifications, submissions and communications with or to any antitrust regulatory authority; provided, however, that subject to the other provisions of this Section 8.01, Parent shall make the final determination as to the appropriate course of action and neither Parent nor the Company shall be constrained from complying with Applicable Law.  Each Party shall (i) consult and cooperate with the other Party regarding, allow the other Party to have a reasonable opportunity to review in advance prior to their submission (if applicable), and consider in good faith the views of the other Party regarding the form and content of, any filings, correspondence, written communications, analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of either Party in connection with proceedings under or relating to any Antitrust Laws, (ii) promptly furnish the other Party with copies of all correspondence, filings and written communications between them and their Affiliates and their respective Representatives, on the one hand, and any such Governmental Authority or its respective staff on the other hand, with respect to this Agreement and the Transactions and (iii) give the other Party the opportunity to attend and participate in any in-person meetings, and to the extent reasonably practicable, substantive telephone calls with any Governmental Authority (to the extent permitted by such Governmental Authority) with respect to the subject matter of this Section 8.01 (including with respect to any of the actions referred to in Section 8.01(d) and Section 8.01(e)) and, if the other Party is prohibited by Applicable Laws or such Governmental Authority from attending and participating in any such meetings or calls, keep the other Party reasonably apprised with respect thereto to the extent permitted under Applicable Law.  Each Party shall use its reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to any Applicable Law in connection with the Transactions.  Neither Party will directly or indirectly extend any waiting period under the Antitrust Laws of the Requisite Jurisdictions or enter into any agreement with a Governmental Authority related to this Agreement or the Transactions except with the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed).  Notwithstanding any provisions of this Section 8.01 to the contrary, (A) materials provided to the other Party pursuant to this Section 8.01 may be redacted (1) to remove references concerning the valuation of Parent, the Company or any of their Subsidiaries, (2) as necessary to comply with contractual arrangements, and (3) as necessary to address privilege or confidentiality concerns and (B) each Party shall have the right to designate any information as attorneys' eyes only.
          (d)          In connection with and without limiting Section 8.01(a), but subject to Section 8.01(e), each of Parent and the Company shall use its reasonable best efforts to take such action as may be required to cause the expiration or termination of the waiting periods under the Antitrust Laws of the Requisite Jurisdictions with respect to the Transactions as soon as practicable after the execution of this Agreement (and in any event prior to the End Date), including using its reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Authority under any federal, state or foreign statues, rules, regulations, orders, decrees, administrative or judicial doctrines or other laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, "Antitrust Laws").
          (e)          Notwithstanding anything to the contrary in this Agreement, (i) the Company shall not, without the written consent of Parent, agree to or effect any Antitrust Action and (ii) Parent shall not be required to take or effect any Antitrust Action.
(f)          Parent shall pay, at the time of filing, all applicable fees relating to the filings made by the Parties pursuant to this Section 8.01.
          Section 8.02          Certain Filings; SEC Matters.
          (a)          As promptly as practicable following the date of this Agreement and in any event on or prior to September 28, 2018, (i) the Company and Parent shall jointly prepare and file with the SEC a proxy statement relating to the Company Shareholder Meeting and the Parent Shareholder Meeting (together with all amendments and supplements thereto, the "Joint Proxy Statement/Prospectus") in preliminary form, and (ii) Parent shall prepare and file with the SEC a Registration Statement on Form S-4 which shall include the Joint Proxy Statement/Prospectus (together with all amendments and supplements thereto, the "Registration Statement") relating to the registration of the Parent Registered Shares to be issued to the shareholders of the Company pursuant to the Parent Share Issuance.  The Joint Proxy Statement/Prospectus and Registration Statement shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and other Applicable Law.
(b)          Each of the Company and Parent shall use its reasonable best efforts to have the Joint Proxy Statement/Prospectus cleared by the SEC as promptly as practicable after its filing, and Parent shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after its filing and keep the Registration Statement effective for so long as necessary to consummate the Merger.  Each of the Company and Parent shall, as promptly as practicable after the receipt thereof, provide the other

Party with copies of any written comments and advise the other Party of any oral comments with respect to the Joint Proxy Statement/Prospectus and the Registration Statement received by such Party from the SEC, including any request from the SEC for amendments or supplements to the Joint Proxy Statement/Prospectus and the Registration Statement, and shall provide the other Party with copies of all material or substantive correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand.  Notwithstanding the foregoing, prior to filing the Registration Statement or mailing the Joint Proxy Statement/Prospectus or responding to any comments of the SEC with respect thereto, each of the Company and Parent shall provide the other Party and its counsel a reasonable opportunity to review such document or response (including the proposed final version of such document or response) and consider in good faith the comments of the other Party in connection with any such document or response.  None of Parent or the Company or any of their respective Representatives shall agree to participate in any material or substantive meeting or conference (including by telephone) with the SEC, or any member of the staff thereof, in respect of the Registration Statement or the Joint Proxy Statement/Prospectus unless it consults with Parent or the Company, as applicable, in advance and, to the extent permitted by the SEC, allows Parent or the Company, as applicable, to participate.  Parent shall advise the Company, promptly after receipt of notice thereof, of the time of effectiveness of the Registration Statement, and the issuance of any stop order relating thereto or the suspension of the qualification of Parent Registered Shares for offering or sale in any jurisdiction, and each of the Company and Parent shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.  Each of the Company and Parent shall use its reasonable best efforts to take any other action required to be taken by it under the Securities Act, the Exchange Act, the Cayman Companies Law (solely in the case of the Company) and the rules of the NYSE (solely in the case of Parent) and the NASDAQ (solely in the case of the Company), or requested by the Financial Industry Regulatory Authority, in connection with the filing and distribution of the Joint Proxy Statement/Prospectus and the Registration Statement, and the solicitation of proxies from the shareholders of the Company and the shareholders of Parent thereunder.  Subject to Section 6.04, the Joint Proxy Statement/Prospectus shall include the Company Board Recommendation.
          (c)          The Company, in connection with an Adverse Recommendation Change made in compliance with the terms hereof, may amend or supplement the Joint Proxy Statement/Prospectus solely with respect to the Company Shareholder Meeting pursuant to an amendment or supplement (including by incorporation by reference) to the extent it contains (i) an Adverse Recommendation Change, (ii) a statement of the reason of the Company Board for making such an Adverse Recommendation Change, and (iii) additional information reasonably related to the foregoing.  The Company shall not have any right, and Parent shall have no obligation under this Agreement, to amend or supplement the Joint Proxy Statement/Prospectus with respect to the Parent Shareholder Meeting or the Registration Statement as a result of an Adverse Recommendation Change.
(d)          Parent shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do or cause to be done all things, necessary, proper or advisable under Applicable Laws and the rules and policies of the NYSE and the SEC to list the Parent Registered Shares being registered pursuant to the Registration Statement on the NYSE no later than the Closing Date, subject to official notice of issuance.  Parent shall also use its reasonable best efforts to obtain all necessary state securities law or "blue sky" permits and approvals required to carry out the Transactions (provided that in no event shall Parent be required to qualify to do business in any jurisdiction in which it is not now so qualified or file a general consent to service of process).
(e)          Each of the Company and Parent shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and (to the extent reasonably available to the applicable Party) shareholders and such other matters as may be reasonably necessary or advisable (or as otherwise required in accordance with Applicable Law) in connection with any statement, filing, notice or application made by or on behalf of the Company, Parent or any of their respective Subsidiaries, to the SEC, the NYSE or the NASDAQ in connection with the Merger and the other Transactions, including the Registration Statement and the Joint Proxy Statement/Prospectus.  In addition, each of the Company and Parent shall use its reasonable best efforts to provide information concerning it necessary to enable the Company and Parent to prepare required pro forma financial statements and related footnotes in connection with the preparation of the Registration Statement and the Joint Proxy Statement/Prospectus, if applicable.  Each of the Company and Parent shall use its reasonable best efforts to deliver such representations, reports, historical financial information and other information, and use reasonable best efforts to cause the Company Auditor and Parent Auditor to deliver such consents, as are requested by Parent or the Company in order to comply with the rules and regulations of the SEC and other Applicable Laws applicable to Parent or the Company, including Item 2.01 of Form 8-K and Rule 3-05 of Regulation S-X of the Securities Act.
(f)          If at any time prior to the later of the time of the receipt of the Company Shareholder Approval and the receipt of the Parent Shareholder Approval, any information relating to the Company or Parent, or any of their respective Affiliates, officers or directors, should be discovered by the Company or Parent that, in the reasonable judgment of the Company or Parent, should be set forth in an amendment or supplement to either of the Registration Statement or the Joint Proxy Statement/Prospectus, so that either of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party and an appropriate amendment or supplement describing such information shall promptly be prepared and filed with the SEC and, to the extent required under Applicable Law, disseminated to the shareholders of the Company and the shareholders of Parent.
          Section 8.03          Shareholder Meetings.
          (a)          As promptly as practicable following the effectiveness of the Registration Statement, the Company shall, in consultation with Parent, in accordance with Applicable Law and its organizational documents, (i) establish a record date (the "Company Record Date") for, duly call and give notice of an extraordinary general meeting of the shareholders of the Company entitled to vote on the Transactions (the "Company Shareholder Meeting") at which meeting the Company shall seek the Company Shareholder Approval, which record date shall be no later than 10 days after the date on which the Registration Statement is declared effective under the Securities Act, (ii) cause the Joint Proxy Statement/Prospectus (and all other proxy materials for the Company Shareholder Meeting) to be mailed to its shareholders and (iii) as promptly as practicable and in any event within 45 days after the date of mailing of the Joint Proxy

Statement/Prospectus, duly convene and hold the Company Shareholder Meeting.  Subject to Section 6.04, the Company shall use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part to cause the Company Shareholder Approval to be received at the Company Shareholder Meeting or any adjournment or postponement thereof, and shall comply with all legal requirements applicable to the Company Shareholder Meeting.  The Company shall not, without the prior written consent of Parent, adjourn, postpone or otherwise delay the Company Shareholder Meeting; provided that the Company may, without the prior written consent of Parent, adjourn, postpone or delay the commencement or conclusion of the Company Shareholder Meeting, after consultation with Parent, if the Company believes in good faith that such adjournment, postponement or delay is reasonably necessary to allow reasonable additional time to (A) solicit additional proxies necessary to obtain the Company Shareholder Approval, or (B) distribute any supplement or amendment to the Joint Proxy Statement/Prospectus that the Company Board has determined in good faith after consultation with outside legal counsel is necessary under Applicable Law and for such supplement or amendment to be reviewed by the Company's shareholders prior to the Company Shareholder Meeting.
          (b)          As promptly as practicable following the effectiveness of the Registration Statement, Parent shall, in consultation with the Company, in accordance with Applicable Law and its organizational documents, (i) establish a record date (the "Parent Record Date") for, duly call and give notice of an extraordinary general meeting of the shareholders of Parent to vote on the Authorized Share Capital, the Parent Share Issuance, the related amendments to Parent's articles of association in connection therewith, any other Transactions (as necessary) and one or more "routine" matters under the rules of the New York Stock Exchange (the "Parent Shareholder Meeting") at which meeting Parent shall seek the Parent Shareholder Approval, (ii) cause the Joint Proxy Statement/Prospectus (and all other proxy materials for the Parent Shareholder Meeting) to be mailed to its shareholders within 10 days after the date on which the Registration Statement is declared effective under the Securities Act (the "Mailing Date") and (iii) as promptly as practicable and in any event within 45 days after the Mailing Date, duly convene and hold the Parent Shareholder Meeting.  Parent shall use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part to cause the Parent Shareholder Approval to be received at the Parent Shareholder Meeting or any adjournment or postponement thereof, and shall comply with all legal requirements applicable to the Parent Shareholder Meeting.  Parent shall not, without the prior written consent of the Company, adjourn, postpone or otherwise delay the Parent Shareholder Meeting; provided that Parent may, without the prior written consent of the Company, adjourn, postpone or delay the commencement or conclusion of the Parent Shareholder Meeting, after informing the Company, if Parent believes in good faith that such adjournment, postponement or delay is reasonably necessary to allow reasonable additional time to (A) obtain a quorum, (B) solicit additional proxies necessary to obtain the Parent Shareholder Approval, or (C) distribute any supplement or amendment to the Joint Proxy Statement/Prospectus that Parent has determined in good faith after consultation with outside legal counsel is necessary under Applicable Law and for such supplement or amendment to be reviewed by Parent's shareholders prior to the Parent Shareholder Meeting.
(c)          Notwithstanding (i) any Adverse Recommendation Change, (ii) the public proposal or announcement or other submission to the Company or any of its Representatives of an Acquisition Proposal or (iii) anything in this Agreement to the contrary, unless this Agreement is terminated in accordance with its terms, the obligations of the Company and Parent under Section 8.02 and this Section 8.03 shall continue in full force and effect.
          Section 8.04          Public Announcements.  Except in connection with actions taken pursuant to, and otherwise in accordance with, Section 6.04 and Article 10, each of Parent and the Company shall (a) not issue any such press release or make any such other public statement with respect to this Agreement or the Transactions without the prior consent of the other Party, which shall not be unreasonably withheld, conditioned or delayed, except in respect of any public statement or press release as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, in which case such Party shall use reasonable best efforts to consult with the other Party to extent practicable and (b) consult with each other before scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the Transactions.
          Section 8.05          Further Assurances.  At and after the Effective Time, the officers and directors of the Surviving Company shall be authorized to execute and deliver, in the name and on behalf of the Company, HoldCo or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company, HoldCo or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Company any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger.
          Section 8.06          Confidentiality.  Prior to the Effective Time and after any termination of this Agreement, each of the Parties shall hold, and shall use its best efforts to cause its Representatives to hold, in confidence, unless compelled to disclose by Applicable Law, all confidential documents and information concerning the other Party furnished to it or its Affiliates in connection with the Transactions, except to the extent that such information can be shown to have been (a) previously known on a nonconfidential basis by such Party, (b) in the public domain through no fault of such Party or (c) later lawfully acquired by such Party from sources other than the other Party; provided that each of the Parties may disclose such information to its Representatives in connection with the Transactions and to any Financing Source so long as such Party informs such Persons of the confidential nature of such information and directs them to treat it confidentially.  Each of the Parties shall satisfy its obligation to hold any such information in confidence if it exercises the same care with respect to such information as it would take to preserve the confidentiality of its own similar information.  If this Agreement is terminated, each of the Parties shall, and shall use its best efforts to cause its Representatives to, destroy or deliver to the other Party, upon request, all documents and other materials, and all copies thereof, that it or its Affiliates obtained, or that were obtained on their behalf, from the other Party in connection with this Agreement and that are subject to such confidence.
          Section 8.07          Notices of Certain Events.  Each of the Company and Parent shall promptly notify the other of:
(a)          any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions;

(b)          any notice or other communication from any Governmental Authority in connection with the Transactions;
(c)          any Proceedings commenced or threatened against, relating to, involving or otherwise affecting the Company any of its Subsidiaries or Parent, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement or that relate to the consummation of the Transactions;
(d)          any Circumstance that has had or would reasonably be expected to have a Material Adverse Effect on the Company or a Material Adverse Effect on Parent, as applicable; and
(e)          any Circumstance that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained in this Agreement; provided that a failure to comply with this Section 8.07 shall not constitute the failure of any condition set forth in Article 9 to be satisfied unless the underlying Circumstance would independently result in the failure of a condition set forth in Article 9 to be satisfied.
          Section 8.08          Transaction Litigation.  Each of the Company and Parent shall promptly notify the other of any shareholder Proceedings (including derivative claims) commenced against it or its respective directors or officers relating to this Agreement or any of the Transactions or any matters relating thereto (collectively, "Transaction Litigation") and shall keep the other Party informed regarding any Transaction Litigation and the Specified Litigation.  The Company shall cooperate with Parent in the defense or settlement of any Transaction Litigation and the Specified Litigation and shall give Parent the opportunity to direct the defense or settlement of such Transaction Litigation and Specified Litigation and shall give Parent's advice due consideration with respect to such Transaction Litigation and Specified Litigation.  Prior to the Effective Time, none of the Company or any of its Subsidiaries shall settle or offer to settle any Transaction Litigation or the Specified Litigation without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed).
          Section 8.09          Stock Exchange Delisting.  Each of the Company and Parent agrees to cooperate with the other Party in taking, or causing to be taken, all actions necessary to delist the Company Class A Common Shares from the NASDAQ and terminate its registration under the Exchange Act; provided that such delisting and termination shall not be effective until the Effective Time.
          Section 8.10          Dividends.  Each of the Company and Parent shall coordinate with the other regarding the declaration and payment of dividends in respect of Company Common Shares and Parent Registered Shares and the record dates and payment dates relating thereto, it being the intention of the Company and Parent that no holder of Company Common Shares or Parent Registered Shares shall receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to its Company Common Shares, on the one hand, and Parent Registered Shares any holder of Company Common Shares receives pursuant to the Merger, on the other.
          Section 8.11          Takeover Statutes.  If any Takeover Statute is or may become applicable to any of the Transactions, the Parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to any of the Transactions and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary (including, in the case of the Company and the Company Board, grant all necessary approvals) so that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement, including all actions to eliminate or lawfully minimize the effects of such Takeover Statute on the Merger and the other Transactions.
          Section 8.12          Tax Rulings.
(a)          Parent shall use reasonable best efforts in promptly obtaining, and the Company shall use reasonable best efforts in supporting Parent in promptly obtaining, on behalf of Parent, prior to the Effective Time a Tax ruling from the Swiss Federal Tax Administration (the "SFTA Tax Ruling") relating to (A) the exemption of the Merger and the Parent Share Issuance from the issuance stamp duty and the securities transfer stamp duty and (B) the creation of paid-in capital (reserves from capital contribution) for purposes of Swiss dividend withholding Tax.
(b)          The Company shall promptly provide Parent with all information and documents necessary in connection with obtaining the SFTA Tax Ruling and in furtherance thereof shall promptly inform Parent of any developments which may affect the ruling process.  Each Party shall cooperate with the other Parties in obtaining the SFTA Tax Ruling and shall take the other Parties' reasonable comments into account.
          Section 8.13          Transaction Structure.  Either Parent or the Company may propose changes to the terms of this Agreement in order to change the method of effecting the business combination of Parent and the Company in order to (a) permit or expedite the satisfaction of the conditions to the Parties' obligations to effect the Merger set forth in Article 9 or (b) address the Tax consequences of the Transactions to Parent, the Company or their respective shareholders, and the Parties shall consider such proposed changes in good faith and shall use their reasonable best efforts to enter into amendments to this Agreement to effect such changes as may be mutually agreed by the Parties; provided, that no such change shall (i) alter or change the amount, kind or allocation of the Merger Consideration provided for in this Agreement, (ii) increase any Taxes payable by the holders of Company Common Shares as a result of receiving their portion of the Merger Consideration, (iii) materially impede or delay the receipt of any consents or approvals of or the completion of any filings or registrations with any Governmental Authority in connection with the Transactions, or (iv) materially impede or delay consummation of the Transactions.
          Section 8.14          No Control of Other Party's Business.  Subject to the terms and conditions of this Agreement, nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control the Company's or its Subsidiaries' operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control Parent's or its Subsidiaries' operations prior to the Effective Time.  Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control over its and its Subsidiaries' respective operations.

ARTICLE 9

 Conditions to the Merger
          Section 9.01          Conditions to the Obligations of Each Party.  The obligations of Parent, HoldCo, Merger Sub and the Company to consummate the Merger are subject to the satisfaction of the following conditions:
          (a)          the Company Shareholder Approval shall have been obtained in accordance with the Cayman Companies Law;
          (b)          the Parent Shareholder Approval shall have been obtained in accordance with the rules of the NYSE and Applicable Law of Switzerland;
          (c)          no Applicable Law shall prohibit the consummation of the Merger;
          (d)          all applicable waiting periods (or extensions thereof) relating to each Party's filings made in connection with the Merger under the Antitrust Laws of any of the Requisite Jurisdictions shall have expired or been terminated, and all pre-Closing approvals or clearances reasonably required thereunder shall have been obtained;
(e)          the Authorized Share Capital, the Parent Share Issuance and the related amendments to Parent's articles of association in connection therewith shall have been registered with the commercial register of the Canton of Zug, Switzerland;
(f)          the Registration Statement shall have been declared effective, no stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for such purpose shall be pending before threatened by the SEC; and
(g)          the Parent Registered Shares to be issued in the Parent Share Issuance shall have been approved for listing on the NYSE, subject to official notice of issuance.
          Section 9.02          Conditions to the Obligations of Parent, HoldCo and Merger Sub.  The obligation of Parent, HoldCo and Merger Sub to consummate the Merger is further subject to the satisfaction at or prior to the Effective Time of each of the following conditions:
          (a)          the representations and warranties of the Company set forth in (i) Article 4 (other than Section 4.01, Section 4.02, Section 4.04, Section 4.05, Section 4.06, Section 4.27 and Section 4.29) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except where such failures to be so true and correct (without regard to "materiality," Material Adverse Effect and similar qualifiers contained in such representations and warranties except in the case of the first sentence of Section 4.13) have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (ii) Section 4.05 shall be true and correct (without regard to "materiality," Material Adverse Effect and similar qualifiers contained in such representations and warranties) at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for de minimis inaccuracies, and (iii) Section 4.01, Section 4.02, Section 4.04, Section 4.06, Section 4.27 and

Section 4.29 shall be true and correct (without regard to "materiality," Material Adverse Effect and similar qualifiers contained in such representations and warranties) in all material respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date; provided, however, that representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i), (ii) and (iii), as applicable) only as of such date and period;
          (b)          the Company and its Subsidiaries shall have performed and complied in all material respects with the covenants and obligations under this Agreement, other than the covenants and obligations of the Company set forth in Section 6.05, contemplated to be performed or complied with by the Company or its Subsidiaries prior to the Effective Time;
          (c)          since the date of this Agreement, there shall not have been a Willful Breach of Section 6.05 by the Company or any of its Subsidiaries;
          (d)          since the date of this Agreement, there shall not have been any Circumstance that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;
          (e)          the Management Services Agreements shall have been terminated, in each case in accordance with the terms of Section 6.07 of each of the Company Disclosure Letter and the Parent Disclosure Letter; and
(f)          the Company shall have delivered to Parent a certificate signed by an executive officer of the Company dated as of the date of the Effective Time certifying that the conditions specified in Section 9.02(a), Section 9.02(b) and Section 9.02(c) have been satisfied.
          Section 9.03          Conditions to the Obligations of the Company.  The obligation of the Company to consummate the Merger is further subject to the satisfaction at or prior to the Effective Time of each of the following conditions:
          (a)          the representations and warranties of Parent set forth in (i) Article 5 (other than Section 5.01, Section 5.02, Section 5.04, Section 5.05, Section 5.06, Section 5.18 and Section 5.20) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except where such failures to be so true and correct (without regard to "materiality," Material Adverse Effect and similar qualifiers contained in such representations and warranties except in the case of the first sentence of Section 5.13) have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, (ii) Section 5.05 shall be true and correct (without regard to "materiality," Material Adverse Effect and similar qualifiers contained in such representations and warranties) at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for de minimis inaccuracies, and (iii) Section 5.01, Section 5.02, Section 5.04, Section 5.06, Section 5.18 and Section 5.20 shall be true and correct (without regard to "materiality," Material Adverse Effect and similar qualifiers contained in such representations and warranties) in all material respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date; provided, however, that representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i), (ii) and (iii), as applicable) only as of such date and period;
          (b)          Parent and its Subsidiaries shall have performed and complied in all material respects with the covenants and obligations under this Agreement contemplated to be performed or complied with by Parent and its Subsidiaries prior to the Effective Time;
          (c)          Parent shall have delivered to the Company a certificate signed by an executive officer of Parent dated as of the date of the Effective Time certifying that the conditions specified in Section 9.03(a) and Section 9.03(b) have been satisfied; and
          (d)          since the date of this Agreement, there shall not have been any Circumstance that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.
          Section 9.04          Frustration of Closing Conditions. Neither the Company nor Parent may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 9.01, Section 9.02 or Section 9.03, as the case may be, to be satisfied if such failure was caused by such Party's breach in any material respect of any provision of this Agreement or failure in any material respect to use the standard of efforts required from such Party to consummate the Merger and the other Transactions.
ARTICLE 10

 Termination
          Section 10.01          Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the shareholders of the Company):
          (a)          by mutual written agreement of the Company and Parent;
          (b)          by either the Company or Parent, if:
          (i)          the Merger has not been consummated on or before March 31, 2019 (the "End Date"); provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any Party whose breach in any material respect of any provision of this Agreement (other than Section 6.05) results in the failure of the Merger to be consummated by such time; provided, further, that if the conditions set forth in Section 9.01(d) (or, with respect to matters addressed in Section 9.01(d), Section 9.01(c)) have not been satisfied or waived on or prior to such date, but all other conditions set forth in Article 9 have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing and are capable of being satisfied by such date), then the End Date may be extended for up to an additional two months for each such extension, by either the Company or Parent, with such extensions permitted on one or more occasions, by notice delivered to the other Party, until a date for all such extensions that is no later than September 3, 2019 (in which case the End Date shall be deemed for all purposes to be the latest of such dates);

          (ii)          there shall be any Applicable Law that (A) makes consummation of the Merger illegal or otherwise prohibited or (B) enjoins the Company or Parent from consummating the Merger and such injunction shall have become final and nonappealable (each, a "Regulatory Impediment");
          (iii)          at the Company Shareholder Meeting (including after taking into account any adjournment or postponement thereof in accordance with this Agreement), the Company Shareholder Approval shall not have been obtained; or
          (iv)          at the Parent Shareholder Meeting (including after taking into account any adjournment or postponement thereof in accordance with this Agreement), the Parent Shareholder Approval shall not have been obtained; or
(c)          by Parent, if:
          (i)          (A) an Adverse Recommendation Change shall have occurred, (B) prior to the receipt of the Company Shareholder Approval, the Company Board shall have failed to reaffirm the Company Board Recommendation within five Business Days after receipt of any written request to do so from Parent following the public announcement of an Acquisition Proposal, or (C) after receipt of the Company Shareholder Approval, the Company Board shall have failed to confirm publicly its intention to (subject to all of the applicable conditions contained herein) complete the Transactions within five Business Days after receipt of any written request to do so from Parent following the public announcement of an Acquisition Proposal;
          (ii)          the Company shall have committed a Willful Breach of any of its obligations under Section 6.04, Section 8.02(c) or Section 8.03 in any material respect; provided that in no event shall Parent be entitled to terminate this Agreement on the basis of any breach of Section 8.03 following the receipt of the Company Shareholder Approval; or
          (iii)          a breach of any representation or warranty or failure to perform any covenant or agreement (other than the covenants and agreements set forth in Section 6.05) on the part of the Company set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.02(a) or Section 9.02(b) not to be satisfied, and such condition is incapable of being satisfied by the End Date; or
(d)          by the Company, if:
          (i)          at any time prior to (but not after) receipt of the Company Shareholder Approval (A) the Company Board authorizes the Company, in accordance with Section 6.04, to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal that did not result from a Willful Breach of Section 6.04, (B) concurrently with the termination of this Agreement the Company, in accordance with Section 6.04, enters into an Alternative Acquisition Agreement with respect to a Superior Proposal that did not result from a Willful Breach of Section 6.04 and (C) prior to or concurrently with such termination, the Company pays to Parent the Company Termination Fee pursuant to Section 10.03; or
          (ii)          a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent, HoldCo or Merger Sub set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 9.03(a) or Section 9.03(b) not to be satisfied and to be incapable of being satisfied by the End Date.
The Party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to the other Party.
          Section 10.02          Effect of Termination.  Except as provided in Section 10.03, if this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any Party (or any shareholder, director, officer, employee, agent, consultant or representative of such Party) to the other Parties; provided that if such termination shall result from a Willful Breach, such Party shall be fully liable for any and all liabilities and damages (which the Parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs) incurred or suffered as a result of such failure.  The provisions of this Section 10.02 and Sections 6.05(c), 10.03, 11.06, 11.07, 11.08, 11.09 and 11.10 shall survive any termination of this Agreement pursuant to Section 10.01.
          Section 10.03          Expenses; Termination Fees.
          (a)          If this Agreement is terminated by the Company or Parent pursuant to Section 10.01(b)(iv), then Parent shall pay to the Company $60,000,000 (such amount being the parties' reasonable estimate of the Expenses of the Company) within one Business Day after such termination.
          (b)          If this Agreement is terminated by Parent pursuant to Section 10.01(c)(i) or Section 10.01(c)(ii), then the Company shall pay to Parent $90,000,000 (the "Company Termination Fee") within one Business Day after such termination.
          (c)          If this Agreement is terminated by the Company pursuant to Section 10.01(d)(i) then the Company shall pay to Parent the Company Termination Fee immediately before and as a condition to such termination.
          (d)          If (i) this Agreement is terminated by Parent or the Company pursuant to Section 10.01(b)(i), Section 10.01(b)(iii) or Section 10.01(c)(iii) and at the time of termination all conditions to the consummation of the Merger set forth in Article 9, other than the condition set forth in Section 9.01(a), have been satisfied or waived, (ii) an Acquisition Proposal shall have been made (or, in the case of termination by Parent or the Company pursuant to Section 10.01(b)(iii), publicly announced) after the date of this Agreement and not withdrawn prior to the Company Shareholder Meeting or the applicable breach, as the case may be, and (iii) within 12 months following the date of such termination, the Company or any Subsidiary enters into a definitive agreement with respect to an Acquisition Proposal (which is thereafter consummated) or an Acquisition Proposal shall have been consummated (provided that for purposes of this clause (e), each reference to "15%" in the definition of Acquisition Proposal shall be deemed to be a reference to "62.5%"), then the Company shall pay to Parent the Termination Fee after the consummation of the applicable transaction.
          (e)          Any payment of the Company Termination Fee shall be made by wire transfer of immediately available funds to an account designated in writing by Parent to the Company.
          (f)          Each Party acknowledges that the agreements contained in this Section 10.03 are an integral part of this Agreement, and that, without these agreements, Parent, HoldCo, Merger Sub and the Company would not enter into this Agreement; accordingly, if the Company fails to promptly pay any applicable amount when due pursuant to this Section 10.03, and, in order to obtain such payment, Parent, HoldCo or Merger Sub, as applicable, commences a Proceeding that results in a judgment against the Company for the fee set forth in this Section 10.03 or any portion of such fee, then the Company shall pay to Parent all reasonable costs and expenses (including reasonable attorneys' fees and expenses) incurred by Parent, its Affiliates and Representatives in connection with such suit, together with interest on such amount at the prime rate published in The Wall Street Journal on the date such payment was required to be made through the date of payment.  Except as set forth in the preceding sentence or in the case of fraud, Parent, HoldCo and Merger Sub agree that, upon any termination of this Agreement under circumstances where the Company Termination Fee is payable by the Company pursuant to this Section 10.03 and such Company Termination Fee is paid in full, Parent, HoldCo and Merger Sub shall be precluded from any other remedy against the Company, at law or in equity or otherwise, and neither Parent, HoldCo nor Merger Sub shall seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the Company or any of the Company's Subsidiaries or any of their respective directors, officers, employees, partners, managers, shareholders or Affiliates or their respective Representatives in connection with this Agreement or the Transactions.
          (g)          Parent shall pay, or cause to be paid, to the Company a fee equal to $132,500,000 (the "Parent Termination Fee") if this Agreement is terminated (i) by the Company or Parent pursuant to Section 10.01(b)(i) (in the case of termination by Parent, only under circumstances in which the Company has a concurrent right to terminate pursuant to Section 10.01(b)(i)) and, as of the End Date, one or more of the conditions set forth in Section 9.01(d) (or, with respect to matters addressed in Section 9.01(d), Section 9.01(c)) shall not have been satisfied or waived and all other conditions set forth in Article 9 to the obligation of Parent to consummate the Merger have been satisfied or waived (other than any such conditions that by their nature cannot be satisfied until the Closing Date but subject to such conditions being capable of being satisfied or waived by Parent if the Closing Date were the date of termination), or (ii) by the Company or Parent pursuant to Section 10.01(b)(ii) in the event a Regulatory Impediment relates to an Antitrust Law; provided that, solely in the case of Section 10.03(g)(ii), Parent shall have no obligation to pay, or cause to be paid, to the Company the Parent Termination Fee if (A) there shall have been a Willful Breach of this Agreement by the Company or any of its Subsidiaries or (B) the condition set forth in Section 9.02(d) shall not have been satisfied.  The Parent Termination Fee shall be paid within one Business Day after such termination by wire transfer of immediately available funds to an account designated in writing by the Company to Parent.  Each Party acknowledges that the agreements contained in this Section 10.03(g) are an integral part of this Agreement, and that, without these agreements, Parent, HoldCo, Merger Sub and the Company would not enter into this Agreement; accordingly, if Parent fails to promptly pay any applicable amount when due pursuant to this Section 10.03(g), and, in order to obtain such payment, the Company commences a Proceeding that results in a judgment against Parent for the fee set forth in this Section 10.03(g) or any portion of such fee, then Parent shall pay to the Company all reasonable costs and expenses (including reasonable attorneys' fees and expenses) incurred by the Company, its Affiliates and Representatives in connection with such suit, together with interest on such amount at the prime rate published in The Wall Street Journal on the date such payment was required to be made through the date of payment.  Except as set forth in the preceding sentence or in the case of fraud, the Company agrees that, upon any termination of this Agreement under circumstances where the Parent Termination Fee is payable by Parent pursuant to this Section 10.03(g) and such Parent Termination Fee is paid in full, the Company shall be precluded from any other remedy against Parent, at law or in equity or otherwise, and the Company shall not seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against Parent or any of Parent's Subsidiaries or any of their respective directors, officers, employees, partners, managers, shareholders or Affiliates or their respective Representatives in connection with this Agreement or the Transactions.
ARTICLE 11

 Miscellaneous
          Section 11.01          Notices.  All notices, requests and other communications to any Party hereunder shall be in writing (including electronic mail transmission) and shall be given, if to Parent, to:

Transocean Ltd. Turmstrasse 30 CH-6312 Steinhausen Switzerland Attention: Sandro Thoma Email: sandro.thoma@deepwater.com if to HoldCo or Merger Sub, to:

c/o Ogier Global (Cayman) Limited 89 Nexus Way Camana Bay Grand Cayman Cayman Islands KY1-9009 Attention: Steve McFadin Email: steve.mcfadin@deepwater.com with a copy to:

King & Spalding LLP 125 Old Broad Street London EC2N 1AR Attention: Martin J. Hunt Email: mhunt@kslaw.com

King & Spalding LLP 1180 Peachtree Street Atlanta, Georgia 30309 Attention: Keith M. Townsend Zachary L. Cochran E-mail: ktownsend@kslaw.com zcochran@kslaw.com

Homburger AG Prime Tower Hardstrasse 201 CH-8005 ZürichAttention: David Oser Email: david.oser@homburger.ch

Ogier 89 Nexus Way Camana Bay Grand Cayman Cayman Islands KY1-9009 Attention: Bradley Kruger Email: bradley.kruger@ogier.com if to the Company, to:

Ocean Rig UDW Inc. Ocean Rig Cayman Management Services SEZC Limited 3rd Floor Flagship Building Harbour Drive, Grand Cayman Cayman Islands KY1-1003 Attention: Pankaj Khanna Email: pk@ocean-rig.com with a copy to:

Seward & Kissel LLP One Battery Park Plaza New York, New York 10004 Attention: James E. Abbott Gary J. Wolfe Keith Billotti Email: abbott@sewkis.com wolfe@sewkis.com billotti@sewkis.com or to such other address or electronic mail address as such Party may hereafter specify for the purpose by notice to the other Parties.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.
          Section 11.02          Survival.  The representations, warranties, covenants and agreements contained in this Agreement and in any certificate or other writing delivered pursuant to this Agreement shall not survive the Effective Time, except for the covenants and agreements set forth in Article 2, Section 7.04 and this Article 11.
          Section 11.03          Amendments and Waivers.
(a)          Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party to this Agreement or, in the case of a waiver, by each Party against whom the waiver is to be effective; provided that after the Company Shareholder Approval has been obtained there shall be no amendment or waiver that would require the further approval of the shareholders of the Company under Applicable Law without such approval having first been obtained; provided further that this Section 11.03, Section 11.06, Section 11.15 and any other provision of this Agreement permitting an amendment, supplement, waiver or other modification of this Section 11.03, Section 11.06 or Section 11.15 may not be amended, supplemented, waived or otherwise modified without the prior written consent of the Financing Sources.
(b)          No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.
          Section 11.04          Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense.

          Section 11.05          Disclosure Letter and SEC Document References.
(a)          The Parties agree that any reference in a particular Section of either the Company Disclosure Letter or the Parent Disclosure Letter shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the relevant Party that are contained in the corresponding Section of this Agreement and (ii) any other representations and warranties of such Party that are contained in this Agreement to the extent that such disclosure is set forth with such specificity that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such Sections.  The mere inclusion of an item in either the Company Disclosure Letter or the Parent Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact or Circumstance or that such item has had or would reasonably be expected to have a Material Adverse Effect on the Company or a Material Adverse Effect on Parent, as applicable.
(b)          The Parties agree that in no event shall any disclosure contained in any part of any Company SEC Document or Parent SEC Document entitled "Risk Factors", "Forward-Looking Statements", "Cautionary Statement Regarding Forward-Looking Statements", "Special Note on Forward Looking Statements" or "Forward Looking Information" or containing a description or explanation of "Forward-Looking Statements" or any other disclosures in any Company SEC Document or Parent SEC Document that are cautionary, predictive or forward-looking in nature be deemed to be an exception to (or a disclosure for purposes of) any representations and warranties of any Party contained in this Agreement.
          Section 11.06          Binding Effect; Benefit; Assignment.
(a)          The provisions of this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns, and no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the Parties and their respective successors and assigns, other than: (i) with respect to the provisions of Section 7.05 which shall inure to the benefit of the persons or entities benefiting therefrom who are intended to be third-party beneficiaries thereof, (ii) at and after the Effective Time, the rights of the former holders of Company Common Shares to receive the Merger Consideration in accordance with the terms and conditions of this Agreement, in each case, in accordance with the terms and conditions of this Agreement, and (iii) the Financing Sources with respect to the provisions of Section 11.03, this Section 11.06 and Section 11.15.
(b)          No Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of each other Party, except that Parent may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to any Person after the Closing, and HoldCo and Merger Sub each may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to any other wholly owned Subsidiary of Parent; provided that such transfer or assignment shall not (i) relieve Parent, HoldCo or Merger Sub of its obligations hereunder or enlarge, alter or change any obligation of any other Party or due to Parent, HoldCo or Merger Sub or (ii) materially delay the consummation of the Merger or any of the other Transactions.

          Section 11.07          Governing Law.  This Agreement shall be interpreted, construed and governed by and in accordance with the laws of the State of New York without regard to the conflicts of law principles thereof.  Notwithstanding the foregoing, the following matters arising out of or relating to this Agreement shall be construed, performed and enforced in accordance with the laws of the Cayman Islands in respect of which the Parties hereby irrevocably submit to the non-exclusive jurisdiction of the courts of the Cayman Islands:  the Merger, the vesting of the rights, property, choses in action, business, undertaking, goodwill, benefits, immunities and privileges, contracts, obligations, claims, debts and liabilities of Merger Sub in the Company, the cancellation of the Company Common Shares, the rights provided in Section 238 of the Cayman Companies Law, the fiduciary or other duties of the Company Board and the board of directors of Merger Sub and the internal corporate affairs of the Company and Merger Sub.
          Section 11.08          Jurisdiction; Venue; Process Agent.
          (a)          Subject to Section 11.07, each of the Parties (i) irrevocably consents to the service of the summons and complaint and any other process in any Proceeding relating to the Transactions, on behalf of itself or its property, in accordance with Section 11.01 and Section 11.08(b) or in such other manner as may be permitted by Applicable Law, and nothing in this Section 11.08 shall affect the right of any Party to serve legal process in any other manner permitted by Applicable Law, (ii) irrevocably and unconditionally consents and submits itself and its property to the exclusive general jurisdiction of the Chosen Courts in connection with any dispute that arises out of this Agreement or the Transactions, or for recognition and enforcement of any judgment in respect thereof, (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such Chosen Courts, (iv) agrees that any actions or proceedings arising in connection with this Agreement or the Transactions shall be brought, tried and determined only in the Chosen Courts, (v) waives any objection that it may now or hereafter have to the venue of any such Proceeding in any such Chosen Courts or that such Proceeding was brought in an inconvenient court and agrees not to plead or claim the same and (vi) agrees that it shall not bring any action relating to this Agreement or the Transactions in any court other than the Chosen Courts.  Each of Parent, HoldCo, Merger Sub and the Company agrees that a final judgment in any Proceeding in the Chosen Courts shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.
          (b)          EACH OF PARENT, HOLDCO, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY DESIGNATES THE CORPORATION TRUST COMPANY (IN SUCH CAPACITY, THE "PROCESS AGENT"), WITH AN OFFICE AT 111 EIGHTH AVENUE, 13TH FLOOR, NEW YORK, NEW YORK, 10011, AS ITS DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, FOR AND ON ITS BEHALF SERVICE OF PROCESS IN SUCH JURISDICTION IN ANY PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER AGREEMENT EXECUTED IN CONNECTION WITH THIS AGREEMENT, AND SUCH SERVICE SHALL BE DEEMED COMPLETE UPON DELIVERY THEREOF TO THE PROCESS AGENT; PROVIDED THAT IN THE CASE OF ANY SUCH SERVICE UPON THE PROCESS AGENT, THE PARTY EFFECTING SUCH SERVICE SHALL ALSO DELIVER A COPY THEREOF TO EACH OTHER SUCH PARTY IN THE MANNER PROVIDED IN SECTION 11.01 OF THIS AGREEMENT.  EACH PARTY SHALL TAKE ALL SUCH ACTION AS MAY BE NECESSARY TO CONTINUE SAID

APPOINTMENT IN FULL FORCE AND EFFECT OR TO APPOINT ANOTHER AGENT SO THAT SUCH PARTY WILL AT ALL TIMES HAVE AN AGENT FOR SERVICE OF PROCESS FOR THE ABOVE PURPOSES IN NEW YORK, NEW YORK.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE PROCESS IN ANY MANNER PERMITTED BY APPLICABLE LAW.
          Section 11.09          WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.
          Section 11.10          WAIVERS IRREVOCABLE. EACH PARTY EXPRESSLY ACKNOWLEDGES THAT THE WAIVERS IN SECTION 11.08(A) AND SECTION 11.09 ARE INTENDED TO BE IRREVOCABLE UNDER THE LAWS OF THE STATE OF NEW YORK AND OF THE U.S.
          Section 11.11          Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each Party shall have received a counterpart of this Agreement signed by all of the other Parties.  Until and unless each Party has received a counterpart of this Agreement signed by all of the other Parties, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).  The exchange of a fully executed Agreement by electronic transmission in .PDF format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.
          Section 11.12          Entire Agreement.  This Agreement and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, among the Parties with respect to the subject matter of this Agreement.
          Section 11.13          Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party.  Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.
          Section 11.14          Specific Performance.  The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms of this Agreement and that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the Chosen Courts, or the courts of the Cayman Islands in respect of any Cayman Islands matters set forth in Section 11.07, in addition to any other remedy to which they are entitled at law or in equity, and the Parties hereby waive any requirement for the posting of any bond or similar collateral in connection therewith.  The Parties hereby agree to waive in any action for specific performance of any such obligation (other than in connection with any action for temporary restraining order) the defense that a remedy at law would be adequate.
          Section 11.15          No Recourse to Financing Sources.
          (a)          Notwithstanding anything herein to the contrary, each Party agrees that neither it, nor any of its former, current or future Related Parties, shall have any claim against any Financing Source, any lender participating in the Debt Financing or any of their respective former, current or future general or limited partners, stockholders, managers, members, agents, representatives, Affiliates, successors or assigns (each, a "Finance Related Party"), nor shall any Finance Related Party have any liability whatsoever to any former, current or future Related Party, in connection with the Debt Financing or in any way relating to this Agreement, whether at law, in equity, in contract, in tort or otherwise, in each case, whether arising, in whole or in part, out of comparative, contributory or sole negligence by any Finance Related Party.
          (b)          Notwithstanding anything to the contrary in this Agreement, (i) no amendment or modification to this Section 11.15 (or amendment or modification with respect to any related definitions as they affect this Section 11.15) shall be effective without the prior written consent of each Financing Source or Finance Related Party and (ii) each Financing Source and Finance Related Party shall be an express third party beneficiary of, and shall have the right to enforce, this Section 11.15.
          (c)          Each of the Parties agrees that, Section 11.07 notwithstanding, this Section 11.15 shall be interpreted, and any Proceeding relating to this Section 11.15, shall be governed by the Laws of the State of New York without regard to the conflict of laws provisions thereof that would cause the laws of another state to apply.
          (d)          Notwithstanding anything to the contrary contained elsewhere herein (including Section 11.07), the Parties hereby further agree that no Party will bring any Proceeding against any Financing Source in any way relating to this Agreement, the Debt Financing, or any of the transactions contemplated hereby or thereby, including any dispute arising out of or relating in any way to a commitment letter, engagement letter or any other letter or agreement related to any of the Debt Financing or the performance thereof, in any forum other than any New York State court sitting in the borough of Manhattan (and appellate courts thereof), or, if, under Applicable Law, exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof) and each of the Parties consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.
[The remainder of this page has been intentionally left blank; signature pages follow.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

OCEAN RIG UDW INC.

By:	/s/ Iraklis Sbarounis
Name: Iraklis Sbarounis Title: Director/Chief Financial Officer and Secretary

[Signature Page to Merger Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.
TRANSOCEAN LTD.

By:	/s/ Sandro Thorna
Name: Sandro Thorna
Title: Corporate Secretary

TRANSOCEAN OCEANUS HOLDINGS LIMITED

By:	/s/ C. Stephen McFadin
Name: C. Stephen McFadin
Title: President

TRANSOCEAN OCEANUS LIMITED

By:	/s/ C. Stephen McFadin
Name: C. Stephen McFadin
Title: President

[Signature Page to Merger Agreement]